As filed with the Securities and Exchange Commission on October 17, 2001
                                                   Registration No. __________
==============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             CELERITY SYSTEMS, INC.
                       (Name of Registrant in Our Charter)
           Delaware                     5136                 52-2050585
 (State or Other Jurisdiction     (Primary Standard        (I.R.S. Employer
       of Incorporation              Industrial           Identification No.)
       or Organization)          Classification Code
                                       Number)
   122 PERIMETER PARK DRIVE                             KENNETH D. VAN METER
  KNOXVILLE, TENNESSEE 37922                          122 PERIMETER PARK DRIVE
        (865) 539-5300                               KNOXVILLE, TENNESSEE 37922
(Address and telephone number                              (865) 539-5300
         of Principal
    Executive Offices and                           (Name, address and telephone
 Principal Place of Business)                       number of agent for service)

                                   Copies to:
          Clayton E. Parker, Esq.                       Troy J. Rillo, Esq.
        Kirkpatrick & Lockhart LLP                   Kirkpatrick & Lockhart LLP
       201 S. Biscayne Boulevard                    201 S. Biscayne Boulevard
              Suite 2000                                     Suite 2000
           Miami, Florida 33131                         Miami, Florida 33131
              (305) 539-3300                               (305) 539-3300
     Telecopier No.: (305) 358-7095               Telecopier No.: (305) 358-7095

      Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                        CALCULATION OF REGISTRATION FEE
=============================================================================================================
                                                                                   Proposed
                                                                    Proposed       Maximum
                                                                     Maximum      Aggregate      Amount Of
     Title Of Each Class Of                       Amount To Be    Offering Price   Offering    Registration
   Securities To Be Registered                    Registered       Per Share(1)   {Price (1)        Fee
-------------------------------------------------------------------------------------------------------------
Common stock, par value $0.001 per share        66,645,721 Shares    $0.075        $4,998,429      $1,249.61
Common stock underlying preferred stock         39,500,000 Shares    $0.075        $2,962,500        $740.63
Common stock underlying options                    664,380 Shares    $0.075           $49,828         $12.46
Common stock underlying warrants                12,871,147 Shares    $0.075          $965,336        $241.33
Common stock underlying convertible debentures 108,759,363 Shares    $0.075        $8,156,952      $2,039.24
-------------------------------------------------------------------------------------------------------------
TOTAL                                          228,440,611 Shares    $0.075       $17,133,045      $4,283.27
=============================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of October 14, 2001.

                                  -----------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   Subject to completion, dated October 17, 2001

                             CELERITY SYSTEMS, INC.
                       228,440,611 SHARES OF COMMON STOCK


         This prospectus relates to the sale of up to 228,440,611 shares of our common stock by certain persons who are, or will become, stockholders of Celerity. Please refer to "Selling Stockholders" beginning on page 13. Celerity is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. Celerity will, however, receive proceeds from the sale of common stock under the Equity Line of Credit. All costs associated with this registration will be borne by us. Celerity has also agreed to pay Yorkville Advisors, LLC a fee of 10.0% of the proceeds raised by us under the Equity Line of Credit.


         The shares of common stock are being offered for sale on a "best efforts" basis by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.


         The selling stockholders consist of:

            o Cornell Capital Partners and holders of convertible debentures that intend to sell up to 164,314,919 shares of common stock.

            o   Other  selling   stockholders,   which  intend  to  sell  up  to
                64,125,692   shares  of  common   stock   purchased  in  private
                offerings.


         Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit Agreement. Cornell Capital Partners, L.P. will pay Celerity 82% of the market price of our common stock. The 18% discount on the purchase of the common stock to be received by Cornell Capital Partners, L.P. will be an underwriting discount.


         Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "CLRT." On October 14, 2001, the last reported sale price of our common stock on the Over-the-Counter Bulletin Board was $0.075 per share.


         THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.


         PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 7.


                         PRICE TO  PUBLIC*    PROCEEDS TO SELLING SHAREHOLDERS


             Per share        $0.075                     $0.075
                              ------                     ------

               Total          $0.075                   $17,133,045
                              ======                   ===========

         With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no underwriter or any other person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate sixty days after Cornell Capital Partners has advanced $10.0 million or June 14, 2003, whichever occurs first. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.


         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


              The date of this prospectus is ___________ ___, 2001.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY.............................................................3
SUMMARY FINANCIAL INFORMATION..................................................5
RISK FACTORS...................................................................7
FORWARD-LOOKING STATEMENTS....................................................12
SELLING STOCKHOLDERS..........................................................13
USE OF PROCEEDS...............................................................18
DILUTION......................................................................19
CAPITALIZATION................................................................20
EQUITY LINE OF CREDIT.........................................................21
PLAN OF DISTRIBUTION..........................................................23
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................24
DESCRIPTION OF BUSINESS.......................................................30
MANAGEMENT....................................................................38
DESCRIPTION OF PROPERTY.......................................................43
LITIGATION PROCEEDINGS........................................................43
PRINCIPAL SHAREHOLDERS........................................................44
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................48
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
COMMON EQUITY AND OTHER SHAREHOLDER MATTERS...................................50
DESCRIPTION OF SECURITIES.....................................................51
EXPERTS.......................................................................52
LEGAL MATTERS.................................................................52
AVAILABLE INFORMATION.........................................................53
FINANCIAL STATEMENTS.........................................................F-1


------------------------------------------------------------------------------

         We intend to distribute to our shareholders annual reports containing audited financial statements. Our audited financial statements for the fiscal year December 31, 2000, were contained in our Annual Report on Form 10-KSB.

                               PROSPECTUS SUMMARY


                                   OUR COMPANY

         Celerity develops and manufactures digital video servers and digital set top boxes for the interactive television and high speed Internet market. We have developed a new digital set top box called the T6000. The T6000 makes television sets Internet ready, allowing users to send e-mails, surf the Internet and interact with new forms of entertainment from a television set.

         In the near-term, Celerity expects to focus its sales efforts in the following market segments:

              o MULTIPLE DWELLING UNITS. We believe this market segment is attractive as these multiple dwelling units permit us an opportunity to install our products in a large number of units by contracting with a single property owner. These installations can be made in new developments or existing structures.

              o HOSPITALITY. We also believe that the hospitality (E.G., hotels) market is promising because installations can occur in multiple units at a single property. Again, these installations can be made in new developments or existing structures.

              o EDUCATION. We have also targeted the education market because, we believe, federal, state and local governments will over the near-term increase spending to improve technology in the education market.


                                    ABOUT US

         Our principal office is located at 122 Perimeter Park Drive, Knoxville, Tennessee 37922, telephone number (865) 539-5300.


                                  THE OFFERING

         This offering relates to the sale of common stock by certain persons who are, or will become, our stockholders. The selling stockholders consist of:

          o Cornell Capital Partners and holders of convertible debentures that intend to sell up to 164,314,919 shares of common stock.

          o Other selling stockholders, which intend to sell up to 64,125,692 shares of common stock purchased in private offerings.

         Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell to Cornell Capital Partners, L.P. shares of common stock for a total purchase price of $10.0 million. Cornell Capital Partners, L.P. will purchase the shares of our common stock for a 18% discount to the prevailing market price of our common stock. Cornell Capital Partners, L.P. intends to sell any shares purchased under the Equity Line of Credit at the then prevailing market price. This prospectus relates to the shares of our common stock to be issued under the Equity Line of Credit.

COMMON STOCK OFFERED                               228,440,611 shares by selling
                                                   stockholders

OFFERING PRICE                                     Market price

COMMON STOCK OUTSTANDING BEFORE THE OFFERING(1)    67,607,657 shares




-------------------
(1 This table excludes outstanding options, warrants, convertible debentures and preferred stock, which, if exercised or converted into shares of common stock, together with the shares of common stock to be issued under the Equity Line of Credit, would result in Celerity issuing an additional 184,779,720 shares of common stock.

USE OF PROCEEDS                                   We  will  not   receive   any
                                                   proceeds    of   the   shares
                                                   offered   by   the    selling
                                                   stockholders. Any proceeds we
                                                   receive  from the sale of our
                                                   common stock under the Equity
                                                   Line of  Credit  will be used
                                                   for     general     corporate
                                                   purposes.


RISK FACTORS                                       The securities offered hereby
                                                   involve a high degree of risk
                                                   and   immediate   substantial
                                                   dilution.  See "Risk Factors"
                                                   and "Dilution."

OVER-THE-COUNTER BULLETIN BOARD SYMBOL             CLRT

                          SUMMARY FINANCIAL INFORMATION

         The following information was taken from Celerity's financial statements for the quarter ended June 30, 2001 (unaudited) and the year ended December 31, 2000 (audited) appearing elsewhere in this filing. This information should be read in conjunction with such financial statements and the notes thereto. In management's opinion all adjustment (consisting of normal recurring items) considered necessary for a fair presentation have been included.

                                                    FOR THE SIX MONTHS ENDED           FOR THE YEAR ENDED
                                                         JUNE 30, 2001                  DECEMBER 31, 2000
                                                ------------------------------- ----------------------------
STATEMENT OF OPERATION DATA:

Revenues
                                                        $          2,400                 $             --
Cost of revenues                                                   3,240                          717,755
                                                      ------------------               ------------------
    Gross margin                                                   (840)                        (717,755)
Operating expenses                                             1,343,310                        3,666,014
                                                      ------------------               ------------------
    Loss from operations                                     (1,344,150)                      (4,383,769)
Interest expense                                               (228,691)                        (930,740)
Income on equity warrant liability                               491,048                               --
Other income                                                      18,380                          (8,084)
                                                      ------------------               ------------------
    Loss from continuing operations                     $    (1,063,415)                 $    (5,322,593)

Discontinued operations:
    Income on disposal of discontinued CD-ROM
    segment                                                           --                          35,094
Cumulative effect of change in accounting method               2,598,813                              --
                                                      ------------------               -----------------
    Net income (loss)                                          1,535,400                      (5,287,499)
Amortization of beneficial conversion feature
    and accretion of redeemable convertible
    preferred stock                                            (144,335)                           33,942
Accretion of redeemable preferred stock                               --                          298,966
                                                      ------------------               ------------------
    Net income (loss) applicable to common
    shareholders                                        $      1,391,065                 $    (5,620,407)
                                                      ==================               ==================
Basic and diluted income (loss) per common
    shares:
    Loss from continuing operations                     $           0.02                 $         (0.49)
    Discontinued operations                                           --                               --
    Cumulative effect of change in accounting
    method                                                          0.05                               --
                                                      ------------------               ------------------
Net income (loss) per share to common
    shareholders                                        $           0.03                 $         (0.49)
                                                      ==================               ==================


                                                              JUNE 30, 2001                  DECEMBER 31, 2000
                                                        --------------------------- -----------------------------
BALANCE SHEET DATA:

Cash
                                                             $        54,453                  $           10,366
Inventory, net                                                     1,746,685                             400,157
    Total current assets                                           1,802,138                             410,523
Property and equipment, net                                          560,687                             100,375
    Total assets                                                   2,559,500                             609,043
Accounts payable                                                   1,496,430                             684,103
Equity warrant liability                                           1,137,874                                  --
    Total current liabilities                                      3,701,164                           1,863,112
Long-term debt and capital lease obligations
    less current maturities                                                                              530,425
                                                                   1,027,835
    Total liabilities                                              4,728,999                           2,393,537
Series A convertible preferred stock                                      --                             168,357
Series B convertible preferred stock                                 144,334                                  --
Common stock                                                          49,858                              24,641
Additional paid-in capital                                        29,991,258                          30,407,547
Treasury stock                                                     (227,500)                           (227,500)
Equity placement fee                                             (1,363,975)                                  --
Accumulated deficit                                             (30,766,474)                        (32,157,539)
    Total stockholders' equity                                   (2,316,833)                         (1,952,851)
    Total liabilities, redeemable preferred
    stock and stockholders' equity
                                                             $     2,559,500                  $          609,043


                                  RISK FACTORS

         We are subject to various risks which may materially harm our business, financial condition and results of operations. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.


                          RISKS RELATED TO OUR BUSINESS

WE HAVE HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE

         We have historically lost money. In the six months ended June 30, 2001 and year ended December 31, 2000, we sustained losses from continuing operations of $1.1 million and $5.3 million, respectively. Future losses are likely to occur. Accordingly, we may experience significant liquidity and cash flow problems if we are not able to raise additional capital as needed and on acceptable terms. No assurances can be given that we will be successful in reaching or maintaining profitable operations.

WE WILL NEED TO RAISE ADDITIONAL CAPITAL TO FINANCE OPERATIONS

         Our operations have relied almost entirely on external financing to fund our operations. Such financing has historically come from a combination of borrowings from and sale of common stock to third parties and funds provided by certain officers and directors. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing will be required to cover our operating costs. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. The sale of our common stock to raise capital may cause dilution to our existing shareholders. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price.

THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN DUE TO RECURRING LOSSES AND WORKING CAPITAL SHORTAGES, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING

         The report of our independent accountants on our December 31, 2000 financial statements included an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern due to recurring losses and working capital shortages. Our ability to continue as a going concern will be determined by our ability to obtain additional funding. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WE INADVERTENTLY FAILED TO FILE POST-EFFECTIVE AMENDMENTS TO INCREASE THE NUMBER OF REGISTERED SHARES OF COMMON STOCK AVAILABLE FOR SALE IN CONNECTION WITH TWO EARLIER FILED REGISTRATION STATEMENTS, WHICH MAY RESULT IN LIABILITY FOR VIOLATIONS OF SECURITIES LAWS

         Celerity filed a Registration Statement on Form S-3 on April 6, 2000 and a Registration Statement on Form SB-2 on October 5, 2000. Subsequently, the SEC declared both Registration Statements effective. The Registration Statement on Form S-3 purported to register 2,321,511 shares of common stock on behalf of selling shareholders. All of these shares were to be issued to the selling shareholders upon exercise or conversion of outstanding warrants and debentures. Due to a decline in Celerity's stock price, Celerity actually issued 19,521,126 shares of common stock upon exercise and conversion, or 17,199,615 shares of common stock in excess of that which was registered.

         The Registration Statement on Form SB-2 purported to register 4,646,548 shares of common stock on behalf of selling shareholders. Of that total, 1,131,000 shares of common stock were to be issued to selling shareholders upon conversion of outstanding indebtedness. Due to a decline in Celerity's stock price, Celerity actually issued 11,292,833 shares of common stock upon conversion, or 10,432,548 shares of common stock in excess of that which was registered.

         Celerity believes that all of the shares issued upon exercise or conversion have been sold in the public market. Pursuant to Rule 462 promulgated under the Securities Act of 1933, Celerity was required to file Post-Effective Amendments to these Registration Statements registering the additional shares of common stock issued in excess of that which was originally registered. These Post-Effective Amendments were to be filed prior to the sale of such shares by the selling shareholders. Celerity's inadvertent failure to file these Post-Effective Amendments may expose Celerity to potential liability for a violation of Section 5 or other sections of the Securities Act. Such liability may include rescission rights (I.E., obligating Celerity to repurchase any shares issued in excess of that which was registered).

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY

         Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. As a result, this could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO RESELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

         Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

         o  With a price of less than $5.00 per share;

         o  That are not traded on a "recognized" national exchange;

         o Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

         o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

         Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL

         Our success largely depends on the efforts and abilities of key executives and consultants, including Kenneth D. Van Meter, our Chief Executive Officer, President and Chairman of the Board. The loss of the services of Mr. Van Meter could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We do not have an employment agreement with Mr. Van Meter. We do not presently maintain a key-man life insurance policy on Mr. Van Meter.

OUR PROJECTS ARE EXPECTED TO REQUIRE SUBSTANTIAL UP-FRONT COSTS BEFORE ANY REVENUES WILL BE REALIZED

         A significant portion of our revenue is expected to continue to be derived from substantial long-term projects which require significant up-front expense to us. There can be no assurance that revenues will be realized until the projects are completed or certain significant milestones are met. Our failure, or any failure by a third-party with which we may contract, to perform services or deliver interactive video products on a timely basis could result in a substantial loss to us.

         We have had difficulty in meeting delivery schedules, which has resulted in customer dissatisfaction. In addition, difficulty in completing a project could have a material adverse effect on our reputation, business and results of operations. In many instances, we are dependent on the efforts of third parties to adequately complete our portion of a project and, even if our digital video servers perform as required, a project may still fail due to other components of the project supplied by third parties.

LACK OF PATENT AND COPYRIGHT PROTECTION

         Although we have filed a provisional patent application with respect to certain technology, we hold no patents and have not generally filed patent applications. Our methods of protecting our proprietary knowledge may not afford adequate protection. We cannot assure you that any patents applied for will be issued, or, if issued, that such patents would provide them with meaningful protection from competition.

RISK OF THIRD PARTY CLAIMS OF INFRINGEMENT

         Technology-based industries, such as ours, are characterized by an increasing number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert patent, copyright and other intellectual property rights to technologies that are important to us. While there currently are no outstanding infringement claims pending by or against us, we cannot assure you that third parties will not assert infringement claims against us in the future, that assertions by such parties will not result in costly litigation, or that they will not prevail in any such litigation. In addition, we cannot assure you that we will be able to license any valid and infringed patents from third parties on commercially reasonable terms or, alternatively, be able to redesign products on a cost-effective basis to avoid infringement. Any infringement claim or other litigation against or by us could have a material adverse effect on us.

NO ASSURANCE OF TECHNOLOGICAL SUCCESS

         Our ability to commercialize our products is dependent on the advancement of our existing technology. In order to obtain and maintain a significant market share we will continually be required to make advances in technology. Due to cash shortages, we did not expend any money in research and development in 2000. We cannot assure you that our research and development efforts will result in the development of such technology on a timely basis or at all. Any failures in such research and development efforts could result in significant delays in product development and have a material adverse effect on us. We cannot assure you that we will not encounter unanticipated technological obstacles which either delay or prevent us from completing the development of our products.

         We believe there are certain technological obstacles to be overcome in order to develop future products. These obstacles include the lack of an electronic data interchange server interface (used for real-time exchange of data between servers) and enhancements in the ability to access and utilize information stored on remote servers. In certain cases, we will be dependent upon technological advances which must be made by third parties. We cannot assure you that they or such third parties will not encounter technological obstacles which either delay or prevent us from completing the development of our future products. Such obstacles could have a material adverse effect on us.

CERTAIN OF OUR PRODUCTS AND SERVICES ARE REGULATED BY THE FEDERAL COMMUNICATIONS COMMISSION, WHICH MAY IMPOSE BURDENSOME REGULATIONS ON US

         The Federal Communications Commission and certain state agencies regulate certain of our products and services and certain of the users of such products and services. We are also subject to regulations applicable to businesses generally, including regulations relating to manufacturing. In addition, regulatory authorities in foreign countries in which we may sell our products may impose similar or more extensive governmental regulations.

         We rely upon, and contemplate that we will continue to rely upon, our corporate partners or interactive video system sponsors to comply with applicable regulatory requirements. We cannot assure you that such regulations will not materially adversely affect us by jeopardizing the projects in which we are participating, by imposing burdensome regulations on the users of our products, by imposing sanctions that directly affect us, or otherwise. Changes in the regulatory environment relating to the industries in which we compete could have a material adverse effect on us. We cannot predict the effect that future regulation or regulatory changes may have on our business.

WE DO NOT MAINTAIN ANY PRODUCT LIABILITY INSURANCE, WHICH MAY EXPOSE US TO THE EXPENSE OF DEFENDING ANY LIABILITY CLAIMS

         The manufacture and sale of our products entails the risk of product liability claims. In addition, many of the telephone, cable and other large companies with which we do or may do business may require financial assurances of product reliability. At the present time we do not maintain product liability insurance.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE EQUITY LINE OF CREDIT WHEN NEEDED

         We are dependent on external financing to fund our operations. Our financing needs are expected to be provided from the Equity Line of Credit, in large part. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because the amount of financing available will fluctuate with the price and volume of our common stock. As the price and volume decline, then the amount of financing available under the Equity Line of Credit will decline.


                         RISKS RELATED TO THIS OFFERING

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

         Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 67,607,657 shares of our common stock outstanding as of October 9, 2001, 43,529,154 shares are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining 24,078,503 shares of common stock held by existing stockholders are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. In addition, there are outstanding options, warrants, convertible debentures, Series B Preferred Stock and Series C Preferred Stock, and which, upon exercise or conversion, together with the shares of common stock to be issued under the Equity Line of Credit, would result in the issuance of an additional 184,779,720 shares of our common stock. All of the shares underlying the Series B Preferred Stock, Series C Preferred Stock, options, warrants and convertible debentures may be immediately resold in the public market upon effectiveness of the accompanying registration statement.

EXISTING SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE EQUITY LINE OF CREDIT

         The sale of shares pursuant to the Equity Line of Credit will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is the more shares of common stock we will have to issue under the Equity Line of Credit to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

THE INVESTOR UNDER THE LINE OF CREDIT WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK

         The common stock to be issued under the Equity Line of Credit will be issued at an 18% discount to the average of the five lowest closing bid prices on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the ten days immediately following the notice date. These discounted sales could cause the price of our common stock to decline.

THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

         The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 228,440,611 shares of common stock, the number of shares being registered in this offering, may be sold. Such sales may cause our stock price to decline.

THE SIGNIFICANT DOWNWARD PRESSURE ON THE PRICE OF OUR STOCK CAUSED BY THE SALE OF MATERIAL AMOUNTS OF COMMON STOCK UNDER THE ACCOMPANYING REGISTRATION STATEMENT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FURTHER DECLINE OF OUR STOCK PRICE

         The significant downward pressure on our stock price caused by the sale of stock registered in this offering could encourage short sales by third parties. Such short sales could place further downward pressure on our stock price.

OUR COMMON STOCK HAS BEEN RELATIVELY THINLY TRADED AND WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP

         Before this offering, our common stock has traded on the Over-the-Counter Bulletin Board. Our common stock is thinly traded compared to larger more widely known companies in our industry. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop or be sustained after this offering.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING

         The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

THE ISSUANCE OF SHARES OF COMMON STOCK UNDER THIS OFFERING COULD RESULT IN A CHANGE OF CONTROL

         We are registering 228,440,611 shares of common stock in this offering. These shares represent over 91% of our authorized capital stock, and we anticipate all such shares will be sold in this offering. If all or a significant block of these shares are held by one or more shareholders working together, then such shareholder or shareholders would have enough shares to assume control of Celerity by electing its or their own directors.

WE MAY NOT HAVE ENOUGH SHARES OF COMMON STOCK AVAILABLE TO ISSUE IN CONNECTION WITH THE EXERCISE OR CONVERSION OF OUTSTANDING OPTIONS, WARRANTS, CONVERTIBLE DEBENTURES AND PREFERRED STOCK, WHICH MEANS THAT CELERITY COULD BE LIABLE TO THE HOLDERS OF SUCH SECURITIES FOR FAILING TO MEET ITS OBLIGATIONS WHEN REQUIRED

         We have 67,607,657 shares of common stock outstanding, together with outstanding options, warrants, debentures and preferred stock that are exercisable or convertible into 184,779,720 shares of common stock. On a fully diluted basis, Celerity would have 252,387,377 shares of common stock outstanding and only 250,000,000 shares of common stock authorized in its Certificate of Incorporation. If all outstanding options, warrants, debentures and preferred stock are converted or exercised into shares of common stock, then Celerity would not have enough shares of authorized common stock to meet its obligations. Celerity could be liable for damages resulting from its failure to have enough shares of authorized common stock to issue to the holders of convertible or exercisable securities when required.

                           FORWARD-LOOKING STATEMENTS

         Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

         This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

         The following table presents information regarding the selling stockholders. Pursuant to the Equity Line of Credit, Cornell Capital Partners, L.P. has agreed to purchase up to $10.0 million of our common stock. None of the selling stockholders have held a position or office, or had any other material relationship, with us, except as follows:

         o Cornell Capital Partners, L.P. is the investor under the Equity Line of Credit. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, LLC, makes the investment decisions on behalf of Yorkville Advisors.

         o Kenneth D. Van Meter is our Chairman of the Board of Directors, President and Chief Executive Officer.

         o Harb, Souther & Snyder is a consultant of ours. Steve Harb, Ed Souther, Sally Snyder and David Leigh are employees of the Harb, Souther & Snyder.

         o Messrs. Broussard, Brumgard, Chambers, Pierce, Longnecker, Boyd, Russell, Krueger, Braunstein and Greenhouse are or were employees of ours.

         o Pursuant to a contract, Artesian Direct Holding Corporation agreed to purchase $10 million of products from Celerity or to provide $10 million in financing. The shares held by Artesian Direct were issued in exchange for Artesian Direct's commitment. Ed Kidston, a member of our Board of Directors, owns 30% of the outstanding capital stock of Artesian Direct.

         o Messrs. Van Meter, Scruggs, Hultquist, Thompson and Kidston are members of our Board of Directors.

         o Internet Finance International Corporation is engaged as a consultant of ours. Pursuant to a contract, Internet Finance is assisting us in obtaining financing. For its services, Internet Finance received warrants to purchase 500,000 shares of our common stock. One-half of these warrants had an exercise price of $0.15 per share and the other one-half had an exercise price of $0.25 per share. In addition, we are obligated to issue to Internet Finance warrants to purchase additional shares of common stock if we receive financing arranged by Internet Finance. For each $500,000 of capital received by Celerity, Internet Finance will receive warrants to purchase 250,000 shares of common stock at $0.15 per share. Celerity is registering in this offering 1,500,000 shares of common stock underlying warrants to be issued in the future under this contract.

         The table follows:

                                                  PERCENTAGE OF                                            PERCENTAGE OF
                                                   OUTSTANDING                                              OUTSTANDING
                                    SHARES            SHARES           SHARES TO BE                            SHARES
                                 BENEFICIALLY      BENEFICIALLY       ACQUIRED UNDER     SHARES TO BE       BENEFICIALLY
          SELLING                OWNED BEFORE      OWNED BEFORE         THE LINE OF       SOLD IN THE       OWNED AFTER
         STOCKHOLDER              OFFERING(1)      OFFERING(2)            CREDIT          OFFERING(1)         OFFERING
---------------------------- ------------------- ----------------- ------------------ ------------------ -----------------
Ackerman, Harvey                   476,190                   *                  0           476,190              0.0%
Anderson, Gary                     952,381               1.39%                  0           952,381              0.0%
Angelo, Mark                       460,000                   *                  0           460,000              0.0%
Anoff, Robert                      621,118                   *                  0           621,118              0.0%
Arab Commerce Bank               1,904,762               2.74%                  0         1,904,762              0.0%
Artesian Direct Holdings
Corporation                      2,400,000               3.55%                  0         2,400,000              0.0%
Beadle, Robert                     190,476                   *                  0           190,476              0.0%
Berens, Mark                       476,190                   *                  0           476,190              0.0%
Bob-Mor, Inc.                    1,660,000               2.40%                  0         1,660,000              0.0%
Borne, Timothy                   2,904,762               4.12%                  0         2,904,762              0.0%

                                                  PERCENTAGE OF                                            PERCENTAGE OF
                                                   OUTSTANDING                                              OUTSTANDING
                                    SHARES            SHARES           SHARES TO BE                            SHARES
                                 BENEFICIALLY      BENEFICIALLY       ACQUIRED UNDER     SHARES TO BE       BENEFICIALLY
          SELLING                OWNED BEFORE      OWNED BEFORE         THE LINE OF       SOLD IN THE       OWNED AFTER
         STOCKHOLDER              OFFERING(1)      OFFERING(2)            CREDIT          OFFERING(1)         OFFERING
---------------------------- ------------------- ----------------- ------------------ ------------------ -----------------
Boyd, Christopher                   40,237                   *                  0            40,237              0.0%
Braunstein, Mark                    38,081                   *                  0            38,081              0.0%
Breeden, Alvin                     476,190                   *                  0           476,190              0.0%
Broussard, Roger                   158,194                   *                  0           158,194              0.0%
Brumgard, David                    114,235                   *                  0           114,235              0.0%
Bumb, Walter                       440,000                   *                  0           440,000              0.0%
Canfield, Marcus                     5,146                   *                  0             5,146              0.0%
Celerity Employees Under
Payroll Share Payment Program       25,200                   *                  0            25,200              0.0%
Chambers, William                   74,120                   *                  0            74,120              0.0%
Chang, Chien Chum                2,394,617               3.42%                  0         2,394,617              0.0%
Chau, Sui Wa                     3,726,708               5.22%                  0         3,726,708              0.0%
Chen, Peter Che Nan              3,726,708               5.22%                  0         3,726,708              0.0%
Collins, Frank                     372,671                   *                  0           372,671              0.0%
Conrad, Dr. Rodney                 125,000                   *                  0           125,000              0.0%
Cornell Capital Partners,
L.P.                            14,034,873              17.19%        55,555,556(3)      69,590,429              0.0%
Coval, Howard                      380,952                   *                  0           380,952              0.0%
Denish, Adam                       190,476                   *                  0           190,476              0.0%
Denish, Carole                     666,667                   *                  0           666,667              0.0%
Dhanda, Dr. Anand                2,242,236               3.21%                  0         2,242,236              0.0%
DKMT Co.                         4,000,000               5.58%                  0         4,000,000              0.0%
Eicke, Gerald                      638,923                   *                  0           638,923              0.0%
Elias, Francis                     952,381               1.39%                  0           952,381              0.0%
Farrell, Robert                    810,000               1.18%                  0           810,000              0.0%
Faucher, Mike & Vicki              250,000                   *                  0           250,000              0.0%
Feldman, Jeffrey                   285,714                   *                  0           285,714              0.0%
Fussner, Ken                       750,000               1.10%                  0           750,000              0.0%
Fussner, Paul                      750,000               1.10%                  0           750,000              0.0%
Fussner, William                   300,000                   *                  0           300,000              0.0%
Gilliam, Alice                       5,982                   *                  0             5,982              0.0%
Greenhouse, Donald                  86,952                   *                  0            86,952              0.0%
Habers, George                     285,714                   *                  0           285,714              0.0%
Haines, Carole                     300,000                   *                  0           300,000              0.0%
Hanse, Randal                      476,190                   *                  0           476,190              0.0%
Harb, Souther & Snyder             600,000                   *                  0           600,000              0.0%
Harb, Steve                          7,534                   *                  0             7,534              0.0%
Hodge, Keith                         9,580                   *                  0             9,580              0.0%
Holland, Gerald                  1,904,762               2.74%                  0         1,904,762              0.0%
Hultquist, David                 1,832,146               2.66%                  0         1,832,146              0.0%
Hungerford, David                  993,789               1.45%                  0           993,789              0.0%
Huntley, David                     250,000                   *                  0           250,000              0.0%
Huntley, Debbie                    250,000                   *                  0           250,000              0.0%
Illinois Holding Companies       1,303,775               1.89%                  0         1,303,775              0.0%
Internet Finance
International Corporation        2,000,000                2.9%                  0         2,000,000              0.0%
Janish, Anthony G.                 190,476                   *                  0           190,476              0.0%

                                                  PERCENTAGE OF                                            PERCENTAGE OF
                                                   OUTSTANDING                                              OUTSTANDING
                                    SHARES            SHARES           SHARES TO BE                            SHARES
                                 BENEFICIALLY      BENEFICIALLY       ACQUIRED UNDER     SHARES TO BE       BENEFICIALLY
          SELLING                OWNED BEFORE      OWNED BEFORE         THE LINE OF       SOLD IN THE       OWNED AFTER
         STOCKHOLDER              OFFERING(1)      OFFERING(2)            CREDIT          OFFERING(1)         OFFERING
---------------------------- ------------------- ----------------- ------------------ ------------------ -----------------
Jessen, Dr. Michael              3,596,688               5.05%                  0         3,596,688              0.0%
Jinks, Daniel                      125,000                   *                  0           125,000              0.0%
Jinnah, Rayzah                     476,190                   *                  0           476,190              0.0%
Jinnah, Riyaz                    1,144,928               1.66%                  0         1,144,928              0.0%
JM Consulting Management, Inc.     380,952                   *                  0           380,952              0.0%
Kandell, Robert                    372,671                   *                  0           372,671              0.0%
Kaplan, Michael                    400,000                   *                  0           400,000              0.0%
Kelly, Thomas                      800,000               1.17%                  0           800,000              0.0%
Kesselbrenner, Michael             240,000                   *                  0           240,000              0.0%
Kessellbrenner, Doree              761,905               1.11%                  0           761,905              0.0%
Keyway Holdings Co.              2,484,472               3.54%                  0         2,484,472              0.0%
Kidston, Ed                      4,786,539               6.76%                  0         4,786,539              0.0%
Kitchell, Gary                     372,671                   *                  0           372,671              0.0%
Korn, Edward                       250,000                   *                  0           250,000              0.0%
Krueger, Patrice                     9,856                   *                  0             9,856              0.0%
Lacey, Elizabeth                    74,000                   *                  0            74,000              0.0%
Lai, Kwok Leung                  2,484,472               3.54%                  0         2,484,472              0.0%
Larson, Frederick                  476,190                   *                  0           476,190              0.0%
Larson, Robert H.                  190,476                   *                  0           190,476              0.0%
Leigh, David                        23,331                   *                  0            23,331              0.0%
Li, Dan                          2,484,472               3.54%                  0         2,484,472              0.0%
Longnecker, Cabot                   24,021                   *                  0            24,021              0.0%
Lu, Zhongwei                     1,242,236               1.80%                  0         1,242,236              0.0%
Mantooth, Sophie                    44,440                   *                  0            44,440              0.0%
Marinello, Salvatore               324,224                   *                  0           324,224              0.0%
Martin, John                     3,815,735               5.34%                  0         3,815,735              0.0%
Mayblum, Adam                      300,000                   *                  0           300,000              0.0%
McCormick, Wayne                 2,400,000               3.43%                  0         2,400,000              0.0%
McDonnell, George                1,200,828               1.74%                  0         1,200,828              0.0%
Miller, David                    4,146,998               5.78%                  0         4,146,998              0.0%
Miller, William and Joanne         476,190                   *                  0           476,190              0.0%
Misiak, Mary Ellen               7,964,286              10.54%                  0         7,964,286              0.0%
Moderhack, Donald                  190,476                   *                  0           190,476              0.0%
Morrison, James                    476,190                   *                  0           476,190              0.0%
Murphy, William                  9,246,377              12.03%                  0         9,246,377              0.0%
MYOB Investments                 4,436,853               6.16%                  0         4,436,853              0.0%
Northrup, Bill                     300,000                   *                  0           300,000              0.0%
Nothdurft, Mike                    476,190                   *                  0           476,190              0.0%
Peruski, Donald                      3,073                   *                  0             3,073              0.0%
Pierce, Thomas                      36,820                   *                  0            36,820              0.0%
Plender, Dwayne                    476,190                   *                  0           476,190              0.0%
Portch, Stephen                     60,952                   *                  0            60,952              0.0%
Price, Christopher                 200,000                   *                  0           200,000              0.0%
Rachau, George                     571,429                   *                  0           571,429              0.0%
Ratliff, James                   1,649,275               2.38%                  0         1,649,275              0.0%

                                                  PERCENTAGE OF                                            PERCENTAGE OF
                                                   OUTSTANDING                                              OUTSTANDING
                                    SHARES            SHARES           SHARES TO BE                            SHARES
                                 BENEFICIALLY      BENEFICIALLY       ACQUIRED UNDER     SHARES TO BE       BENEFICIALLY
          SELLING                OWNED BEFORE      OWNED BEFORE         THE LINE OF       SOLD IN THE       OWNED AFTER
         STOCKHOLDER              OFFERING(1)      OFFERING(2)            CREDIT          OFFERING(1)         OFFERING
---------------------------- ------------------- ----------------- ------------------ ------------------ -----------------
RNI Direct                      10,054,428              12.94%                  0        10,054,428              0.0%
Robbins, Herbert                 1,649,275               2.38%                  0         1,649,275              0.0%
Rumge, Ronald                      200,000                   *                  0           200,000              0.0%
Russell, Scott                      20,899                   *                  0            20,899              0.0%
Ryneveld, Robert                   952,381               1.39%                  0           952,381              0.0%
Saparito, Robert                 1,066,667               1.55%                  0         1,066,667              0.0%
Schaeffer, Stephen                 600,000                   *                  0           600,000              0.0%
Schwartz, Mark                     400,000                   *                  0           400,000              0.0%
Scruggs, Fenton                    553,105                   *                  0           553,105              0.0%
Scruggs, Jr., Fenton                44,440                   *                  0            44,440              0.0%
Scruggs, Stephanie                  44,440                   *                  0            44,440              0.0%
Severance, Steve                   701,118               1.03%                  0           701,118              0.0%
Shan, Lam King                   3,726,708               5.22%                  0         3,726,708              0.0%
Silverstein, Robert                285,714                   *                  0           285,714              0.0%
Simpson, Gerald                  7,341,615               9.79%                  0         7,341,615              0.0%
Skillman, Dean                   2,200,000               3.20%                  0         2,200,000              0.0%
Snyder, Sally                      224,283                   *                  0           224,283              0.0%
Soto, Robert                       300,000                   *                  0           300,000              0.0%
Souther, Ed                        897,128               1.33%                  0           897,128              0.0%
Strauss, Marvin                    372,671                   *                  0           372,671              0.0%
Szlaius, William                   285,714                   *                  0           285,714              0.0%
Texas International
Investments                        476,190                   *                  0           476,190              0.0%
Thompson, Bruce                  3,169,466               4.48%                  0         3,169,466              0.0%
TKM Partnership                  2,000,000               2.87%                  0         2,000,000              0.0%
Turner, James                        5,000                   *                  0             5,000              0.0%
Van Meter, Adam                     74,000                   *                  0            74,000              0.0%
Van Meter, Kenneth D.            2,917,013               4.17%                  0         2,917,013              0.0%
Van Meter, Ryan                     74,000                   *                  0            74,000              0.0%
Viamax Trading Company, Ltd.       761,905               1.11%                  0           761,905              0.0%
Ward, William                       10,526                   *                  0            10,526              0.0%
Wasilesku, Jordanna                250,000                   *                  0           250,000              0.0%
Wasserman, Alan                    476,190                   *                  0           476,190              0.0%
Waters, Jerome                     190,476                   *                  0           190,476              0.0%
Welch, Paul                        476,190                   *                  0           476,190              0.0%
West, Glenn                        130,953                   *                  0           130,953              0.0%
Williams, Alfred                   190,476                   *                  0           190,476              0.0%
Williams, Donna                    476,190                   *                  0           476,190              0.0%
Wojciak, Paul                      476,190                   *                  0           476,190              0.0%
Yorkville Advisors, LLC          6,000,000               8.15%                  0         6,000,000              0.0%
Zhu, Hong                          300,000                   *                  0           300,000              0.0%

-------------------
*        Less than 1%.
(1) The shares represented in this column represent outstanding shares of common stock, as well as shares of common stock that may be obtained upon conversion or exercise of outstanding options, warrants, convertible debentures and preferred stock.

(2) Percentage of outstanding shares is based on 67,607,657 shares of common stock outstanding as of October 9, 2001, together with shares deemed beneficially owned by each such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that may be obtained within 60 days of October 9, 2001 are deemed to be beneficially owned by the person holding such securities that are convertible or exchangeable into shares of common stock for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(3) The number of shares of common stock available under the Equity Line of Credit may be increased by any unused shares of common stock not used upon the conversion of debentures held by other selling shareholders.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners, L.P. under the Equity Line of Credit. The purchase price of the shares purchased under the Equity Line of Credit will be equal to 82% of the average of the five lowest closing bid prices on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the ten days immediately following the notice date.

         For illustrative purposes, we have set forth below its intended use of proceeds for the range of net proceeds indicated below to be received under the Equity Line of Credit. The table assumes estimated offering expenses of $60,000 and consulting fees of 10.0% of the gross proceeds raised under the Equity Line of Credit have been deducted from the gross proceeds.


NET PROCEEDS                                        $2.5 MILLION     $5.0 MILLION     $7.5 MILLION    $10.0 MILLION
-------------------------------------------------------------------------------------------------------------------
USE OF PROCEEDS:
-------------------------------------------------------------------------------------------------------------------
Repayment of Debt                                       $150,000         $150,000         $150,000         $150,000
Engineering Development                                 $200,000         $300,000         $400,000         $500,000
Capital Investment in Multiple Dwelling Units*        $1,500,000       $3,225,000       $4,825,000       $6,850,000
General Working Capital                                 $650,000       $1,325,000       $2,125,000       $2,500,000

-------------------

* This represents the investment expected to be needed by Celerity to purchase inventory and to install its products in multiple dwelling units.

                                    DILUTION

         Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Equity Line of Credit.

         Our net tangible book value as of June 30, 2001 was ($2,316,833) or ($0.047) per share of common stock. Net tangible book value is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock.

         For example, if we assume that we had issued 125,000,000 shares of common stock under the Equity Line of Credit at an assumed offering price of $0.08 per share, less consulting fees of $1,000,000 and $60,000 of other offering expenses, our net tangible book value as of June 30, 2001 would have been $6,623,167 or $0.038 per share. This represents an immediate increase in net tangible book value to existing shareholders of $0.085 per share and an immediate dilution to new shareholders of $0.042 per share, or 52.5%. The following table illustrates the per share dilution:

Assumed public offering price per share                                 $0.080
Net tangible book value per share before this offering     $(0.047)
Increase attributable to new investors                       0.085
                                                        -----------
Net tangible book value per share after this offering                    0.038
                                                                    ----------
Dilution per share to new shareholders                                  $0.042
                                                                    ==========

         The offering price of our common stock under the Equity Line of Credit is based on 82% of the average of the 3 lowest closing bid prices on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices. Celerity is registering 78,699,038 shares of common stock under the Equity Line of Credit and the convertible debentures. Accordingly, Celerity would need to register additional shares of common stock in order to fully utilize the $10.0 million available under the Equity Line of Credit at the prices set forth below.

         ASSUMED              NO. OF SHARES TO BE        DILUTION PER SHARE TO
     OFFERING PRICE                  ISSUED                 NEW INVESTORS
----------------------------------------------------- --------------------------

          $0.08                      125,000,000                 $0.042
          $0.06                      166,666,667                 $0.029
          $0.04                      250,000,000                 $0.018
          $0.02                      500,000,000                 $0.012

                                 CAPITALIZATION

         The following table sets forth the total capitalization of Celerity as of June 30, 2001.

                                                               JUNE 30, 2001
                                                                   ACTUAL
                                                            -----------------
          Long-term Debt, Less Current Portion                  $1,027,835
                                                            -----------------

          Series A convertible preferred stock,
              $0.01 par value; 50 shares authorized;
              0 shares issued and outstanding at
              June 30, 2001

         Series B preferred stock, $0.01 par value;
              100 shares authorized and 100 issued                 144,334
              and outstanding at June 30, 2001

          Stockholders' deficit:

              Common stock, $0.001 par value;                       49,858
                  50,000,000 shares authorized
                  and 49,858,464 issued and 49,521,100
                  outstanding at June 30, 2001

              Additional paid-in capital                        29,991,258

              Equity placement fee                             (1,363,975)

              Treasury stock, at cost, 337,364 shares            (227,500)

              Accumulated Deficit                             (30,766,474)
                                                            --------------
                  Total stockholders' deficit                  (2,172,499)
                                                            --------------
                     Total capitalization                     $(1,288,998)
                                                            ==============

                              EQUITY LINE OF CREDIT

         SUMMARY. On June 14, 2001, we entered into an Equity Line of Credit ("EQUITY LINE OF CREDIT") with Cornell Capital Partners, L.P. (the "INVESTOR"). Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to the Investor shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the Equity Line of Credit, the Investor will pay 82% of the average of the 3 lowest closing bid prices on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. The Investor is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Further, Yorkville Advisors is a consultant to us and will be paid a consulting fee of 10% of each advance under the Equity Line of Credit. In addition, Yorkville Advisors received warrants to purchase 3,500,000 shares of common stock at an exercise price of $0.10 per share. The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission. The costs associated with this registration will be borne by us.

         EQUITY LINE OF CREDIT EXPLAINED. Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every 10 trading days. A closing will be held 7 trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount.

         We may request advances under the Equity Line of Credit once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until the Investor has advanced $10.0 million or June 14, 2003, whichever occurs first.

         The amount of each advance is subject to a maximum advance amount based on an average daily volume of our common stock. The maximum amount of each advance is equal to 75% of the average daily volume of our common stock for the 40 trading days prior to the date of an advance multiplied by 82% of the average of the 3 lowest closing bid prices of our common stock for the 5 trading days immediately following the notice date of an advance.

         By way of illustration only, if we had requested an advance on October 1, 2001, then the 40-day average volume would have been approximately 590,557 and the average of the 3 lowest closing bid prices of our common stock for the 5 trading days immediately following October 1, 2001 would have been $0.07. Accordingly, the maximum advance amount would have been $25,423 (I.E., 75%, multiplied by 590,557, multiplied by $0.07 multiplied by 82%).

         We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we drew down the entire $10.0 million available under the Equity Line of Credit in a single advance (which is not permitted under the terms of the Equity Line of Credit) and the purchase price was equal to $0.064 per share, then we would issue 156,250,000 shares of our common stock to Cornell Capital Partners, L.P. These shares would represent 69.8% of our outstanding common stock upon issuance. Celerity is registering 164,314,919 shares of common stock for the sale under the Equity Line of Credit and the conversion of debentures. Accordingly, Celerity would need to register additional shares of common stock in order to fully utilize the $10 million available under the Equity Line of Credit at the prices set forth below.

         You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Equity Line of Credit. That is, as our stock price declines, we would be required to issue a greater number of shares under the Equity Line of Credit for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Equity Line of Credit at a recent price of $0.10 per share and 25%, 50% and 75% discounts to the recent price. This table does not take into account any shares of our common stock that would be issued upon conversion of the Series B Preferred Stock, Series C Preferred Stock, options, or warrants or the issuance of our common stock for outstanding subscriptions.


         Purchase Price:                           $0.025          $0.050           $0.075           $0.100


         No. of Shares(1):                    400,000,000     200,000,000      133,333,333      100,000,000


         Total Outstanding(2):                467,607,657     267,607,657      200,940,990      167,607,657


         Percent Outstanding(3):                    85.5%           74.7%            66.4%            59.7%

-------------------

(1) Represents the number of shares of common stock to be issued to Cornell Capital Partners, L.P. at the prices set forth in the table.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, L.P.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

         In addition to showing the inverse relationship, the above table also shows that the issuance of shares under the Equity Line of Credit may result in a change of control. That is, between 100,000,000 and 400,000,000 shares of stock could be issued under the Equity Line of Credit. If all or a significant block of these shares are held by one or more shareholders working together, then such shareholder or shareholders would have enough shares to assume control of Celerity by electing its or their own directors. Upon a change of control, all outstanding options under our stock option plans would immediately vest.

         All proceeds used under the Equity Line of Credit will be used for general working capital purposes. We cannot predict the total amount of proceeds to be raised in this transaction, in part, because we have not determined the total amount of the advances we intend to draw. However, we expect to incur expenses of approximately $60,000 consisting primarily of professional fees incurred in connection with this registration. In addition, we are obligated to pay to the Consultant a cash fee equal to 10.0% of each advance.

         In connection with the Equity Line of Credit, we entered into a Consulting Services Agreement with the general partner of the Investor, Yorkville Advisors, LLC (the "CONSULTANT"). Under this agreement, the Consultant will provide advising services relating to our financial status and capital structure. For these services, we will pay the Consultant a cash consulting fee equal to 10.0% of each advance under the Equity Line of Credit. In addition, the Consultant received warrants to purchase 3,500,000 shares of common stock for an exercise price of $0.10 per share.

                               PLAN OF DISTRIBUTION

         The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of our common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit agreement. Cornell Capital Partners, L.P. will pay us 82% of the average of the five lowest closing bid prices on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the 5 days immediately following the notice date. The 18% discount on the purchase of the common stock to be received by Cornell Capital Partners, L.P. will be an underwriting discount. We retained Yorkville Advisors, LLC as our consultant in connection with the Equity Line of Credit. For its services, Yorkville Advisors, LLC will be paid a consulting fee consisting of a cash payment of 10.0% of the gross proceeds raised in the Equity Line of Credit.

         Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling stockholders and their controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $60,000 as well as consulting fees of 10.0% of the gross proceeds received under the Equity Line of Credit. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit.

         The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock of Celerity while such selling shareholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling shareholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Cornell Capital Partners can cover any short positions only with shares received from us under the Equity Line of Credit. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         THE  FOLLOWING  INFORMATION  SHOULD  BE READ IN  CONJUNCTION  WITH  THE
CONSOLIDATED FINANCIAL STATEMENTS OF CELERITY AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS FILING. STATEMENTS IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION AND ELSEWHERE IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL OR CURRENT FACT CONSTITUTE "FORWARD-LOOKING STATEMENTS."

OVERVIEW

         Prior to 1998, our major activity was selling digital video servers in the interactive video services market. All sales were in Korea, Israel, Taiwan and China. However, beginning in 1998, we focused our sales efforts in North America, and developed and sold the first production units of a new digital set top box, the T 6000.

         We have continued to focus most of our development and production efforts during the six months ended June 30, 2001 on our T 6000 product. In addition, we are seeking new projects using our digital video servers, which could be deployed with the T 6000 or other compatible set top boxes. We have produced our initial trial run of the T 6000 set top boxes, which were manufactured by Taylor-White, LLC, of Greeneville, Tennessee. In December, 1999, we entered into a manufacturing agreement with Global PMX Company, Limited, which was terminated by us in November 2000. We then entered into a manufacturing agreement with Nextek, Inc. under which all T 6000 digital set top box manufacturing is now being done in their plant in Madison, AL.

         Management has also focused on attempting to obtain the necessary capital to maintain our operations. We are continuing to seek to arrange financing, including possible strategic investment opportunities or opportunities to sell some or all of our assets and business, while continuing to pursue sales opportunities. We have narrowed our sales efforts to those which, we believe have the best chance of closing in the near term. We continue to encounter a longer and more complex sales cycle.

         We had no revenues in 2000. We had one interactive video customer that represented 50% of our revenues in 1999. Export sales represented 35% of revenues for 1999.

RESULTS OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 2001 COMPARED TO THREE MONTHS ENDED JUNE 30, 2000

         REVENUES. We had no revenues for the quarters ended June 30, 2001 and 2000. The lack of interactive video sales is a result of the constrained sales and marketing activities caused by our cash shortage and delays associated with the production of the T 6000 set top box.

         COSTS OF REVENUES. Costs of revenues were $-0- in the second quarter of 2001, as compared to $685,313 in 2000. Costs of revenues in 2000 were related to an increase in inventory obsolescence. During the second quarter of 2000, we reached an agreement with nCUBE Corporation under which nCUBE will manufacture Celerity's updated version of our digital video server. This updated version rendered obsolete portions of the raw material inventory related to the former versions of the digital video servers.

         OPERATING EXPENSES. Operating expenses for the three months ending June 30, 2001 were $688,354 as compared to $945,119 for the same period in 2000, or a decrease of $256,765. This decrease includes a reduction in legal and professional fees of approximately $306,000 in the second quarter of 2001 from the second quarter of 2000 primarily from lower consulting expenses incurred to assist with investor relations and investment banking. Compensation expense was down approximately $104,000 in the current quarter compared to the same period in 2000. These decreases were partially offset by increases in consulting expense incurred in the development of an updated version of the T 6000 set top box and by increased contract labor costs incurred for the software to be used in our interactive digital video system.

         INTEREST EXPENSE. Interest expense in the second quarter of 2001 was $160,197 as compared to $572,010 the first quarter of 2000. Of these amounts, $43,933 and $530,033 in 2001 and 2000, respectively, are non-cash expenses related to the beneficial conversion features of certain debentures and account for a significant portion of the reduction between the two periods. In November 2000, the Emerging Issues Task Force of the Financial Accounting Standards Board reached a consensus that the discount resulting from recording a beneficial conversion feature is to amortized from the date of issuance to the stated redemption date of the convertible instrument, regardless of when the earliest conversion date occurs. As a result, the beneficial conversion feature of the convertible debentures issued after November 2000 are being amortized over the life of the debentures, in most cases 60 months, versus an approximately 3 month period generally used prior to the issuance of this pronouncement.

         LOSS FROM CONTINUING OPERATIONS. As a result of the above factors, net loss from continuing operations for the quarter ended June 30, 2001, was $340,550 as compared to $2,194,547 for the same period in 2000.

         CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING METHOD. Effective June 30, 2001, Celerity adopted the provisions of EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock". This issue provides that warrants to purchase common shares which are outstanding and for which the number of authorized but unissued shares is insufficient to satisfy the maximum number of shares that could be required upon the exercise of such warrants, then the contract is reclassified from equity to an asset or liability. The effect of the application of this pronouncement that requires asset or liability classification for those contracts that existed as of September 20, 2000, would be calculated as of June 30, 2001, and presented on that date as a cumulative effect of a change in accounting principle. At June 30, 2001, $2,863,760 was reclassified from equity to a liability and a mark-to-market adjustment of $2,598,813 was recorded as the cumulative effect of a change in accounting principle.

         NET INCOME. Celerity had a net income of $2,298,813 for the three months ended June 30, 2001 compared to a net loss of $2,195,983 for the comparable period in the prior year. This net income is attributable primarily to the cumulative effect of the change in accounting method discussed above. Such results are not indicative of the results that may be expected for any future period.

         AMORTIZATION OF BENEFICIAL CONVERSION FEATURE AND ACCRETION OF REDEEMABLE CONVERTIBLE PREFERRED STOCK. During the three months ended June 30, 2001, Celerity issued 100 shares of Series B Redeemable Convertible Preferred Stock in a private placement. These shares are convertible into shares of common stock at a price equal to $0.025 per share, which resulted in a beneficial conversion feature of $777,654 that will be reflected as a dividend over the two-year period until the stated redemption date. The beneficial conversion feature resulted because the conversion price of such preferred stock was at a discount to the price of the common stock on the date of issuance. The amortization of this beneficial conversion feature was $113,706 in the three months ended June 30, 2001.

         NET INCOME APPLICABLE TO COMMON SHAREHOLDERS. Celerity had net income applicable to common shareholders of $2,144,557 in the three months ended June 30, 2001 compared to a net loss of $2,195,983 in the comparable period in the prior year. Such results are not indicative of the results that may be expected for any future period.

SIX MONTHS ENDED JUNE 30, 2001 COMPARED TO SIX MONTHS ENDED JUNE 30, 2000

         REVENUES. There were revenues of $2,400 for the six months ended June 30, 2001 as compared to $-0- for the same period in 2000. The low level of interactive video sales is a result of the constrained sales and marketing activities caused by our cash shortage and delays associated with the production of the T 6000 set top box.

         COSTS OF REVENUES. Costs of revenues for the six months ended June 30, 2001 were $3,240 as compared to $685,313 for the same period in 2000. Costs of revenues in 2000 were related to an increase in inventory obsolescence. During the second quarter of 2000, Celerity reached an agreement with nCUBE Corporation under which nCUBE will manufacture Celerity's updated version of it's digital video server. This updated version rendered obsolete portions of the raw material inventory related to the former versions of the digital video servers.

         OPERATING EXPENSES. Operating expenses for the six months ending June 30, 2001 were $1,343,310 as compared to $1,896,895 for the same period in 2000, or a decrease of $553,585. This decrease includes a reduction in legal and professional fees of approximately $516,000 primarily from lower expenses incurred to assist with investor relations and investment banking. Compensation expense was down approximately $130,000 in the current six-month period but was offset by increased contract labor incurred in the development of our interactive digital video system. These decreases were partially offset by increases in consulting expense incurred in the development of an updated version of the T 6000 set top box and by increases in insurance, employee benefits and telephone and other utility expenses.

         INTEREST EXPENSE. Interest expense for the first six months of 2001 was $228,691 as compared to $746,053 for the same period in 2000. Of these amounts, $87,786 and $670,080 in 2001 and 2000, respectively, are non-cash expenses related to the beneficial conversion features of certain debentures and account for a significant portion of the reduction between the two periods. In November 2000, the Emerging Issues Task Force of the Financial Accounting Standards Board reached a consensus that the discount resulting from recording a beneficial conversion feature is to amortized from the date of issuance to the stated redemption date of the convertible instrument, regardless of when the earliest conversion date occurs. As a result, the beneficial conversion feature of the convertible debentures issued after November 2000 are being amortized over the life of the debentures, in most cases 60 months, versus an approximately 3 month period generally used prior to the issuance of this pronouncement.

         LOSS FROM CONTINUING OPERATIONS. As a result of the above factors, net loss from continuing operations for the six months ended June 30, 2001, was $1,063,413 as compared to $3,318,712 for the same period in 2000.

         CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING METHOD. Effective June 30, 2001, Celerity adopted the provisions of EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock". This issue provides that warrants to purchase common shares which are outstanding and for which the number of authorized but unissued shares is insufficient to satisfy the maximum number of shares that could be required upon the exercise of such warrants, then the contract is reclassified from equity to an asset or liability. The effect of the application of this pronouncement that requires asset or liability classification for those contracts that existed as of September 20, 2000, would be calculated as of June 30, 2001, and presented on that date as a cumulative effect of a change in accounting principle. At June 30, 2001, $2,863,760 was reclassified from equity to a liability and a mark-to-market adjustment of $2,598,813 was recorded as the cumulative effect of a change in accounting principle.

         NET INCOME. Celerity had a net income of $1,535,400 for the six months ended June 30, 2001 compared to a net loss of $3,282,401 for the comparable period in the prior year. This net income is attributable primarily to the cumulative effect of the change in accounting method discussed above. Such results are not indicative of the results that may be expected for any future period.

         AMORTIZATION OF BENEFICIAL CONVERSION FEATURE AND ACCRETION OF REDEEMABLE CONVERTIBLE PREFERRED STOCK. During the six months ended June 30, 2001, Celerity issued 100 shares of Series B Redeemable Convertible Preferred Stock in a private placement. These shares are convertible into shares of common stock at a price equal to $0.025 per share, which resulted in a beneficial conversion feature of $777,654 that will be reflected as a dividend over the two-year period until the stated redemption date. The beneficial conversion feature resulted because the conversion price of such preferred stock was at a discount to the price of the common stock on the date of issuance. The amortization of this beneficial conversion feature was $144,335 in the six months ended June 30, 2001.

         NET INCOME APPLICABLE TO COMMON SHAREHOLDERS. Celerity had net income applicable to common shareholders of $2,144,557 in the three months ended June 30, 2001 compared to a net loss of $2,195,983 in the comparable period in the prior year. Such results are not indicative of the results that may be expected for any future period.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

         REVENUES. We had no revenue for the year ended December 31, 2000, as compared to $85,894 for 1999. The primary reason for this decrease is due to the lack of interactive video sales in 2000. The low level of interactive video sales is a result of the constrained sales and marketing activities caused by our cash shortage and delays associated with the production of the T 6000 set top box.

         COSTS OF REVENUES. Costs of revenues were $717,775 in 2000 as compared to $366,495 in 1999. We had a negative gross margin of $717,755 in 2000 as compared to $280,601 in 1999. Costs of revenues in 2000 and 1999 were primarily due to the write down of $683,750 and $354,523, respectively, of obsolete inventory to net realizable value. The write down in 2000 was due to inventory obsolescence associated with an agreement with nCUBE Corporation to manufacture our updated line of CTL 9000 digital video servers.

         OPERATING EXPENSES. Operating expenses for the twelve months ended December 31, 2000 were $3,666,014, as compared to $4,667,719 for the same period in 1999. The decrease is due to the significant reduction in personnel costs, facility costs and related depreciation. Employment decreased from an average of approximately thirty full time staff during the first quarter of 1999 to approximately seven since that time. In January 2000, we relocated to a significantly less costly facility. This relocation resulted in the abandonment of certain leasehold improvements and the return of furniture recorded as part of a capital lease, the impact of which was recorded in 1999. Additionally, we had no bad debt expense in 2000 as compared to approximately $215,000 in 1999. These decreases were partially offset by expenses for the engagement of consultants to assist us with investor relations and investment banking, non-cash payments of directors' fees, and increased outside engineering and accounting fees. Also, stock-based compensation was recorded due to the initial closing of a private offering in which approximately $1,787,000 of outstanding notes, accounts payable and wages were canceled in exchange for warrants and common stock at a beneficial conversion rate.

         INTEREST EXPENSE AND INCOME. Interest expense for 2000 was $930,740 compared to 1999 which totaled $537,865. Of the totals for 2000 and 1999, $724,291 and $285,235, respectively, were non-cash expenses incurred as a result of the amortization through a charge to interest expense of the beneficial debt conversion features of the 2000 and 1999 placements. Liquidated damages incurred due to the late filing of certain registration statements resulted in a non-cash expense of $89,541. Interest income was $6,804 in 2000 versus $686 in 1999. This increase is the result of the higher average cash balances in 2000 compared to 1999 and the interest earned on related overnight investments.

         LOSS FROM CONTINUING OPERATIONS. As a result of the above factors, loss from continuing operations for the twelve months ended December 31, 2000 was $5,322,593 as compared to $5,434,986 for the same period in 1999.

         NET LOSS. Celerity had a net loss of $5,287,499 for the year ended December 31, 2000 compared to a net loss of $5,408,156 for the comparable period in the prior year. In addition to the factors specified above, Celerity had income of $35,094 on the disposal of discontinued CD-ROM business.

         NET LOSS APPLICABLE TO COMMON SHAREHOLDERS. Celerity had a net loss of $5,620,407 for the year ended December 31, 2000 compared to a net loss of $5,408,156 in the comparable period in the prior year. In addition to the factors specified above, Celerity incurred a $33,942 of amortization of beneficial conversion feature of Series A Redeemable Convertible Preferred Stock because the conversion price of such preferred stock was at a discount to the price of the common stock on the date of issuance. Moreover, Celerity had an accretion of redeemable preferred stock of $298,966. In 1999, Celerity accreted the carrying value of its preferred stock to 120% of liquidation value by increasing the accumulated deficit by $298,966.

LIQUIDITY AND CAPITAL RESOURCES

         Our primary source of financing since our inception has been through the issuance of common and preferred stock and debt. We rely almost entirely on the proceeds received from the sale of securities to meet our cash needs.

         We had cash balances on hand as of June 30, 2001 of $54,453. Our cash position continues to be uncertain.

         In the first half of 2001, we received gross proceeds from the Line of Credit Agreement of $1,800,000, $950,000 on the private placement of 100 shares of our Series B Convertible Preferred Stock and warrants, and $30,000 from the issuance of common stock. We are looking at several other options in terms of relieving our cash shortage, but no commitments are in place. We are continuing to seek to arrange financing, including possible strategic investment or opportunities to sell some or all of our assets and business, while continuing to pursue sales opportunities. We have granted a security interest in our personal property to our former legal counsel. Such security interest may hinder our efforts to obtain financing. The lack of sales or a significant financial commitment raises substantial doubt about our ability to continue as a going concern or to resume a full-scale level of operations.

         As of June 30, 2001, we have an accumulated deficit of $30,766,474. We expect to incur operating losses for the foreseeable future as we continue to develop our technology and until we achieve some sales success. Since January 1, 2001, we have received new orders to install and operate end-to-end interactive video systems in 3 multi-family developments with a total of 749 units in Texas and Arizona and for the sale of our Digital Education System to two Ohio school systems. There can be no assurance, however, as to the receipt or timing of revenues from operations, including, in particular, revenues from products currently under development.

         As of June 30, 2001, we had negative net working capital of approximately $1,634,000. We had no significant capital spending or purchase commitments at June 30, 2001 other than certain facility leases and inventory component purchase commitments required in the ordinary course of our business.

         Celerity entered into a Line of Credit Agreement that expires on October 31, 2001, under which a maximum amount of $10,000,000 of debentures may be issued. As of June 30, 2001 Celerity had drawn $2,805,000 under the Line of Credit. As a result of a recent SEC Interpretation, the terms of this Line of Credit Agreement do not meet the criteria for registration of the common stock which would be issued upon conversion of these debentures.

         On June 14, 2001, Celerity entered into an Equity Line of Credit Agreement pursuant to which Celerity may, at its discretion, periodically sell to the Investor, Cornell Capital Partners, L.P., shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the Equity Line of Credit, the Investor will pay 82% of the average of the 3 lowest closing bid prices on the Over-the Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. A consulting fee of 10% of each advance will be paid to the agent upon closing each of the sales under this agreement. The consultant received warrants to purchase 3,500,000 shares of common stock at an exercise price of $0.10. The $1,530,000 fair value of these warrants was recorded as a cost of the transaction. These warrants expire in June 2006. For additional information regarding the Equity Line of Credit, please see Note 8 to Celerity's financial statements for the six months ended June 30, 2001.

         In  August  2001,  Celerity  received  net  proceeds  of  approximately
$889,000 from the sale of convertible debentures with an original principal balance of $1,586,000. These debentures accrued interest at 4% per year and are convertible into shares of common stock at a conversion price equal to 75% of the average closing bid price of Celerity's common stock for the 5 days prior to conversion. At Celerity's option, these debentures may be paid in cash or converted into shares of common stock on the fifth anniversary, unless converted earlier by the holder. These funds have been used for Celerity's working capital needs.

         In October 2001, Celerity received net proceeds of $400,000 from the sale of convertible debentures with an original principal balance of $665,000. These debentures accrued interest at 4% per year and are convertible into shares of common stock at a conversion price equal to 75% of the average closing bid price of Celerity's common stock price. At Celerity option, these debentures may be paid in cash or converted into shares of common stock on the fifth anniversary, unless converted earlier by the holder. Also in October 2001, Celerity sold 6 shares of Series C Preferred Stock for $60,000 in cash. Each share of Series C Preferred Stock is convertible into 250,000 shares of common stock. Celerity projects that the remainder of these funds will be sufficient to finance its operations through November 30, 2001. Thereafter, Celerity will need to raise additional capital to continue operations. Celerity will seek to raise such capital through the sale of securities in private or public transactions, including the sale of common stock under its Equity Line of Credit. Celerity estimates that once the accompanying registration statement is declared effective that it will be able to draw up to $50,000 to $70,000 per month under the Equity Line of Credit assuming its stock volume and stock price does not decline materially. See "Equity Line of Credit" for an illustration of how much would have been available to Celerity on October 1, 2001. Celerity expects to be able to draw proceeds under the Equity Line of Credit 2 to 3 times per month.

         Celerity may also receive capital under a Financing Agreement with Artesian Direct Holdings Corporation entered into in August, 2001. Pursuant to this agreement, Artesian Direct agreed to purchase $10 million of Celerity's products or to provide to Celerity $10 million of financing. Celerity expects to use any financing received under this contract to purchase inventory and to pay for the installation of its products for its customers, including at multiple dwelling units. In exchange for its commitment, Artesian Direct received from Celerity 2,400,000 shares of Celerity's common stock. As part of this transaction, Ed Kidston, a member of Celerity's Board of Directors, purchased a 30% stake in Artesian Direct and became a shareholder of Artesian Direct. Mr. Kidston partially guaranteed Artesian Direct's performance under this agreement. See "Certain Relationships and Related Transactions" for a discussion of Mr. Kidston's obligations under the partial guaranty.

         Celerity is also seeking to raise capital by obtaining financing from institutions. To that end, in September, 2001, Celerity entered into a contract with Internet Finance International Corporation pursuant to which Internet Finance will use its best efforts to assist Celerity in raising financing. For its services, we issued Internet Finance warrants to purchase 500,000 shares of common stock. One-half of these warrants had an exercise price of $0.15 per share and one-half had an exercise price of $0.25 per share. In addition, we are obligated to issue to Internet Finance warrants to purchase additional shares of common stock if we receive financing arranged by Internet Finance. For each $500,000 of capital received by Celerity, Internet Capital will receive warrants to purchase 250,000 shares of common stock at $0.15 per share. Internet Finance will also receive cash compensation of 2.5% of all funds received by Celerity under the contract.

         We have no existing bank lines of credit.

ACCOUNTING PRONOUNCEMENTS

         In June 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141 (FAS 141), Business Combinations, and Statement No. 142 (FAS
142), Goodwill and Other Intangible Assets.

         FAS 141 supercedes APB 16, Business Combinations and primarily addresses the accounting for the cost of an acquired business (i.e., the purchase price allocation), including any subsequent adjustments to its cost. The most significant changes made by FAS 141 involve the requirement to use the purchase method of accounting for all business combinations, thereby eliminating use of the pooling-of-interests method along with the establishment of new criteria for determining whether intangible assets acquired in a business combinations should be recognized separately from goodwill. FAS 141 is effective for all business combinations (as defined in the statement) initiated after June 30, 2001 and for all business combinations accounted for by the purchase Method that are completed after June 30, 2001 (that is, the date of the acquisition is July 1, 2001 or later). Celerity does not expect adoption of FAS 141 to have a material impact on its reported results of operations, financial position or cash flows.

         FAS 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition (i.e., the post-acquisition accounting). FAS 142 supercedes APB 17, Intangible Assets. Under FAS 142, goodwill and indefinite lived intangible assets will no longer be amortized and will be tested for impairment at least annually at a reporting unit level. Additionally, the amortization period of intangible assets with finite lives is no longer limited to forty years. FAS 142 is effective for fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized. Early application is permitted for entities with fiscal years beginning after March 15, 2001 provided that the first interim period financial statements have not been issued previously. Celerity does not expect adoption of FAS 142 to have a material impact on its reported results of operations, financial position or cash flows.

         FASB Statement of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations" ("SFAS 143") was issued in August 2001. SFAS 143 changes the accounting and reporting for asset retirement obligations. SFAS 143 is effective for fiscal years beginning after June 15, 2002. The Company is currently assessing the effect, if any, on its financial statements of implementing SFAS 143.

                             DESCRIPTION OF BUSINESS

COMPANY OVERVIEW

         We develop and manufacture digital video servers and digital set top boxes for the interactive television and high speed Internet markets. We also are seeking to offer a number of enhanced services such as home energy management, and security and healthcare monitoring, and have identified several market segments for the long-term deployment of this technology: multiple dwelling units ("MDU") housing, hotels, schools, telephone, cable, and energy companies, hospitals and assisted living centers, and corporate applications.

         We have targeted the following market segments:

         In the near-term, we believe the MDU marketplace offers a promising outlet for our products with nearly 34 million housing units in the United States alone. We believe that this market opportunity exists due, in part, to poor service provided by traditional cable operators, and because it is possible to sign long-term exclusive right of entry contracts with building owners in 35 states. We recently announced our first three MDU projects for Bala Properties.

         We also believe that the hospitality industry is also well suited to our products. Market research indicates that guests are no longer satisfied with cable TV and pay-per-view alone and instead are demanding new services, such as interactive TV and high-speed Internet connections.

         Education is emerging as a high priority under the new administration. State and federal governments are spending heavily on education technologies. We recently announced our first sale to a school in the Adena School District in Ohio.

         We also believe that the intense competition among traditional telecommunications companies, cable companies, competitive local exchange carriers (CLECs), long distance carriers, energy companies, and Internet service providers (ISPs) to provide a robust suite of enhanced broadband digital services to homes, schools, multi housing, hospitals, and the hospitality industry provides another emerging opportunity for our products.

         The burgeoning need for extensive but user-friendly services in hospitals, assisted living facilities also appear to offer great opportunities for us. In addition to a demand for entertainment programming, our services can include staff and patient training and education, medical monitoring and management.

RECENT DEVELOPMENTS

         As of June 30, 2001, we had cash on hand of $54,453 and working capital of approximately $(1,899,026). Our operations are financed primarily from the sale of debt and equity securities. For the foreseeable future, we believe we will continue to rely on external capital to fund our operations. Without the Equity Line of Credit, we believe that we have enough cash to last through November 2001.

         We are continuing to seek additional sources of capital in order to repay our obligations and to provide for our working capital requirements for the long-term. We are also continuing to seek strategic investments from one or more large or well-known companies in the interactive video services, telecommunications or high speed Internet industries. We believe that the involvement of such a firm or firms is material to our ability to grow. There can be no assurance that we will be able to obtain any such required additional funds on a timely basis, or on favorable terms, or at all.

         In February 2001, we sold the assets of our CD-ROM segment for 20 convertible preferred shares of Maxwell Rand, Inc. Since we had written the assets of this segment down to zero, and the fair value of the shares of Maxwell Rand are not currently determinable, no gain or loss on this sale has been recorded.

         In January 2000, we agreed to a settlement of an outstanding account receivable from Integrated Network Corporation and ViaGate Technologies related to projects in China. We accepted a $45,000 settlement in lieu of the $224,000 owed. At this time, there are no significant accounts receivables due to us.

         The following discussion of our business and, in particular, our sales and marketing plans, assumes that we will receive sufficient capital to continue as a going concern. Depending upon the amount of proceeds, if any, received by us, and the timing of those proceeds, our ability to continue as a going concern could be adversely affected.

OUR PRODUCTS

         Our products for the interactive video services market consist of products that we develop and manufacture and products manufactured by others that we resell and integrate into our system.

PRODUCT MANUFACTURED BY US

         DIGITAL SET TOP BOXES. We have developed a new digital set top box, the T 6000. The T 6000 is designed to work with many transmission networks and supports multiple outputs of video, sound and data. We believe that the T 6000's open architecture and array of functionality and connectivity make it one of the more advanced products in the industry. Features include a Pentium processor, extensive memory, a wide array of network inputs and system outputs, 2D and 3D graphics and an attractive consumer design. The set top box also incorporates hardware and software that can be utilized for home energy management, home security monitoring and healthcare monitoring.

PRODUCTS MANUFACTURED AND DEVELOPED BY OTHERS

         We also intend to use products manufactured by others, including:

         DIGITAL VIDEO SERVERS. Previously, we manufactured two different video servers: (i) an asynchronous transfer mode (ATM) based server, the CTL 9000, designed to be used for FTTC, DSL and HFC networks, which has been deployed in Taiwan and China; and (ii) a scaled down ATM server, the CTL 7000, used for trials, focus groups and similar applications, which has been deployed in Canada. We entered into an agreement with nCube in June 2000 to have an OEM version of their nCube Media Cube 4 digital video server manufactured for us as the Celerity CTL 9500, but with substantially better cost, size, reliability and environmental tolerance. These ATM based servers include improvements in cost per stream, capacity and operating speed over previous models and are designed to simplify connections to current networks and provide valuable new features, including variable bit rate, data stream grooming, data flow improvement and higher bandwidth. The servers are all scalable, enabling them to be used in small to large-scale deployments. For large-scale deployments, the servers can be deployed in nodes which can include one or more servers. As part of our agreement with nCube, we purchase the Oracle OVS3 operating system software. In addition, our servers incorporate or interface with HTML, Java, Solaris and other software systems.

         Our digital servers are standards compliant and have been proven to be interoperable with the network and switching equipment of several major companies, including Alcatel, Nortel and Cisco. We have also successfully integrated its digital video servers with digital set top boxes made by other companies including Samsung, Tatung, Hyundai and Acorn.

         NETWORK EQUIPMENT. We have certain formal and informal arrangements with Nortel, Cisco, Extreme Networks and ViaGate Technologies to include their network equipment as part of overall bids for end-to-end interactive video systems and in certain cases to be included in end-to-end bids by these companies. Nortel, for example, has done a number of bids which include our products.

         Although we provide digital video servers, we are seeking to enter into arrangements with other digital video server manufacturers, such that they will offer our T 6000 digital set top box as part of end-to-end systems.

         OTHER EQUIPMENT. Interactive video services systems also utilize components such as digital encoders, digital production studio equipment, digital production software and other equipment. We have entered into certain arrangements with respect to the resale of digital encoders and are seeking to enter into additional arrangements with sellers of this kind of equipment, with a view toward to enabling us to offer a complete end-to-end system to potential customers on a fully integrated basis.

         OTHER SOFTWARE. We provide a basic video-on-demand application, which we call the "Celerity" user interface and some sample applications, such as shopping, as part of our server software. However, most system operators will require a suite of applications upon installation of this type of system, with the potential of adding additional applications in the future. We have entered into certain arrangements to provide interactive video applications software and are seeking to enter into additional arrangements to provide interactive video application software and business support systems software to our customers. We have also entered into an agreement with Battelle Laboratories in which Battelle is providing home energy management software which operates on the T6000 digital set top box at no cost to us. Upon the sale of such software, the revenues will be shared between the parties.

INTERACTIVE VIDEO/HIGH SPEED INTERNET SEGMENT

         Our products can be adapted over a variety of interactive video systems. The following is an overview of these interactive video systems:


                                    INDUSTRY

INDUSTRY OVERVIEW

         LINEAR TELEVISION AND VCR TECHNOLOGY. Until about 30 years ago, audio-visual home entertainment choices were primarily limited to linear content (i.e., content that plays in a pre-programmed sequence and which cannot be controlled by the viewer). In the 1970's, the growing popularity of videocassette recorders (VCR's) and videocassette tapes provided new choices to home viewing audiences. VCR and videocassette technology provides viewers with the ability to view content on demand and to manage content through the use of pause, resume, fast forward, rewind, and other features. VCR use, however, entails the inconvenience of leaving home to purchase or rent video cassettes or choosing from among the often limited content available for recording on television. Many video stores have only a limited selection of titles, particularly in areas such as educational content and games, and the most sought after titles are frequently unavailable. The proliferation of cable television, satellite television, pay-per-view, and similar technologies has improved linear television choices, but these technologies do not offer the ability to select content to be viewed on demand, rather than on a scheduled basis. New technologies such as digital video disc (DVD) have improved the quality of stored content, but entail similar inconveniences and limited choices as VCR technology. New technologies such as Replay and TiVo allow digital recording from television; however, they have complicated user interfaces and a very limited range of available content.

         TELECOMMUNICATIONS COMPANIES AND BROADBAND INTERACTIVE SERVICES. In the early 1990's, telephone and cable companies and other interested parties, such as television and motion picture studios, began to experiment with the idea of providing broadband interactive services. Broadband services are those which run over a high capacity digital network such as asynchronous digital subscriber lines (DSL), high speed data lines (T1 and E1), hybrid fiber coaxial cable (HFC) lines, and fiber to the curb (FTTC) fiber optic lines, as well as wireless technologies such as satellite and multi-channel, multi-frequency distribution service (MMDS). These high capacity networks, made possible by breakthroughs in the ability to convert information from analog to digital form and by improved data compression technologies, have the ability to deliver vast quantities of data into a home, hotel, business or other facility. Broadband networks also have the capacity to provide for interactivity between the user and content providers. Industry sources anticipate that, if broadband networks become widely deployed, they will usher in a new age of information technology due to the potential quantity and robustness of content, and the speed, ease of use and interactivity of those networks.

         Following changes in the regulation of the telecommunications industry in 1992, it was anticipated that the large domestic telephone and cable companies, and their counterparts abroad, would seek to deploy broadband networks and interactive services in communities on a widespread basis. The Regional Bell Operating Companies (RBOCs), for example, successfully sought relief in the courts to be permitted to become not only network providers for such services, but content providers as well. Further regulatory changes in 1995 and 1996 reduced the potential cost of deploying broadband networks. A number of interactive video trials were run by U.S. companies, including Time Warner, Telecommunications, Inc. (TCI), GTE, Verizon and BellSouth Corporation, which demonstrated that the technology did work, although to varied degrees. International telecommunications companies, including Telecom Italia, Korea Telecom, Hong Kong Telecom, Deutsche Telekom and British Telecom, demonstrated similar results abroad. These trials were generally costly, in part because they were characterized by "trial approaches" including development and testing of prototype versions of equipment and alpha and beta versions of newly developed software, and experiments in pricing, content, menus, navigation and methodologies. Further, these trials occurred during a period of rapid technological change and improvement and evolving standards. For example, DSL equipment, which now typically costs a few hundred dollars per home, typically cost a few thousand dollars per home in 1993.

         By 1997, activity in the broadband services area had been significantly reduced, and some companies, such as Verizon and TCI, had announced reductions or delays in their deployment plans. Reasons given for such reductions or delays included a change of focus toward local and long distance competition, the high cost of deploying large broadband networks, business reorganizations, delays pending the introduction of lower cost, more functional, or industry standard technologies and reduced competitive threats from within the industry. By 1999, however, these companies were beginning to show some renewed interest, primarily due to competitive DSL and cable modem providers beginning to penetrate their markets.

         NARROWBAND INTERACTIVE SERVICES. Beginning in the 1980's, the proliferation of home computers and the development of the Internet and Internet service providers, such as America Online, Prodigy, Compuserve, EarthLink and MindSpring, have allowed millions of people to access interactive content and services over telephone lines. Internet content is becoming increasingly rich, robust, and interesting. Industry sources estimate that United States consumers spent more than $620 million for Internet services in 1996, and project that such expenditures will grow to more than $15 billion in 2001, and that the number of Internet households will grow from an estimated 23.4 million in 1996 to 66.6 million in the year 2000. The Internet has begun to condition consumers, and younger consumers in particular, to obtaining information, experiencing content, playing games and shopping in an interactive fashion. However, telephony based services, which are generically referred to as narrowband services, have constraints on the quantity of information that can be delivered, and are currently unable to download large files, such as full length videos, at a satisfactory quality or speed. Computers tend to be relatively expensive, compared to television sets, and computers monitor and display technologies are not optimized for viewing video content. Furthermore, although most people are comfortable with television as a medium, many people, especially older consumers, lack experience with computers and may be uncomfortable with, or are averse to, computer technology.

         Different companies have employed different strategies to address the shortcomings of narrowband networks in the absence of generally available broadband networks. For example, WebTV (owned by Microsoft) has begun offering enhanced graphics and other features over narrowband networks with a television rather than a PC interface. In order to address the need for high speed services, the cable industry has begun deploying cable modems, and the telephone industry has begun deploying DSL equipment for high speed access, so that the narrowband services can run at the highest possible speed on metallic, telephone or cable lines. For example, @Home Network is deploying as a high speed Internet Service Provider (ISP) on several cable companies' networks. We believe that, despite these and other initiatives, narrowband networks are unlikely to achieve the combination of technological accessibility and speed, security, and robustness of transmission characteristic of broadband systems. The public access methodology in the Internet and other narrowband networks, coupled with off -the-shelf modems, makes security, both for privacy of communications and secure commercial transactions, difficult to achieve. The hardware and software of interactive broadband systems and the architecture of such networks creates a more secure environment for such transactions. In addition, although better software, compression methods and other tools have enabled improvements in narrowband services, the physical constraints of narrowband networks are substantial compared to those of broadband networks. Many narrowband lines, especially older lines in cities (a preferred market segment) cannot run at 56 kilobits per second (kbps) the highest widely available PC modem rate. This rate does not compare to 1.5 Megabits to 25 Megabits per second rates provided by broadband networks.

         CELERITY'S BROADBAND INTERACTIVE VIDEO SERVICES. We believe that the increase in linear viewing alternatives such as direct broadcast satellite (DBS) have increased consumer demand for more content choices and that the development of the Internet has increased consumer interest in interactive content generally. We believe that the inherent limitations of narrowband networks, as compared with broadband networks, creates a market opportunity for a broadband technology, such as Celerity's, that offers superior speed and robustness, combined with a "user friendly" television-based technology. See "User Experience". In addition, the lack of major deployments by the RBOCs and other major U.S. telecommunications companies in the broadband market has, we believe kept many large consumer electronics companies from actively pursuing plans to supply hardware and software for broadband networks, thus enhancing the niche market opportunities for us. Even if major domestic telecommunications were to currently undertake such initiatives, it would take a substantial number of years and a massive capital commitment to deploy large-scale broadband networks. We also believe that advances in servers, set top boxes, and network equipment enable operators of small scale broadband networks to now offer interactive video services to their subscribers at attractive prices. See "Potential Markets" and "Marketing Strategy."

BASIC INTERACTIVE SERVICES CONFIGURATION

         An interactive video services networks system typically includes the following components: (i) network equipment, including high speed lines and switches, for transmission of content; (ii) digital set top boxes, which receive the content and transmit subscriber requests; (iii) digital video servers, which store the content and control its transmission over the network; (iv) content and (v) software which runs user applications and business support applications such as subscriber billing. See "Products."

NETWORK EQUIPMENT

         High Speed Lines (DSL, T1/E1, HFC, FTTC, satellite, MMDS) connect the network service provider's central office or head end to subscribers homes, hospital beds, dormitory rooms or hotel rooms. High-speed networks switching equipment connects subscribers to content furnished by video information providers (VIPs), either locally or internationally. There are a large number of providers of this network equipment, including CF Alcatel, Extreme Networks, Inc., Ericsson, ViaGate Technologies, Lucent Technologies, Scientific Atlanta, Inc., Elastic Networks and Siemens Communications.

DIGITAL SET TOP BOXES

         In each subscriber location, one or more digital set top boxes and remote control devices are associated with each television set and/or personal computer that receives interactive video programming. Digital set top boxes feature high-speed processors, RAM memory, high and low speed output ports and other computer components.

DIGITAL VIDEO SERVERS

         The digital video server is a high-speed computer to which a subscriber is connected via the network. The basic functions of a digital video server are to cost effectively (i) store and rapidly retrieve and transmit large amounts of content, (ii) provide a large number of input/output ports so that subscribers can access the system quickly and easily retrieve information, (iii) function with an operating software system to manage user applications, and (iv) provide business support systems capability to accumulate and provide data for services such as billing, customer service and content management.

CONTENT PREPARATION EQUIPMENT

         In order to store content in a digital server, send it over a broadband network, and interpret the content through a digital set top box, the content must be encoded (or converted from analog to digital format) and compressed. Compression standards, primarily Motion Picture Experts Group One and Two (MPEG1 and MPEG2), have been adopted for the preparation and storage of this content.

APPLICATIONS AND BUSINESS SUPPORT SOFTWARE

         Operators of interactive video systems require two kinds of software in addition to the operating system software for servers and set top boxes. Interactive applications software is designed to offer services, such as shopping, travel, banking, education, medicine, video-on-demand, karaoke and digital music. Business support systems (BSS) software includes applications such as customer service, billing, telemarketing, content management, content provider management, workforce management and similar functions. Applications in BSS software are available from a number of companies, including Arrowsmith, EDS, IMAKE, Informix and Prasara and we anticipate that the availability of applications software, in particular, will increase as broadband networks proliferate.

SERVICES

         We intend to act as an overall systems integrator for interactive video projects, which may entail integrating the end-to-end system in our products prior to shipment, on-site integration, or both. The scope of work required for integration will vary widely, depending upon project size and other variables. We also offer a number of additional services, including customer training, documentation, maintenance and support.

CONTENT

         We intend to enter into arrangements with content integrators and content owners so as to be able to offer content as part of end-to-end solutions.

USER EXPERIENCE

         Current subscribers to interactive video services enjoy a broad scope of new content and applications. Content available "on demand" is stored on a digital video server and may be viewed by any subscriber at any time chosen by the subscriber by the use of a navigation/menu system.

         We anticipate that applications will become more robust, numerous and exciting in the future as new content, applications and enhanced technical capabilities become available. For example, travel reservations and information could be a possible application for interactive video services. A subscriber equipped with an ordinary television set or PC, a digital set-top box and a hand-held remote control or wireless keyboard could select a travel company, which would be a video information provider (VIP) on the system, from an on-screen menu. A typical application might show major geographic areas, such as Asia, Europe, the United States and the Caribbean. A subscriber choosing Europe, for example, would be provided with a further choice among European countries. By choosing a country, e.g., Spain, a subscriber could be presented a choice among video, graphic and data content relating to that country, such as general interest videos and information relating to packaged tours, airline options and hotels. Similar applications are currently available on narrowband services, such as the Internet; however, broadband applications such as our products can accommodate lengthy high quality videos and robust graphics, including three-dimensional graphics, which cannot currently be as efficiently downloaded or viewed via a narrowband network. We also believe that the significantly greater security, both for transactions and communications, available through broadband networks will be more attractive to consumers. We believe that broadband networks could, in the future, also include applications with an electronic data interchange (EDI) back end, which would allow the subscriber to ascertain the availability and confirm reservations for different products and services such as hotel or car rental or airline tickets on a near-real-time basis, including potentially two-way video conversations with agents.

         Customers will typically be billed a monthly fee for access to the interactive services, a rental fee for the set top box and additional fees for the content and applications accessed although it is anticipated that certain VIPs will provide applications without a separate charge as means of increasing sales of products or services.

POTENTIAL MARKETS

         The markets for interactive video systems may be categorized as public or private networks. Public networks, such as those of telephone companies, cable companies, energy companies or Internet service providers (ISPs), are potentially available to all consumers with a given geographical market. Private networks are those offered in a more limited area, such as a hotel, hospital, apartment building, school or business complex or college campus.


                                    STRATEGY

MARKETING STRATEGY

         Our marketing strategy is to seek customers in each of the potential emerging markets, to encourage the leading companies and organizations to adopt this technology and to position our self as a leading provider of interactive video services within niche markets. We believe that it is important to achieve market penetration at an early stage in the development of particular niche markets in order to compete successfully in those markets. Our marketing is based on our demonstrated ability to install digital video systems on each of the major network types and its potential to provide end-to-end interactive video solutions. See "Deployments" and "Strategic Alliances." In addition, the scalability of our servers provides flexibility in deploying interactive video services systems varying in size from systems designed to serve 25 simultaneous users to those capable of serving many thousands of users in a variety of markets on a cost effective basis. We believe that this scalability would be an attractive feature to potential customers. We also believe that our T 6000 digital set top box, with its wide range of capabilities to interconnect with many different networks and many different peripheral and display devices, will allow us to compete favorably in several different markets, either with our own digital video server or with others. We believe that a diversified marketing approach provides us with flexibility in targeting emerging markets, enabling us to recognize market opportunities and adapt to perceive changes in marketing priorities. However, due to our limited resources, we have determined to focus on those markets in which we believe there is greater interest at this time, while looking for targets of opportunity in our other niche market segments. We believe that the markets which appear most favorable at this time are schools, energy companies, hospitality, hospitals and multi-housing. We have limited sales and marketing experience and there can be no assurance that we will be successful in implementing its marketing plans. See "Risk Factors - Limited Sales; Limited Marketing and Sales Experience."

PUBLIC NETWORKS

         We also believe there are potential market opportunities in public networks, such as those maintained by electric companies, telephone companies, cable companies and Internet service providers in North America.

         ELECTRIC   COMPANIES.   Domestic  electric   companies  are  now  being
deregulated and are subject to intense competitive pressures and the need to find new sources of revenue. Many electric companies have installed or are continuing to install fiber optic lines in communities for remote meter reading and equipment monitoring purposes. These lines could be used to provide a full menu of video services. Electric companies are not currently regulated in the same manner as cable and telephone companies, typically have long standing relationships with subscribers and often have pole and buried cable rights of way which could give them a competitive advantage over potential entrants into the interactive video services market. Electric companies may also see the provision of additional services as a means as protecting key customers, such as hospitals, from incursion by other energy companies outside their operating territory, that can now sell to these customers under the operating principles of the North American Power Grid System. A number of electric companies in the United States and Canada have expressed an interest in such deployments and one energy company, Hopkinsville Electric Service, in Hopkinsville, Kentucky, has ordered a system from us.

         TELEPHONE COMPANIES. There are more than 1300 independent domestic telephone companies and ten major telephone companies within North America. Major independent telephone companies include Sprint Corp, Buena Vista Tel. and Cincinnati Bell Incorporated. In addition, there has arisen an entire new class of telephone companies called Competitive Local Exchange Carriers (CLECs) including such successful and growing companies as RCN. We believe that as telephone companies upgrade their backbone networks to fiber optics and begin to deploy high-speed services to homes, they are ideal candidates to install our systems. Local telephone companies, including long distance carriers that are installing local telephone networks, have installed or plan to install modern fiber optic networks may be seeking new revenue opportunities to offset the cost of such installations. We believe that independent telephone companies and CLECs may have more flexible management styles than large telecommunications companies and may be quicker to commit to strategic decisions, such as providing interactive video systems to their customers.

         FOREIGN TELEPHONE COMPANIES. Up until this time, most of our deployments have been for telephone companies outside the United States. Foreign companies have been more active in deploying interactive video services than domestic U.S. companies. We believe that, in part, this is because in many countries the telephone company is owned or supported directly by the government, which may see the addition of such services, especially public interest services such as education and health oriented services, as being beneficial to its citizens. Because of the lack of name recognition and because we have lacked our own direct sales force, we have been limited to responding to customer bids and has made only limited sales in this market, which we believe is large and rapidly growing. Potential markets are emerging in Europe, Latin America, Canada and Africa, in addition to existing and merging markets in Asia. However, we have found that such projects are difficult and expensive to perform, and therefore we are not actively marketing our services abroad. However, should we find profitable, well-funded projects outside the U.S. where we have has a reliable strategic partner in that geographic area, we would entertain doing such international projects. See "Deployments."

         CABLE COMPANIES. The large domestic cable companies are currently served virtually entirely by Scientific Atlanta and Motorola. Private cable companies and companies wishing to supplant the local cable company, such as DirecTV, have an interest in deploying interactive video services, particularly in markets such as the multi-housing industry.

         INTERNET SERVICE PROVIDERS. There has been a recent move on the part of major Internet service providers including AOL Time-Warner, COVAD and others to install high speed digital networks, either fiber, DSL, or some combination thereof, in major city markets throughout the U.S. for the purpose of high-speed Internet access. We believe that new ISPs are very interested in providing a large profitable array of services to their customers to help justify the cost of these installations and the cost, on the subscriber's part, of the monthly service.

PRIVATE NETWORKS

         Many  hospitals,   apartment/condominium  complexes,  hotels,  resorts,
colleges and universities and businesses have installed or are considering installing private networks utilizing ATM, DSL, HFC, FTTC, or wireless technologies. Private networks are limited in geographic size and scope, but could potentially offer a wide range of interactive video and data services to their customers, generally on a for-profit basis. Private networks have the significant advantage of relatively rapid and low cost deployment, as it compared to large-scale public networks and they are well suited to the scalability of our technology solutions.

         DIGITAL HOSPITALS. Many domestic and foreign hospitals are already wired with state-of-the-art, high-speed digital networks (such as ATM or Ethernet) which would be suitable for interactive video services systems, although it is currently unclear who would fund these systems. We are aware of several situations in which health care providers such as pharmaceutical companies have expressed a willingness to underwrite some or all of the cost of content shown on these systems in return for strategic positioning in advertising. Our digital server, set top box and operating system technology could potentially accommodate an architecture designed to allow patients to view advertisements targeted to their condition, which could be attractive to advertisers. Another potential source of funding is energy companies, which value hospitals as high- demand consumers of electric power. A few power companies have expressed preliminary interest in the idea of installing our interactive video system in a mid-sized or large hospital as part of a multi-year power contract. We believe that another potential source of funding is the hospitals themselves. Interactive systems may be password- and ID-protected, so that the user is individually identified within the system. We believe the system could be designed to show patients targeted videos containing medical information or instructions which they would then electronically "sign" prior to being allowed to view entertainment services. Such a system could be attractive to hospitals as a means of patient education and to ensure that patients (or staff) have read and understand instructions and other information, such as liability warnings.

         MULTIPLE  DWELLING  UNITS  (MDUs).  Many  large  apartment   complexes,
condominiums,  gated  communities  and similar groups of homes,  termed Multiple

Dwelling Units or MDUs are now installing modern DSL, ATM, fiber optic, Ethernet or other network systems during construction or as an upgrade in order to attract or retain tenants or as a source of revenue. We believe that certain types of MDUs, such as retirement communities, represent particularly attractive potential markets, since these networks might offer shopping, education, interactive health and entertainment services to senior citizens or to consumers who have limited mobility. We are continuing to look for investors to pay for the equipping of such buildings and if such investment is obtained, we intend to move forward in the MDU market. In January and March 2001, we announced contracts with Bala Properties and In4Structures to do MDU projects in Arizona and Texas.

         DIGITAL HOSPITALITY. Some hotels, motels and resorts are already considering upgrading to a full digital interactive services solution. We anticipate that certain upscale hospitality properties, in particular, will install digital systems during construction or thereafter upgrade to digital systems. These digital systems have the potential to offer on-demand video programming, games, gaming, shopping, health, education and other services, in addition to high quality pay-per-view programming. In June 2000, we entered into agreement with WIT Technologies under which WIT will purchase at least 500,000 digital set top boxes and some digital video servers over five years.

         COLLEGES AND UNIVERSITIES. Many colleges have begun installing modern high-speed networks, usually fiber optic, ATM or Ethernet, on their campuses. Interactive video services provide an opportunity to add entertainment, educational and information services to these networks both as a source of revenue to help defray the cost of network installation and for educational purposes. For example, popular courses could be stored on a server for viewing by large audiences on a fully interactive basis, with the potential for interactive test-taking and homework submission. Such a system could also aid ill or physically handicapped students, those who work part time, absentees and those who live a significant distance from the college or university.

         SCHOOLS. Improving primary and secondary education has become a national priority. Many states and the federal agencies are looking to advanced technologies to make a difference. In March 2001, we announced our first school system sale in Adena, Ohio.

         CORPORATE. We believe our products and services are well suited for point of sale (POS) applications in which a server and multiple set top boxes would be deployed in a large retail environment to provide customers with detailed information on products and services, including pricing, specials, training and the like.

         We believe that the broadband digital networks represent a logical extension of Intranets. Business applications, such as training, data management, communications and public relations, could potentially be accommodated on broadband digital networks. The availability of such networks in a corporate campus could also be employed to attract companies to a particular business complex.

                                   MANAGEMENT

         Our present directors and executive officers are as follows:

                           NAME       AGE                      POSITION
            ------------------------ ------- -----------------------------
            Kenneth D. Van Meter      54      President,  Chief  Executive
                                              Officer and
                                              Chairman of the Board
            Fenton Scruggs            63      Director
            David Hultquist           38      Director
            Bruce Thompson            71      Director
            Edward Kidston            41      Director

         The following is a brief description of the background of our directors and executive officers.

         KENNETH D. VAN METER has been our President and Chief Executive Officer since January 20, 1997. He was elected Chairman of our Board on March 25, 1997. From May 1995 to January 1997, Mr. Van Meter served as Sr. Vice President, Operations, for Tele-TV Systems, a limited partnership owned by Verizon, NYNEX, and Pacific Telesis, which was engaged in providing systems, software, and services for its three parents in the interactive digital services industry. From June 1994 to May 1995, Mr. Van Meter was President of Bell Atlantic Video Services Interactive Multimedia Platforms, a wholly-owned subsidiary of Bell Atlantic. From April 1993 to June 1994, Mr. Van Meter was Vice President of Bell Atlantic Video Services. Prior to joining Bell Atlantic, from 1991 to 1993, Mr. Van Meter was Vice President and General Manager for Thomas Cook Limited, a travel services company. From 1989 to 1991, Mr. Van Meter was Group Vice President for two divisions of National Data Corporation ("NDC"). From 1984 to 1989, Mr. Van Meter was Director and General Manager of two businesses for Sprint Corp., United Business Communications (shared tenant services), and the Meeting Channel (2-way digital video teleconferencing). Mr. Van Meter holds an MBA with highest honors in management and marketing from the University of Georgia, and a B.S. with high honors in Chemistry from West Virginia University.

         FENTON SCRUGGS, one of our founders who funded our initial start-up, has been a member of our Board of Directors since our inception in 1993. Dr. Scruggs is a Board Certified Pathologist from Chattanooga, Tennessee, who has been in private practice since 1969. Dr. Scruggs received his undergraduate degree from the University of Virginia in 1959 and his graduate degree from the University of Tennessee in 1962. Dr. Scruggs completed his residency at Memphis Methodist Hospital and was a General Medical Officer in the U.S. Air Force from 1963 to 1965.

         DAVID HULTQUIST became one of our directors in October 2000. Mr. Hultquist has been President of Capital Resource Consultants since 1999. From 1998 to 1999, Mr. Hultquist served as Chief Operating Officer, Chief Financial Officer and in certain other positions with the Lanrick Group, a net worth advisory firm. From 1995 to 1997, Mr. Hultquist served as Chief Operating Officer and Director of Strategic Telecom Systems. From 1992 to 1995, Mr.
Hultquist  served as  Controller  of Global  Telemedia.  From 1986 to 1991,  Mr.
Hultquist served as Assistant Controller for Health Care REIT, Inc. Mr. Hultquist holds a BBA in Accounting from the University of Toledo.

         BRUCE THOMPSON became one of our directors in October 2000. Since 1970, Mr. Thompson has served as President of First Toledo Corporation, an owner-developer of assisted living facilities and manager of limited partnerships with assisted living assets. From 1970 to 1995, he served as Chairman and Chief Executive Officer of Health Care REIT, Inc., which owns and finances operators of nursing and rehabilitation centers, mental health facilities, retirement and assisted living complexes and allied health care properties. Mr. Thompson received his B.A. from Yale University and received his LLB and JD from the University of Virginia Law School. Mr. Thompson is a director of Health Care REIT, Inc.

         ED KIDSTON became one of our directors in October 2000. Mr. Kidston graduated with a BSBA from Tri-State University in 1981. Since graduation, Mr. Kidston has been employed with Artesian of Pioneer Inc. serving in numerous capacities. In 1995, he became President and Chief Executive officer of Kidston Family Companies, parent to several wholly owned companies, competing in the business of Hotel/Motel ownership and management - municipal, industrial and commercial water treatment systems - industrial development- residential, MDU, and commercial real estate ownership and management, among others.

MEETINGS

         During our fiscal year ending December 31, 2000 ("FISCAL 2000"), our Board of Directors met on 8 occasions, the Audit Committee met on 1 occasion and the Compensation Committee met on 1 occasion. Each incumbent director attended at least 75% of the total number of meetings of the Board and Committees on which he served.

COMMITTEES OF THE BOARD OF DIRECTORS

         AUDIT COMMITTEE. Bruce Thompson and David Hultquist serve as the members of our Audit Committee. The functions of the Audit Committee are primarily to: (1) to provide advice to the Board of Directors in selecting, evaluating or replacing outside auditors, (2) to review the fees charged by the outside auditors for audit and non-audit services (3) to ensure that the outside auditors prepare and deliver annually a Statement as to Independence, (4) to meet with outside auditors to discuss the results of their examination and their evaluation of internal controls and the overall qualify of financial reporting, and (5) to meet with the outside auditors to discuss the scope of the annual audit, to discuss the audited financial statements.

         COMPENSATION COMMITTEE. Fenton Scruggs, David Hultquist and Edward Kidston serve as the members of our Compensation Committee, which is responsible for making recommendations to our Board of Directors regarding compensation arrangements for our officers and for making recommendations to our Board of Directors regarding the adoption of any employee benefit plans and the grant of stock options or other benefits under such plans.

AUDIT COMMITTEE REPORT

         The Audit Committee has reviewed and discussed with our independent auditors the matters required to be discussed by SAS61. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, and has discussed with the independent accountant the independent accountant's independence. Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-KSB for the last fiscal year for filing with the SEC.

                                 BRUCE THOMPSON
                                 DAVID HULTQUIST
COMPENSATION OF DIRECTORS

         IN 2000, our non-employee directors received $2,000 per calendar quarter payable in shares of our common stock. In addition, our non-employee directors received options to purchase 5,000 shares of our common stock at the market price of our common stock on the last day of each calendar quarter.

         IN 1999, our non-employee directors received $2,500 per calendar quarter payable in shares of our common stock.

EXECUTIVE COMPENSATION

         SUMMARY COMPENSATION TABLE. The following table sets forth the annual and long-term compensation for services in all capacities for the fiscal years ended December 31, 2000, 1999, and 1998 paid to Kenneth D. Van Meter, our Chairman of the Board, President, and Chief Executive Officer ("NAMED EXECUTIVE OFFICER"). No other executive officer received compensation exceeding $100,000 during the fiscal year ended December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                          ANNUAL COMPENSATION                      LONG TERM COMPENSATION
                       ----------------------------- ----------------------------------------------------------
                                                                     AWARDS
                                                                   RESTRICTED      SECURITIES
                                                                      STOCK        UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR      SALARY        BONUS     AWARD(S)         OPTIONS      COMPENSATION
-------------------------------- --------- ------------- -------- -------------- -------------- ---------------
Kenneth D. Van Meter              2000     $278,760(1)       --          --                --              --
Chairman of the Board             1999     $170,100(2)       --          --                --              --
Chief Executive Officer, and      1998     $170,100          --          --        413,200(3)              --
President

-------------------

(1) Includes $13,125 voluntarily deferred in 2000 and $96,185 paid in common shares of Celerity.

(2)     Includes $155,925 voluntarily deferred in 1999.

(3)     Options repriced on December 1, 1998.


         No options were granted to the Named Executive Officer during the fiscal year ended December 31, 2000.

         The following table sets forth certain information concerning the number and value of securities underlying exercisable and unexercisable stock options as of the fiscal year ended December 31, 2000 by the Named Executive Officer.


                              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                             YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES
                                 NUMBER OF                UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                   SHARES                       OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                ACQUIRED ON     VALUE        DECEMBER 31, 2000         DECEMBER 31, 2000
NAME                              EXERCISE     REALIZED  EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
-------------------------------------------------------------------------------------------------------------
Kenneth D. Van Meter                    --         --      413,200           -0-         -0-           -0-


EMPLOYMENT AGREEMENT

         KENNETH VAN METER. Our employment agreement with Mr. Van Meter, as amended, expired January 20, 2000. Mr. Van Meter is currently employed by us without such an agreement. Pursuant to his prior employment agreement, Mr. Van
Meter received an annual base salary of $162,000. The employment agreement provided for the annual review of Mr. Van Meter's salary. In May 2000, our Board of Directors approved an increase to Mr. Van Meter's base salary for 2000 to $225,000 with a potential bonus of 200% of such salary. Retroactive salary increases for 1998 and 1999 were also granted and were paid in shares of common stock in June 2000 ($8,505 raise for 1998, paid as 8,000 shares; $8,930 raise for 1999, paid as 10,338 shares).

         Pursuant to his employment agreement (now expired), Mr. Van Meter may have, at the discretion of our Board of Directors, received an annual incentive bonus equal to up to 99% of Mr. Van Meter's base salary if he and Celerity reached certain milestones. Up to two-thirds of such incentive bonus was to be awarded and paid within thirty days following the end of each calendar year and up to the remaining one third of such bonus was to be awarded at the end of each calendar year and vest in two equal installments on the first and second anniversaries of the date of the award.

         In July 1997, Mr. Van Meter purchased 15,000 shares of common stock for nominal consideration plus the cancellation of certain anti-dilution rights and received options to purchase 183,200 shares of common stock at $1.38 per share and options to purchase 230,000 shares of common stock at $3.00 per share. Such options were repriced on December 1, 1998 at an exercise price of $0.688 per share. Additionally, during 1997, Mr. Van Meter received reimbursement of approximately $37,272 for expenses incurred as a result of his relocation.


                                       40


STOCK OPTION PLANS

         On August 10, 1995, the Board of Directors and stockholders adopted our 1995 Stock Option Plan (the "1995 PLAN"). The 1995 Plan provides for the grant of options to purchase up to 178,929 shares of common stock to our employees and officers. In August, 1997, our Board of Directors and the stockholders adopted our 1997 Stock Option Plan. The 1997 Plan provides for the grant of options to purchase up to 200,000 shares of common stock to our employees, directors, and officers. In August 2001, the Board of Directors adopted our 2001 Equity
Incentive Plan. The 2001 Plan provides for the grant of options to purchase up to 9,000,000 shares of common stock to our employees, consultants, directors and officers. Options granted under the Plans may be either "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "CODE"), or non-qualified options.

         The Plans are administered by our Board of Directors which serves as the stock option committee and which determines, among other things, those individuals who receive options, the time period during which the options may be partially or fully exercised, the number of shares of common stock issuable upon the exercise of each option, and the option exercise price.

         The exercise price per share of common stock subject to an incentive stock option may not be less than the fair market value per share of common stock on the date the option is granted. The per share exercise price of the common stock subject to a non-qualified option may be established by our Board of Directors, but may not be less than 85% of the fair market value of the common stock on the date of the grant. The aggregate fair market value
(determined as of the date the option is granted) of common stock for which any person may be granted incentive stock options which first become exercisable in any calendar year may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to such person, more than 10% of the total combined voting power of all classes of capital stock of Celerity (a "10% STOCKHOLDER") shall be eligible to receive any incentive stock options under the Plan unless the exercise price is at least
110% of the fair market value of the shares of common stock subject to the option, determined on the date of grant.

         No stock option may be transferred by an optionee other than by will or the laws of descent and distribution and, during the lifetime of an optionee, the option will be exercisable only by the optionee or a representative of such optionee. In the event of termination of employment other than by death or disability, the optionee will have no more than three months after such termination during which the optionee shall be entitled to exercise the option, unless otherwise determined by the stock option committee. Upon termination of employment of an optionee by reason of death, such optionee's options remain exercisable for one year thereafter to the extent such options were exercisable on the date of such termination. Under the 1997 Plan, upon termination of employment of an optionee by reason of total disability (as defined in the 1997
Plan) such optionee's options remain exercisable for one year thereafter.

         Options  under the 1995 Plan must be issued within 10 years from August
10, 1995, the effective date of the 1995 Plan. Options under the 1997 Plan must be issued within 10 years from August 6, 1997, the effective date of the 1997
Plan. Options under the 2001 Plan must be issued within 10 years from August 23, 2001, the effective date of the 2001 Plan. Incentive stock options granted under the Plans cannot be exercised more than 10 years from the date of grant.
Incentive stock options issued to a 10% Stockholder are limited to five-year terms. Payment of the exercise price for options granted under the Plans may be made in cash or, if approved by our Board of Directors, by delivery to us of shares of common stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods. Therefore, an optionee may be able to tender shares of common stock to purchase additional shares of common stock and may theoretically exercise all of such optionee's stock options with no additional investment other than the purchase of the original shares.

         Any  unexercised   options  that  expire  or  that  terminate  upon  an
employee's  ceasing to be employed  by us become  available  again for  issuance under the Plan from which they were granted.

         On November 25, 1998, our Board of Directors approved a resolution which permitted us to reprice all outstanding options to purchase common stock which were held by employees as of December 1, 1998, to a price equal to the closing of our common stock reported on the Nasdaq SmallCap Market on December
1, 1998. Such closing price on December 1, 1998 was $.688 per share.

401(K) PROFIT SHARING PLAN

         We had a 401(k) profit sharing plan (the "401(K) PLAN"), pursuant to which we, at our discretion each year, could make contributions to such plan


                                       41

which match a certain percentage, as determined by us, of the contributions made by each employee. We may elect not to make matching contributions to the 401(k)
Plan in any given year. We made no matching contributions in fiscal years 1998 or 1999 and terminated the plan during 1999.

EMPLOYEE SHARE PAYMENT PROGRAM

         Under Celerity's Employee Share Payment Program, each employee may elect to be paid up to 30% of his or her salary in shares of common stock in lieu of cash compensation. For each employee making such election, Celerity will issue such employee shares of common stock valued, at the time of issuance, twice the amount of foregone cash compensation.

INDEMNIFICATION

         Our Certificate of Incorporation provides that we will indemnify its officers, directors, employees and agents to the fullest extent permitted by Delaware law. Indemnitees are entitled to such indemnification in advance of any final proceeding. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.






                                       42



                             DESCRIPTION OF PROPERTY

         In December 1999, we have entered into a lease for a facility with approximately 7,420 square feet of combined office and warehouse space at 122
Perimeter Park Drive, Knoxville, Tennessee. The term of the lease is from January 15, 2000 to January 14, 2003, with an option to renew for two additional three-year periods. Monthly lease payments average approximately $5,000 per month plus utilities and certain other maintenance expenses. The property is in good condition.


                             LITIGATION PROCEEDINGS

         We have no pending litigation, other than a claim for non-payment of printing expenses. The action was brought on January 30, 2001 and is pending before Supreme Court of the State of New York, County of New York. In this action, the plaintiff, Merrill/New York Company, has sued us for the non-payment of financial printing fees and is seeking approximately $118,000 in damages, plus interest and certain costs. We intend to defend the action vigorously.

         In addition,  certain creditors have threatened litigation if not paid.
We are seeking to make arrangements with these creditors. There can be no assurance that any claims, if made, will not have an adverse effect on Celerity.






                                       43




                             PRINCIPAL SHAREHOLDERS

BENEFICIAL OWNERS

         COMMON STOCK. As of October 9, 2001, other than (i) the persons identified in the following table and (ii) the directors and executive officers identified in the table under "Directors and Executive Officers" section below, no person owned beneficially more than five percent (5%) of our common stock.

         PREFERRED STOCK. As of October 9, 2001, other than (i) the persons identified in the following table and (ii) the directors and executive officers identified in the table under "Directors and Executive Officers" section below, no person owned beneficially more than five percent (5%) of our Series B
Preferred Stock.

         As of October 9, 2001, other than the persons identified in the following table, no person owned beneficially more than five percent (5%) of our Series C Preferred Stock.

                                                                             SHARES
                                                                       BENEFICIALLY             PERCENT
NAME AND ADDRESS                        TITLE OF CLASS                        OWNED         OF CLASS(1)
--------------------------------------- ------------------------ ------------------ -------------------
Sui Wa Chau                             Common Stock                      3,726,708               5.22%
c/o 122 Perimeter Park Drive
Knoxville, Tennessee  37922

Peter Che Nan Chen                      Common Stock                      3,726,708               5.22%
c/o 122 Perimeter Park Drive
Knoxville, Tennessee  37922

RNI Limited Partnership                 Common Stock                     10,054,428              12.94%
c/o 122 Perimeter Park Drive
Knoxville, Tennessee  37922

Lam King Shan                           Common Stock                      3,726,708                5.2%
c/o 122 Perimeter Park Drive
Knoxville, Tennessee  37922

Yorkville Advisors, LLC                 Common Stock                      6,000,000               8.15%
c/o 122 Perimeter Park Drive
Knoxville, Tennessee  37922

DKMT Co.                                Series B Preferred Stock              10(2)               10.5%
c/o 122 Perimeter Park Drive
Knoxville, Tennessee 37922

TKM Partnership                         Series B Preferred Stock               5(3)                5.3%
c/o 122 Perimeter Park Drive
Knoxville, Tennessee  37922

Cornell Capital Partners, LLC           Series B Preferred Stock               7(4)                7.4%
521 Fifth Avenue, 17th Floor            Common Stock                     11,874,873              14.94%
New York, New York 10175

Mary Ellen Misiak                       Series B Preferred Stock               7(5)                7.4%
c/o 122 Perimeter Park Drive            Common Stock                      5,714,286                7.8%
Knoxville, Tennessee 37922

                                       44

                                                                             SHARES
                                                                       BENEFICIALLY             PERCENT
NAME AND ADDRESS                        TITLE OF CLASS                        OWNED         OF CLASS(1)
--------------------------------------- ------------------------ ------------------ -------------------
William Murphy                          Series B Preferred Stock               5(6)                5.3%
c/o 122 Perimeter Park Drive            Common Stock                      7,246,377                9.7%
Knoxville, Tennessee 37922

Gerald Simpson                          Series B Preferred Stock               5(7)                5.3%
c/o 122 Perimeter Park Drive            Common Stock                      5,341,615                7.3%
Knoxville, Tennessee 37922

Dr. Rodney Conrad                       Series C Preferred Stock             0.5(8)                8.3%
c/o 122 Perimeter Park Drive
Knoxville, Tennessee 37922

Mike and Vicki Faucher                  Series C Preferred Stock             1.0(9)               16.7%
c/o 122 Perimeter Park Drive
Knoxville, Tennessee 37922

David Huntley                           Series C Preferred Stock             1.0(9)               16.7%
c/o 122 Perimeter Park Drive
Knoxville, Tennessee 37922

Debbie Huntley                          Series C Preferred Stock             1.0(9)               16.7%
c/o 122 Perimeter Park Drive
Knoxville, Tennessee 37922

Daniel Jinks                            Series C Preferred Stock             0.5(8)                8.3%
c/o 122 Perimeter Park Drive
Knoxville, Tennessee 37922

Edward Korn                             Series C Preferred Stock             1.0(9)               16.7%
c/o 122 Perimeter Park Drive
Knoxville, Tennessee 37922

Jordanna Wasilesku                      Series C Preferred Stock             1.0(9)               16.7%
c/o 122 Perimeter Park Drive
Knoxville, Tennessee 37922

-------------------

(1) Applicable percentage of common stock is based on 67,607,657 shares outstanding, plus any securities convertible or exchangeable into shares of common stock for the purpose of computing the percentage of ownership of such person only, Series B Preferred Stock is based on 95 shares outstanding and Series C Preferred Stock is based on 6 shares outstanding, all as of October 9, 2001.

(2)      Convertible into 4,000,000 shares of common stock.

(3)      Convertible into 2,000,000 shares of common stock.

(4)      Convertible into 2,800,000 shares of common stock.

(5)      Convertible into 2,800,000 shares of common stock.

(6)      Convertible into 2,000,000 shares of common stock.

(7)      Convertible into 2,000,000 shares of common stock.

(8)      Convertible into 125,000 shares of common stock.

(9)      Convertible into 250,000 shares of common stock.

DIRECTORS AND EXECUTIVE OFFICERS

         The following table shows the amount of our capital stock beneficially owned by our directors, the executive officers named in the Summary Compensation Table below and by all directors and executive officers as a group as of October 9, 2001. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. As of October 9, 2001, we had 67,607,652 shares of common stock outstanding, 95 shares of Series B Preferred Stock outstanding (convertible into 38,000,000 shares of common stock) and 6 shares of Series C Preferred Stock outstanding (convertible into 1,500,000 shares of common stock).

                                                                                SHARES
                                                                          BENEFICIALLY             PERCENT
NAME AND ADDRESS                      TITLE OF CLASS                             OWNED         OF CLASS(1)
------------------------------------  ------------------------------ -----------------  ------------------
Kenneth D. Van Meter                  Common Stock                        2,917,013(2)                3.6%
122 Perimeter Park Drive
Knoxville, Tennessee 37922

David Hultquist                       Common Stock                        1,032,146(3)                1.5%
122 Perimeter Park Drive              Series B Preferred Stock                    2(4)                2.1%
Knoxville, Tennessee 37922

Ed Kidston                            Common Stock                        2,653,179(5)                3.9%
122 Perimeter Park Drive              Series B Preferred Stock                 5.34(6)                5.6%
Knoxville, Tennessee 37922

Fenton Scruggs                        Common Stock                          553,105(7)                   *
122 Perimeter Park Drive
Knoxville, Tennessee 37922

Bruce Thompson                        Common Stock                        1,036,146(8)                1.5%
3859 River Road                       Series B Preferred Stock                 5.33(9)                5.6%
Toledo, Ohio 43614

All Officers and Directors as a       Common Stock                       8,191,589(10)               11.6%
Group                                 Series B Preferred Stock               12.67(11)               13.4%

-------------------

*        Less than 1%.

(1) Applicable percentage of ownership is based on 67,607,652 shares of common stock outstanding and 95 shares of Series B Preferred Stock outstanding as of October 9, 2001, together with applicable options for each shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of October 9, 2001 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes options and warrants to purchase up to 413,200 and 78,129 shares of common stock, respectively. Excludes 21,032 shares of common stock owned by Mr. Van Meter's adult children as to which he disclaims beneficial ownership.

(3) Includes warrants to purchase up to 525,000 shares of common stock. Excludes 200,000 shares of common stock owned by a trust for the benefit of Mr. Hultquist's children as to which he disclaims beneficial ownership.

(4)      Convertible into 800,000 shares of common stock.

(5) All shares are held indirectly through Kidston Family Companies, a limited liability company in which Mr. Kidston is a managing member, Mr. Kidston's wife or in educational accounts for Mr. Kidston's children. Includes warrants and options to purchase 1,020,000 shares of common stock.

(6)      Convertible into 2,133,360 shares of common stock.

(7) Includes options and warrants to purchase up to 27,389 and 21,198 shares of common stock, respectively.

(8)      Includes warrants to purchase up to 1,000,000 shares of common stock.

(9)      Convertible into 2,133,320 shares of common stock.

(10) Includes options and warrants to purchase up to 460,589 and 2,625,127 shares of common stock, respectively.

(11)     Convertible into 7,068,000 shares of common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         We are aware of the following instances since January 1, 2000, when an executive officer, director or owner of more than ten percent of the outstanding shares of our common stock failed to comply with reporting requirements of
Section 16(a) of the Securities Exchange Act of 1934:

    o Kenneth D. Van Meter has failed to timely file a Form 4 in connection with the issuance by us of 118,506 shares of our common stock in January 2001. These shares of common stock were issued in lieu of cash compensation for employment services rendered by Mr. Van Meter in December 2000. Mr. Van Meter failed to timely file a Form 4 in connection with the receipt of 229,736 shares of common stock on March 15, 2000.

    o David Hultquist has failed to file a Form 4 in connection with the issuance by us of 35,146 shares of our common stock in January 2001. These shares of common stock were issued in lieu of cash compensation for consulting services rendered by Mr. Hultquist in December 2000.

    o Fenton Scruggs has failed to file a Form 4 in connection with the issuance by us of 42,644 shares of our common stock and options to purchase 5,000 shares of common stock in January 2001. These shares of common stock and options were issued as director's compensation. Mr. Scruggs failed to timely file a Form 4 in connection with the receipt of 2,000 and 87,993 shares of common stock on March 2, 2000 and March 20, 2000, respectively.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In conjunction with a loan to a third party in mid-1999, Dr. Fenton Scruggs transferred approximately 278,000 tradeable shares of our common stock into an escrow account for our benefit, the loan was repaid on December 1, 1999; Dr. Scruggs' shares were subsequently released from escrow. Dr. Scruggs was issued 55,583 shares of our common stock (20% of the number of shares he placed into escrow) in January 2000 for the use of such shares.

         In December 1999, David Hultquist, who subsequently became one of our directors in October 2000, purchased 400,000 shares of common stock at the then current market price. We previously registered 400,000 of such shares. We also entered into a loan arrangement with Mr. Hultquist. Such arrangement provides that in connection with loans made thereunder, we issued him a warrant to purchase up to 200,000 shares of our common stock at the then current market price which expires December 31, 2001.

         We also entered into a consulting agreement with Mr. Hultquist for his services payable in shares of our common stock (calculated monthly at a price equal to the average for the most recent five trading days less 20%), plus the issuance of one share of common stock per each dollar of fees. We have recorded a $40,000 expense.

         Several persons affiliated with us have permitted us to defer paying them certain amounts we owe to them. Mr. Van Meter has permitted the deferral of compensation payments, $70,875 in 1998, $204,515 in 1999 and $18,750 in 2000.
Mr. West permitted the deferral of payments of contractor fees, $2,500 in 1998 and $30,000 in 1999. Mr. Smith permitted the deferral of an aggregate of compensation payments, $14,219 in 1998 and $73,149 in 1999. Mr. Smith also permitted the payment deferral of $25,000 owed to him in connection with his relocation in 1998. Mr. Chambers, a former officer and employee of Celerity, permitted the deferral of compensation payments of $22,969 in 1998 and $54,687 in 1999. As of December 31, 1999, a total of $1,130,245 of compensation and fees was deferred by current and former officers and employees, including the amounts noted above.

         Several persons affiliated with us have made cash loans to us. Mr. Van Meter loaned us an aggregate of $550,000 during 1998 and aggregate of $17,219 during 1999 and made no loans to us during 2000. Dr. Scruggs loaned us $100,000 in 1998. Mr. Hultquist, a member of our Board of Directors, loaned us $70,000 in the first quarter of 2000 (which was repaid in cash) and $125,000 in the second quarter of 2000 which remains outstanding.

         Except for the loans from Mr. Hultquist and approximately $147,000 of compensation owed to former employees, none of the amounts owed described in this section remain outstanding due to such persons' investments in the transactions described in the following section.

         In October 1998, we consummated a private placement (the "1998 ROYALTY PLACEMENT") of $450,000, aggregate principal amount, 7% Notes due 1999 and 2001 ("ROYALTY NOTES") in which subscribers were also entitled to received royalties of $0.50 for each $100,000 invested (pro rated for lesser investments) for each set top box sold over a period of five years or the total notes placed. Each of Messrs. Van Meter and Smith and Dr. Scruggs, purchased Royalty Notes by the cancellation of our indebtedness or canceling our obligation to pay them money, the payment of which was then being deferred. The amounts of Royalty Notes purchased were $50,000, $25,000 and $100,000 for Van Meter, Smith and Scruggs respectively. William Chambers, then one of our officers, purchased a Royalty
Note in the Royalty Private Placement for $50,000.

         In the second quarter of 2000, we consummated a private placement of our common stock and warrants to purchase our common stock (the "SPRING 2000 PLACEMENT") in exchange for which we canceled some of our outstanding debt, including Royalty Notes, and deferred payments of monies owed by some of our creditors, including some of our current and former officers, directors and employees. All investors in the private offering received shares of our common stock with an aggregate value equal to the amount of debt canceled (calculated at the average closing bid price of our common stock on the OTC bulletin board for the five trading days prior to our acceptance of the respective subscription agreement less twenty percent) plus warrants to purchase our common stock at the rate of one share for each five dollars of debt canceled. Investors in the spring 2000 Placement included Mr. Van Meter ($390,647); Mr. Smith ($96,352); Dr. Scruggs ($109,991); Mr. Chambers ($130,889); and Mr. West ($40,481).

         On March 5, 2001, we entered into a National Distributor Agreement for the education market with Kidston Communications, a company controlled by Edward Kidston, one of our directors. Pursuant to the terms of this Agreement, Kidston Communications is the exclusive national distributor in the education market in the United States. The term of the Agreement is through December 31, 2003 and will automatically renew for additional three year periods unless one party notifies the other of its intent not to renew at least 30 days prior to the end of the then current term. The Agreement provides that Kidston Communications may purchase our products from us at a five percent discount to list price, provided that the price is not higher than the price paid by other customers for like quantities of similar products and with similar terms and conditions. If Kidston Communications exceeds its sales targets by at least thirty percent, then it will receive an additional 5% discount to the list price. Sales targets will be established annually by the parties by December 15 of the preceding year. For all sales made in 2001, we will pay Kidston Communications a bonus of 5% to be paid in shares of common stock.

         In August 2001, Celerity issued 2,400,000 shares of common stock to Artesian Direct Holdings Corporation in exchange for its commitment to purchase $10 million of Celerity's products or to provide $10 million in financing. Ed Kidston, a member of our Board of Directors, partially guaranteed Artesian
Direct's performance by agreeing to either (a) deliver to Celerity up to 2.4 million shares of Celerity common stock or (b) pay Celerity up to $750,000, if Artesian failed to perform under the contract. This guarantee is provided in proportion to the amount of Artesian Direct's commitment not fulfilled. That is, if Artesian Direct has a $5 million shortfall, then Mr. Kidston would either deliver 1.2 million shares to Celerity or pay Celerity $375,000. In connection with this transaction, Mr. Kidston purchased 30% of the outstanding capital stock of Artesian Direct and, therefore, Mr. Kidston is a shareholder of Artesian Direct. Mr. Kidston is not an officer or director of Artesian Direct.

         We believe that each of the above referenced transactions was made on terms no less favorable to us than could have been obtained from and unaffiliated third party. Furthermore, any future transactions or loans between us and our officers, directors, principal stockholders or affiliates, and any forgiveness of such loans, will be on terms no less favorable to us than could be obtained from an unaffiliated third party, and will be approved by a majority of our directors, including a majority of our independent and disinterested directors who have access at our expense to our legal counsel.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

         Our common stock has been quoted on the Over-the-Counter Bulletin Board maintained by the NASD since October 22, 1999 under the symbol "CLRT." Prior to that, our common stock was quoted on the Nasdaq National Market under the symbol "CLRT."

         The following table sets forth the range of high and low bid quotations for each calendar quarter for our common stock for the prior two years, as well as the first three calendar quarters of 2001.

                                                        BID PRICE PER SHARE
                                                    ----------------------------

                                                        HIGH             LOW
                                                    ----------------------------

         January 4 - March 31, 1999                   $1.3750          $0.7500
         April 1 - June 30, 1999                      $0.9375          $0.5000
         July 1 - September 30, 1999                  $1.3750          $0.3750
         October 1 - December 31, 1999                $0.6250          $0.1300

         January 3 - March 31, 2000                   $2.0937          $0.7700
         April 1 - June 30, 20000                     $1.8750          $0.3125
         July 1 - September 30, 2000                  $1.3400          $0.5700
         October 1 - December 31, 2000                $0.6100          $0.0450

         January 1 - March 31, 2001                   $0.2400          $0.0310
         April 1 - June 30, 2001                      $0.6200          $0.0960
         July 1 - September 30, 2001                  $0.2700          $0.0690

         The above prices were  obtained from Pink Sheets,  LLC. The  quotations
represent  inter-dealer   quotations,   without  retail  mark-up,   markdown  or
commission, and may not necessarily represent actual transactions.

         As of July 25, 2001, we believe there were approximately 200 holders of record of our common stock.

         We have not paid dividends in the past on any class of stock and we do not anticipate paying dividends in the foreseeable future.

                            DESCRIPTION OF SECURITIES

         AUTHORIZED CAPITAL STOCK. Our authorized capital stock consists of 250,000,000 of common stock and 3,000,000 shares of preferred stock.

         COMMON STOCK. Each holder of common stock is entitled to one vote for each share held on all matters submitted to a vote by our shareholders. The holders of common stock vote together as a single class with the holders of Series B Preferred Stock. As of October 9, 2001, we had 67,607,657 shares of common stock outstanding.

         PREFERRED STOCK. We are authorized to issue up to 3,000,000 shares of our preferred stock in one or more series, with the rights, powers and preferences to be designated from time to time by our Board of Directors.

               SERIES B PREFERRED STOCK. In March 2001, our Board of Directors authorized the issuance of up to 100 shares of Series B Preferred Stock. As of October 9, 2001, we had 95 shares of Series B Preferred Stock outstanding. A summary of the terms of the Series B Preferred Stock follows:

                   DIVIDENDS. The holders of Series B Preferred Stock are entitled to receive in each fiscal year preferential dividends in cash at a rate of 8% per year when and as declared by our Board of Directors. The holders are also entitled to participate in any dividends declared on shares of our common stock.

                   LIQUIDATION. Upon our liquidation, the holders of each share of Series B Preferred Stock are entitled to receive, prior to any distribution to any holders of common stock or any junior preferred stock, an amount equal to the greater of (a) $10,000 per share (as adjusted for certain events), plus any accrued but unpaid dividends or (b) the amount such holder would be entitled to receive in such liquidation if the Series B Preferred Stock had been converted into common stock.

                   REDEMPTION. On the second anniversary of the issuance of the Series B Preferred Stock, we are obligated to redeem the Series B Preferred Stock (to the extent of funds legally available for such purpose) from the holders thereof. The redemption price is equal to $10,000 per share (as adjusted for certain events), plus any accrued but unpaid dividends.

                   VOTING. The holders of the Series B Preferred Stock are entitled to vote as a single class with the holders of common stock on an as-converted basis. As such, the holders of the Series B Preferred Stock will be entitled to 38,000,000 votes at any shareholders' meeting.

                   CONVERSION. At the holder's option, the holders of the Series B Preferred Stock may convert their shares of Series B Preferred Stock into our common stock at a conversion rate of $0.025 per share (as adjusted for certain events). Upon conversion, all accrued but unpaid dividends will be forfeited. To the extent that there is an insufficient number of shares of common stock available, then the conversion period will be extended by the number of days such shares of common stock were unavailable. As of October 9, 2001, we had 95 shares of Series B Preferred Stock outstanding, which are convertible into 38,000,000 shares of common stock.

               SERIES C PREFERRED STOCK. In October 2001, our Board of Directors authorized the issuance of up to 100 shares of Series C Preferred Stock. As of October 9, 2001, we had 6 shares of Series C Preferred Stock outstanding. A summary of the terms of the Series C Preferred Stock follows:

                   DIVIDENDS. The holders of Series C Preferred Stock are entitled to receive in each fiscal year preferential dividends in cash at a rate of 8% per year when and as declared by our Board of Directors. The holders are also entitled to participate in any dividends declared on shares of our common stock.

                   LIQUIDATION. Upon our liquidation, the holders of each share of Series C Preferred Stock are entitled to receive, prior to any distribution to any holders of common stock or any junior preferred stock, an amount equal to the greater of (a) $10,000 per share (as adjusted for certain events), plus any accrued but unpaid dividends or (b) the amount such holder would be entitled to receive in such liquidation if the Series C Preferred Stock had been converted into common stock.

                   REDEMPTION. On the second anniversary of the issuance of the Series C Preferred Stock, we are obligated to redeem the Series C Preferred Stock (to the extent of funds legally available for such purpose) from the holders thereof. The redemption price is equal to $10,000 per share (as adjusted for certain events), plus any accrued but unpaid dividends.

                   VOTING. The holders of the Series C Preferred Stock are entitled to vote as a single class with the holders of common stock on an as-converted basis. As such, the holders of the Series C Preferred Stock will be entitled to 1,500,000 votes at any shareholders' meeting.

                   CONVERSION. At the holder's option, the holders of the Series C Preferred Stock may convert their shares of Series C Preferred Stock into our common stock at a conversion rate of $0.04 per share (as adjusted for certain events). Upon conversion, all accrued but unpaid dividends will be forfeited. To the extent that there is an insufficient number of shares of common stock available, then the conversion period will be extended by the number of days such shares of common stock were unavailable. As of October 9, 2001, we had 95 shares of Series C Preferred Stock outstanding, which are convertible into 1,500,000 shares of common stock.

         OPTIONS. As of October 9, 2001, we had outstanding options to purchase 753,683 shares of common stock at a weighted average exercise price of $0.8611 per share. Of that total, options to purchase 567,612 shares of common stock were vested.

         WARRANTS. As of October 9, 2001, we had outstanding warrants to purchase 1,853,814 shares of common stock. We are also obligated to issue to Internet Finance warrants to purchase additional common stock if we receive financing arranged by Internet Finance. For each $500,000 of capital received by Celerity, Internet Capital will receive warrants to purchase 250,000 shares of common stock at $0.15 per share. In addition to the warrants described above, we issued to the Consultant under the Equity Line of Credit warrants to purchase 6,000,000 shares of common stock at an exercise price of $0.10 per share. The holders of all warrants are entitled to registration rights.

         Upon conversion of the Series B Preferred Stock, we will be obligated to issue warrants to the holders of the Series B Preferred Stock. These warrants, assuming all shares of Series B Preferred Stock are converted into our common stock, would entitle the holders to purchase up to 4,600,000 shares of common stock at an exercise price of $0.10 per share.

         The weighted average exercise price of all warrants is $0.3208.

         CONVERTIBLE DEBENTURES. As of October 9, 2001, we had issued Convertible Debentures in the original principal amount of $4,501,000. These Convertible Debentures are convertible into shares of our common stock at a price equal to 75% of the average closing bid price of our common stock for the five trading days immediately preceding conversion. If such conversion had taken place on October 9, 2001, then the holders of the Convertible Debentures would have received 75,016,667 shares of common stock. These Convertible Debentures accrue interest at a rate of 4% per year and are convertible at the holder's option. These Convertible Debentures have a term of five years. At Celerity's option, these debentures may be paid in cash or converted into shares of common stock on the fifth anniversary unless converted earlier by the holder.

         TRANSFER AGENT AND REGISTRAR. American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock. Its address is 6201 Fifteenth Avenue, Brooklyn, New York 11219.


                                     EXPERTS

         The financial statements as of December 31, 2000 and 1999 and for each of the two years in the period ended December 31, 2000 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Celerity's ability to continue as a going concern as described in Note 3 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                  LEGAL MATTERS

         Kirkpatrick & Lockhart LLP, Miami, Florida, will pass upon the validity of the shares of our common stock.

                              AVAILABLE INFORMATION

         For further information with respect to us and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to such contract or other statement filed with the Securities and Exchange Commission or included as an exhibit, or otherwise, each such statement, being qualified by and subject to such reference in all respects.

         Reports, registration statements, proxy and information statements, and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the public reference room maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials may be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Securities and Exchange Commission maintains a site on the World Wide Web (HTTP://WWW.SEC.GOV) that contains reports, registration statements, proxy and information statements and other information. You may obtain information on the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

                          INDEX TO FINANCIAL STATEMENTS


CELERITY SYSTEMS, INC.


INTERIM CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

   Balance Sheets as of June 30, 2001 and December 31, 2000..................F-1

   Condensed Statements of Operations for the three and
    six months ended June 30, 2001 and 2000..................................F-2

   Condensed Statements of Cash Flows for the six months
    ended June 30, 2001 and 2000.............................................F-3

   Notes to Unaudited Condensed Financial Statements.........................F-4

ANNUAL FINANCIAL STATEMENTS (AUDITED)

     Report of Independent Accountants.......................................F-8

     Balance Sheets as of December 31, 2000 and 1999.........................F-9

     Statements of Operations for the years ended
      December 31, 2000 and 1999............................................F-10

     Statements of Changes in Stockholders' Deficit
      for the years ended December 31, 2000 and 1999........................F-11

     Statements of Cash Flows for the years ended
      December 31, 2000 and 1999............................................F-12

     Notes to Financial Statements..........................................F-13

CELERITY SYSTEMS, INC.
 Balance Sheets

                                                                                   June 30, 2001
                                                                                    (unaudited)         December 31, 2000
                                                                                   -------------        -----------------
 Assets
    Cash                                                                         $        54,453        $          10,366
    Accounts receivable                                                                    1,000                        -
    Inventory, net                                                                     1,746,685                  400,157
                                                                                 ----------------------------------------
         Total current assets                                                          1,802,138                  410,523
 Property and equipment, net                                                             560,687                  100,375
 Debt offering costs, net of accumulated amortization of $67,914
   and $257,263, respectively                                                            160,240                   41,215
 Other assets                                                                             36,435                   56,930
                                                                                 ----------------------------------------
      Total assets                                                               $     2,559,500        $         609,043
                                                                                 ========================================
 Liabilities, Redeemable Preferred Stock and Stockholders' Deficit
 Accounts payable                                                                $     1,496,430        $         684,103
 Accrued wages and related taxes                                                          77,022                  187,642
 Accrued interest                                                                        182,954                  151,499
 Other accrued liabilities                                                               216,618                  176,925
 Notes payable                                                                           107,766                   92,943
 Equity warrant liability (Notes 8 and 9)                                              1,137,874                        -
 Current maturities of long-term debt and capital lease obligations                      482,500                  570,000
                                                                                 ----------------------------------------
      Total current liabilities                                                        3,701,164                1,863,112
 Long-term debt and capital lease obligations, less current maturities                 1,027,835                  530,425
                                                                                 ----------------------------------------
      Total liabilities                                                                4,728,999                2,393,537

 Commitments and contingencies (Notes 7 and 8)
 Series A convertible preferred stock, $.01 par value; authorized
      50 shares; 0 and 13.715 shares issued and outstanding at
      June 30, 2001 and December 31, 2000, respectively                                        -                  168,357
 Series B convertible preferred stock, $.01 par value; authorized
      100 shares; 100 and 0 shares issued and outstanding at
      June 30, 2001 and December 31, 2000, respectively                                  144,334                        -
 Common stock, $.001 par value, 50,000,000 shares authorized,
     49,858,464 issued and 49,521,100 outstanding, and 24,640,649 issued and 24,303,285 outstanding at June 30, 2001
      and December 31, 2000, respectively                                                 49,858                   24,641
 Additional paid-in capital                                                           29,991,258               30,407,547
 Equity placement fee                                                                (1,363,975)                        -
 Treasury stock, at cost, 337,364 shares at June 30, 2001 and December 31, 2000        (227,500)                (227,500)
 Accumulated deficit                                                                (30,766,474)             (32,157,539)
                                                                                 ----------------------------------------
      Total stockholders' deficit                                                    (2,316,833)              (1,952,851)
                                                                                 ----------------------------------------
      Total liabilities, redeemable preferred stock and stockholders' deficit    $     2,559,500        $         609,043
                                                                                 ========================================

          The accompanying notes are an integral part of these unaudited condensed financial statements.

CELERITY SYSTEMS, INC.
 Condensed Statements of Operations
 Unaudited

                                                                   Three Months Ended               Six Months Ended
                                                                        June 30,                        June 30,
                                                             ----------------------------  ----------------------------
                                                                  2001          2000           2001           2000
                                                             -------------  -------------  -------------  -------------
Revenues                                                     $          --  $          --  $       2,400  $          --
Cost of revenues                                                        --        685,313          3,240        685,313
                                                             -------------  -------------  -------------  -------------
        Gross margin                                                    --       (685,313)          (840)      (685,313)
Operating expenses                                                 688,354        945,119      1,343,310      1,896,895
                                                             -------------  -------------  -------------  -------------
        Loss from operations                                      (688,354)    (1,630,432)    (1,344,150)    (2,582,208)
   Interest expense                                               (160,197)      (572,010)      (228,691)      (746,053)
   Income on equity warrant liability (Note 8)                     491,048             --        491,048             --
   Other income                                                     16,955          7,895         18,380          9,549
                                                             -------------  -------------  -------------  -------------
        Loss from continuing operations                           (340,550)    (2,194,547)    (1,063,415)    (3,318,712)
Discontinued operations:
   Income on disposal of discontinued CD-ROM segment                    --         (1,437)            --         36,311
Cumulative effect of change in accounting method
   (Note 9)                                                      2,598,813             --      2,598,813             --
                                                             -------------  -------------  -------------  -------------
        Net income (loss)                                        2,258,263      2,195,983      1,535,400     (3,282,401)
Amortization of beneficial conversion feature and
  accretion of redeemable convertible preferred stock
  (Note 4)                                                        (113,706)            --       (144,335)            --
                                                             -------------  -------------  -------------  -------------
        Net income (loss) applicable to common                          --             --
            shareholders                                     $   2,144,557  $  (2,195,983)     1,391,065  $  (3,282,401)
                                                             -------------  -------------  -------------  -------------
Basic and diluted income (loss) per common shares
   (Note 2):
   Loss from continuing operations                           $         .01  $       (0.22) $         .02  $       (0.39)
   Discontinued operations                                              --           0.00             --           0.00
   Cumulative effect of change in accounting method                   0.05           0.00           0.05           0.00
                                                             -------------  -------------  -------------  -------------
   Net income (loss) per share to common shareholders        $         .04  $       (0.22) $         .03  $       (0.39)
                                                             =============  =============  =============  =============
          The accompanying notes are an integral part of these unaudited condensed financial statements.

CELERITY SYSTEMS, INC.
 Condensed Statements of Cash Flows
 Unaudited

                                                                                          Six Months Ended June 30,
                                                                                             2001           2000
                                                                                        -----------    ------------
Cash flows from operating activities:
   Net income (loss)                                                                    $ 1,535,400    $(3,282,401)
   Adjustments to reconcile net loss to net
        cash used in operating activities:
            Depreciation and amortization                                                   160,682        398,894
            Provision for inventory obsolescence                                                 --        683,750
            Noncash interest expense related to beneficial
                 conversion feature of debt                                                  89,934        658,339
            Noncash interest expense related to notes payable                                36,860              -
            Noncash operating expense related to consulting fees                              3,721        468,750
            Noncash operating expense related to payroll
               and directors' fees                                                           19,396        309,222
            Noncash income related to settlement of capital lease obligation                (97,500)             -
            Noncash income related to equity warrant liability                             (491,048)             -
            Noncash income related to change in accounting principle                     (2,598,813)             -
            Changes in current assets and liabilities:
                Accounts receivable                                                          (1,000)        27,200
                Prepaid expenses                                                                  -         16,400
                Inventory                                                                (1,346,528)      (152,204)
                Accounts payable                                                            837,952       (420,670)
                Other current liabilities                                                   (15,098)      (526,322)
                                                                                        -----------    ------------
                    Net cash used in operating activities                                (1,866,044)    (1,819,042)
Cash flows from investing activities:
   Purchase of fixed assets                                                                (491,370)       (45,915)
                                                                                        -----------    ------------
                    Net cash used in investing activities                                  (491,370)       (45,915)
Cash flows from financing activities:
   Proceeds from short-term borrowings                                                       15,000        130,000
   Payments on short-term borrowings                                                        (15,000)       (30,000)
   Proceeds from long-term debt                                                           1,800,000      1,179,980
   Principal payments on long-term debt and capital lease obligations                       (60,000)       (30,000)
   Proceeds from issuance of common stock                                                    30,000      1,060,000
   Proceeds from exercise of common stock warrants                                                -        136,100
   Proceeds from exercise of common stock options                                                 -          2,775
   Proceeds from Series B preferred stock and warrant offering, net of offering costs       859,654              -
   Financing and debt issue costs                                                          (228,153)      (134,980)
                                                                                        -----------    ------------
                    Net cash provided by financing activities                             2,401,501      2,313,875
Net increase in cash and cash equivalents                                                    44,087        448,918
Cash and cash equivalents, beginning of period                                               10,366            383
                                                                                        -----------    -----------
Cash and cash equivalents, end of period                                                $    54,453    $   449,301
                                                                                        ===========    ===========
          The accompanying notes are an integral part of these unaudited condensed financial statements.

                             CELERITY SYSTEMS, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1.  PRESENTATION OF UNAUDITED INTERIM FINANCIAL STATEMENTS

         The accompanying interim condensed financial statements and notes to the financial statements for the interim periods as of June 30, 2001 and for the three and six months ended June 30, 2001 and 2000, are unaudited. The accompanying interim unaudited financial statements have been prepared by the Company in accordance with generally accepted accounting principles for interim financial statements and Item 310(b) of Regulation S-B. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring items) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 2001, are not necessarily indicative of the results that may be expected for the year ending December 31, 2001. The condensed financial statements should be read in conjunction with the financial statements and notes thereto included in the Annual Report on Form 10-KSB of the Company as of and for the year ended December 31, 2000.

         In June 1998, the FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities, and in July 1999 issued SFAS 137 which deferred the effective date of SFAS 133, as it pertains to the Company, to fiscal year 2001. This statement has not had a material impact on the Company.

         In July 2001, the FASB issued SFAS 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 requires that the purchase method be used for business combinations initiated after June 30, 2001. SFAS 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment. The amortization of goodwill ceases upon adoption of the Statement which will be January 1, 2002. Adoption of these statements has not had a material impact on the Company.

         The Company's financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has had recurring losses and continues to suffer cash flow and working capital shortages. Additionally, the lack of sales or a significant financial commitment raises substantial doubt about the Company's ability to continue as a going concern.

         The Company has focused on attempting to obtain the necessary capital to maintain its operations. Additionally, the Company has narrowed its sales efforts to those which, it believes, have the best chance of closing in the near term. In the first half of 2001, the Company received gross proceeds from private placements of convertible debt totaling $1,800,000 and Series B Convertible Preferred Stock totaling $1,000,000 and received $30,000 from the issuance of common stock. These funds enabled the Company to produce inventory for its orders and to operate for the last few months. Management believes that additional funds required for future operations will be available from the $10,000,000 Equity Line of Credit Agreement established in June 2001. (Note 8)

2.  INCOME (LOSS) PER SHARE

         Basic and diluted income (loss) per share were computed by dividing net loss applicable to common stock by the weighted average fully diluted common shares outstanding during each period. Potential common equivalent shares are not included in the computation of per share amounts in the periods because the Company reported a loss from continuing operations and their effect would be anti-dilutive.

         Following is a reconciliation of the numerators and denominators of the basic and diluted loss per share:

                                                                 Three Months Ended                  Six Months Ended
                                                                      June 30,                           June 30,
                                                           -------------------------------    --------------------------------
                                                                2001            2000               2001            2000
Income (loss)
         Basic and diluted:
                  Income (loss) applicable to common
                           stockholders                        $2,144,557    $(2,195,983)         $1,391,065     $(3,282,401)

Shares:
         Basic and diluted:
                  Weighted-average common shares
                           outstanding                         49,858,464      10,126,337         46,154,644        8,437,406

3.  ISSUANCE OF CONVERTIBLE DEBENTURES

         The Company issued $1,800,000 aggregate principal amount of 4% convertible debentures in the first half of 2001 under its Equity Line of Credit, resulting in net proceeds of approximately $1,642,000. The debentures have a term of five years and are convertible into the Company's common stock at a price, at the option of the holder, equal to 75% of the average closing bid price of the common stock for the five trading days immediately preceding conversion. The Company recognized a beneficial conversion feature for the convertible debentures as a discount on the convertible debentures and as additional paid-in capital. This discount of $729,524 will be amortized as a non-cash interest expense over the five year period from the date of issuance to the stated redemption date of the debentures.

4.  ISSUANCE OF SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK

         In the first quarter of 2001, the Company consummated a private placement of 23 shares of Series B Redeemable Convertible Preferred Stock resulting in gross proceeds of $230,000. These shares provide for preferential dividends at an annual rate of 8%. The preferred stock is convertible into shares of common stock at a conversion price equal to $0.025 per share, subject to availability, at any time during the two years following execution of the subscription agreements. Should there be an insufficient number of shares of common stock available at the time the preferred stock is offered for conversion, the conversion period shall be extended by the number of days between the conversion date and the date common shares become available. Two years from the original issuance date, the Company shall offer to redeem such preferred shares then outstanding at a price equal to the original issuance price plus accrued dividends. The Company will record accretion up to the redemption value until the redemption date. Accretion totaled $16,500 in the second quarter of 2001 and $22,000 in the first half of 2001. Warrants to purchase one share of common stock for each two shares of common stock issued upon conversion of this tranche of Series B Preferred Stock were included. These warrants are exercisable for a two year period following the date that the last share of the Series B Redeemable Convertible Preferred Stock is converted into common stock and have an exercise price of $0.10 per share. The Company allocated $132,000 of the proceeds to the warrants based on their relative fair value. The resulting $98,000 beneficial conversion feature of the preferred stock will be reflected as a dividend over the two year period until the stated redemption date of the stock. Amortization of this beneficial conversion feature totaled $12,250 in the second quarter of 2001 and $16,333 in the first half of 2001.

         The Company also consummated an additional private placement of 72 shares of Series B Redeemable Convertible Preferred Stock resulting in gross proceeds of $720,000, and issued an additional 5 shares having a value of $50,000 as payment for certain accounts payable and accrued wages. These shares provide for preferential dividends at an annual rate of 8%. The preferred stock is convertible into shares of common stock at a conversion price equal to $0.025 per share, subject to availability, at any time during the two years following execution of the subscription agreements. The beneficial conversion feature of $679,654 will be reflected as a dividend over the two year period until the stated redemption date. Amortization of this beneficial conversion feature totaled $84,957 in the second quarter of 2001 and $106,002 in the first half of 2001. Should there be an insufficient number of shares of common stock available at the time the preferred stock is offered for conversion, the conversion period shall be extended by the number of days between the conversion date and the date common shares become available. Two years from the original issuance date the

Company shall offer to redeem such preferred shares then outstanding at a price equal to the original issuance price plus accrued dividends. The Company will record accretion up to the redemption value until the redemption date.

5.  ISSUANCE OF COMMON STOCK

         In the first quarter of 2001, the Company issued 1,000,000 shares of common stock in a private placement for a value of $30,000.

6.  SUPPLEMENTAL CASH FLOW INFORMATION

         During the first half of 2001, the Company issued 427,946 shares of common stock with a value of $23,116 as payment for certain consulting and directors' fees and certain payroll expenses.

         The Company also issued 5 shares of Series B convertible preferred stock with a value of $50,000 as payment for certain accounts payable and accrued wages.

         Also during the first half of 2001, $617,023 of the convertible debentures were converted into 19,656,665 shares of common stock.

         Additionally, during the first half of 2001, $140,912 of the Series A convertible preferred stock was converted into 4,360,203 shares of common stock.

         Also during the first half of 2001, $38,860 of non-cash interest expense was incurred relating to notes payable.

         During the first half of 2000, the Company issued 624,275 shares of common stock with a value of $766,038 as payment for certain consulting fees.

         In the first half of 2000, $30,000 of the convertible debentures were converted into 52,665 shares of common stock.

7.  COMMITMENTS AND CONTINGENCIES

         At June 30, 2001, the Company had issued 49,858,464 shares of common stock with $3,275,122 aggregate principal and interest amount of convertible debentures and Series B Preferred Stock outstanding. The Company has received exercise notices for $363,650 of convertible debentures under which it is obligated to issue an additional 12,364,281 shares of common stock. Additionally, the Company would be obligated to issue an aggregate of 48,695,652 shares of common stock if all remaining holders converted or exercised all outstanding securities convertible or exercisable into shares of common stock, based upon the five day average closing price of $0.2760 as of June 30, 2001, discounted to 75% of market price, or $0.2070. Sufficient shares of common stock are not available for issuance upon conversion of the convertible securities or upon exercise of outstanding options and warrants. While the Company has scheduled a stockholders meeting for August 23, 2001 to obtain approval for an increase in the number of authorized shares of common stock, it cannot currently satisfy its obligations in respect to the issuance of additional shares of common stock. To the extent the Company is unable to issue shares as required, it will be in breach of its obligations under the terms of the outstanding convertible securities agreements, and will incur liability for liquidated damages of approximately $6,000 per month.

         The Company is a defendant in a lawsuit brought by a financial printer for non-payment of expenses. The action was brought on January 30, 2001 and is pending before the Supreme Court of the State of New York, County of New York. In this action, the plaintiff, Merrill/New York Company, has sued the Company for the non-payment of financial printing fees and is seeking approximately $118,000 in damages, plus interest and certain costs. The Company intends to defend the action vigorously.

         In addition, certain creditors have threatened litigation if not paid. The Company is seeking to make arrangements with these creditors. There can be no assurance that any claims, if made, will not have an adverse effect on the Company.

8.  EQUITY LINE OF CREDIT

         In April 2001, the Securities and Exchange Commission ("SEC") issued an interpretation regarding Equity Line Financings. This Interpretation modified the criteria required to register the shares of common stock issued upon conversion of the related debentures. The Company entered into a Line of Credit Agreement that expires on October 31, 2001, under which a maximum amount of $10,000,000 of debentures may be issued. As of June 30, 2001, the Company had drawn $2,795,000 under the Line of Credit. As a result of this SEC Interpretation, the terms of this Line of Credit Agreement do not meet the criteria for registration of the common stock which would be issued upon conversion of these debentures.

         On June 14, 2001, the Company entered into an Equity Line of Credit pursuant to which the Company may, at its discretion, periodically sell to the Investor shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the Equity Line of Credit, the Investor will pay 82% of the average of the 5 lowest closing bid prices on which our common stock is traded for the 10 days immediately following the notice date. The amount of each advance is subject to a maximum advance amount based on an average daily volume of the Company's common stock. A consulting fee of 10% of each advance will be paid to the agent upon closing each of the sales under this agreement. The consultant received warrants to purchase 3,500,000 shares of common stock at an exercise price of $0.10. The $1,530,000 fair value of these warrants was recorded as a cost of the transaction. These warrants expire in June 2006. In accordance with EITH 00-19, the Company has recorded an Equity Warrant Liability of $1,363,975 in connection with these warrants. As these warrants cannot be exercised until the shareholders approve an increase in the number of authorized capital stock the Company has recorded a mark-to-market adjustment of $491,048, which has been reflected as Income on equity warrant liability.

9.  CHANGE IN ACCOUNTING PRINCIPLE

         Effective June 30, 2001, the Company adopted the provisions of EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock". This issue provides that warrants to purchase common shares which are outstanding and for which the number of authorized but unissued shares is insufficient to satisfy the maximum number of shares that could be required upon the exercise of such warrants, then the contract is reclassified from equity to an asset or liability. The effect of the application of this pronouncement that requires asset or liability classification for those contracts that existed as of September 20, 2000, would be calculated as of June 30, 2001, and presented on that date as a cumulative effect of a change in accounting principle. At June 30, 2001, $2,863,760 was reclassified from equity to a liability and a mark-to-market adjustment of $2,598,813 was recorded as the cumulative effect of a change in accounting principle.

                        Report of Independent Accountants


To the Board of Directors and Shareholders of Celerity Systems, Inc.:

In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Celerity Systems, Inc. (the "Company") at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has a working capital deficit of $1,452,589 and has suffered recurring losses from operations and net operating cash outflows that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ PricewaterhouseCoopers LLP
--------------------------------
PricewaterhouseCoopers LLP



Knoxville, Tennessee
March 14, 2001, except as to Note 16 for which the date is March 30, 2001

CELERITY SYSTEMS, INC.
Balance Sheets
December 31, 2000 and 1999

                                                                                          2000            1999
                                                                                     --------------  --------------

 Cash                                                                                    $  10,366        $    383
 Accounts receivable                                                                             -          31,500
 Other receivables                                                                               -          28,000
 Inventory, net                                                                            400,157         854,353
 Prepaid expenses                                                                                -          24,000
                                                                                     --------------  --------------
         Total current assets                                                              410,523         938,236

 Property and equipment, net                                                               100,375         104,686
 Debt offering costs, net of accumulated amortization of $257,263
  and $134,894 respectively                                                                 41,215          76,629
 Other assets                                                                               56,930         109,186
                                                                                     --------------  --------------

      Total assets                                                                       $ 609,043     $ 1,228,737
                                                                                     ==============  ==============

 Liabilities, Redeemable Preferred Stock and Stockholders' Deficit

 Accounts payable                                                                        $ 684,103      $  984,341
 Accrued wages and related taxes                                                           187,642       1,209,639
 Accrued interest                                                                          151,499         224,622
 Other accrued liabilities                                                                 176,925         309,513
 Notes payable                                                                              92,943         557,252
 Current maturities of long-term debt and capital lease obligations                        570,000         401,173
                                                                                     --------------  --------------

      Total current liabilities                                                          1,863,112       3,686,540

 Long-term debt and capital lease obligations, less current maturities                     530,425         904,280
                                                                                     --------------  --------------

      Total liabilities                                                                  2,393,537       4,590,820

 Commitments and contingencies (Notes 3, 8, 10, 11 and 15)                                       -               -

 Series A convertible preferred stock, $.01 par value; authorized
 50 shares; 13.715 and 0 shares issued and outstanding at December
 31, 2000 and 1999, respectively (aggregate liquidation value at
 December 31, 2000 of $140,300)                                                            168,357               -


 Common stock, $.001 par value, 50,000,000 shares authorized,
   24,640,649 issued and 24,303,285 outstanding, and 6,269,521 issued and 5,932,157 outstanding at December 31, 2000 and
   1999, respectively                                                                       24,641           6,270
 Additional paid-in capital                                                             30,407,547      23,695,245
 Treasury stock, at cost, 337,364 shares at December 31,
 2000 and 1999                                                                            (227,500)       (227,500)
 Accumulated deficit                                                                   (32,157,539)    (26,836,098)
                                                                                     --------------  --------------
      Total stockholders' deficit                                                       (1,952,851)     (3,362,083)
                                                                                     --------------  --------------
      Total liabilities, redeemable preferred stock and                                  $ 609,043     $ 1,228,737
       stockholders' deficit                                                         ==============  ==============


                   The accompanying notes are an integral part of these financial statements


 CELERITY SYSTEMS, INC.
  Statements of Operations
 For the years ended December 31, 2000 and 1999
                                                                                 2000          1999
                                                                            ------------- -------------
   Revenues                                                                 $          -   $    85,894

   Cost of revenues                                                              717,755       366,495
                                                                            ------------- -------------
                                                                                (717,755)     (280,601)

   Operating expenses                                                          3,666,014     3,582,245

   Loss on disposal of fixed assets                                                    -     1,085,474
                                                                            ------------- -------------
           Loss from operations                                               (4,383,769)   (4,948,320)

      Interest expense                                                          (930,740)     (537,865)

      Other (expense) income                                                      (8,084)       51,199
                                                                            ------------- -------------
           Loss from continuing operations                                    (5,322,593)   (5,434,986)

   Discontinued operations:

      Income on disposal of discontinued CD-ROM segment (Note 4)                  35,094        26,830
                                                                            ------------- -------------
           Net loss                                                           (5,287,499)   (5,408,156)

 Amortization of beneficial conversion feature of Series A
  redeemable coble preferred-stock (Note 11)                                      33,942             -

 Accretion of redeemable preferred stock (Note 11)                               298,966             -
                                                                            ------------- -------------
           Net loss  applicable to common stockholders                      $ (5,620,407)  $(5,408,156)
                                                                            ============= =============

   Basic and diluted loss per common share (Note 13):

      Loss from continuing operations                                       $      (0.49)  $     (1.07)

      Discontinued operations                                                          -          0.01
                                                                            ------------- -------------
      Net loss per share                                                    $      (0.49)  $     (1.06)
                                                                            ============= =============

                   The accompanying notes are an integral part of these financial statements

 CELERITY SYSTEMS, INC.

 Statement of Changes in Stockholders' Deficit

 For the years ended December 31, 2000 and 1999

                                                            Shares of       Common        Additional     Treasury    Accumulated
                                                          Common Stock       Stock     Paid-In Capital     Stock       Deficit
 Balances, December 31, 1998                                4,748,847      $  4,749      $ 22,626,174   $  (227,500)  $ (21,427,942)
 Exercise of employee stock options                            28,800            29             2,851
 Issuance of common stock                                     200,000           200            39,800
 Issuance of convertible debentures with
   beneficial conversion feature                                                              375,935
 Issuance of common stock warrants                                                            111,605
 Conversion of accounts and notes payable to
   common stock                                             1,291,874           438           379,734
 Conversion of convertible debentures to shares of
   common stock                                                     -           854           159,146
 Net loss                                                                                                                (5,408,156)
                                                         -------------   -----------     -------------   -----------  --------------
 Balances, December 31, 1999                                6,269,521         6,270        23,695,245      (227,500)    (26,836,098)

 Issuance of common stock                                   1,700,000         1,700         1,058,300
 Issuance of common stock warrants with short-term
  note                                                                                         75,589
 Issuance of common stock warrants with Series A
  Preferred Stock                                                                             202,800
 Exercise of common stock warrants                            177,500           178           135,923
 Exercise of employee stock options                            87,500            87            51,844
 Issuance of convertible debentures with beneficial
  conversion feature                                                                          651,104
Issuance of common stock as payment of certain
  consulting and directors' fees, payroll and
  accounts payable items                                      814,255           814           942,440

 Conversion of notes, accounts payable and wages to
  shares of common stock and warrants to purchase
  357,464 shares of common stock                            1,503,738         1,504         1,781,908
 Conversion of accounts payable to common stock               383,586           384           207,706
 Conversion of convertible debentures to shares of
  common stock                                              9,009,096         9,009         1,597,599
 Conversion of convertible preferred stock to
  shares of common stock                                    4,695,453         4,695           272,113
 Issuance of convertible preferred stock with
  beneficial conversion feature                                                                33,942                       (33,942)
 Accretion of redeemable preferred stock                                                     (298,966)
 Net loss                                                                                                                (5,287,499)
                                                         -------------   -----------     -------------   -----------  --------------
 Balances, December 31, 2000                               24,640,649     $  24,641       $30,407,547    $ (227,500)  $ (32,157,539)
                                                         =============   ===========     =============  ===========   ==============

                              The accompanying notes are an integral part of these financial statements

 CELERITY SYSTEMS, INC.
 Statements of Cash Flows
 For the years ended December 31, 2000 and 1999

                                                                            2000            1999
 Cash flows from operating activities:
    Net loss                                                        $ (5,287,499)   $ (5,408,156)
    Adjustments to reconcile net loss to net
      cash used in operating activities:
        Depreciation and amortization                                    280,187         665,418
        Loss on disposal of fixed assets                                       -       1,085,474
        Provision for inventory obsolescence                             683,750         354,523
        Noncash interest expense related to beneficial
         conversion feature of debt                                      712,550         285,235
        Noncash interest expense related to notes payable                 22,234               -
        Noncash stock-based compensation                                 259,534               -
        Noncash operating expense related to consulting fees             578,125               -
        Noncash operating expense related to payroll
         and directors' fees                                             365,129               -
        Changes in current assets and liabilities:
         Accounts receivable                                              31,500         248,815
         Prepaid expenses                                                 24,000          39,150
         Inventory                                                      (229,554)         (2,265)
         Accounts payable                                                (43,728)        542,700
         Other current liabilities                                      (413,053)        950,245
                                                                    --------------  -------------
          Net cash used in operating activitities                     (3,016,825)     (1,238,861)

 Cash flows from investing activities:
    Purchase of fixed assets                                             (48,567)              -
    Issuance of short-term note receivable                                     -         (50,000)
    Collection of short-term note receivable                                   -          22,000
    Investments in other assets                                                -         (20,900)
                                                                    --------------  -------------
          Net cash used in investing activitities                        (48,567)        (48,900)

 Cash flows from financing activities:
    Proceeds from short-term borrowings                                  200,000         677,253
    Payments on short-term borrowings                                   (100,000)       (125,000)
    Proceeds from long-term debt                                       1,634,980         914,980
    Principal payments on long-term debt and capital
     lease obligations                                                   (90,000)        (28,719)
    Proceeds from issuance of common stock                             1,060,000          40,000
    Proceeds from exercise of common stock warrants                      136,101               -
    Proceeds from exercise of common stock options                         2,775           2,880
    Proceeds from Series A preferred stock offering,
     net of offering costs                                               369,000               -
    Financing and debt issue costs                                      (137,481)       (211,523)
                                                                    --------------  -------------
          Net cash provided by financing activitities                  3,075,375       1,269,871

 Net increase (decrease) in cash and cash equivalents                      9,983         (17,890)
 Cash and cash equivalents, beginning of year                                383          18,273
                                                                    --------------  -------------
 Cash and cash equivalents, end of year                             $     10,366     $       383
                                                                    ==============  =============

                              The accompanying notes are an integral part of these financial statements

                             CELERITY SYSTEMS, INC.

                          NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND NATURE OF BUSINESS

               Celerity Systems, Inc. (the "Company"), a Delaware corporation, designs, develops, integrates, installs, operates and supports interactive video services hardware and software ("interactive video"). The Company also designed, developed, installed, and supported CD-ROM software products for business applications. In February, 1998 the Company began to scale back the CD-ROM segment to a maintenance mode of operations and in February, 2001 completed the sale of this segment (Note 4). In the interactive video services area, the Company seeks to provide solutions, including products and services developed by the Company and by strategic partners, that enable interactive video programming and applications to be provided to a wide variety of market niches. The sales of interactive video products are principally made on a contract basis.

               The Company had no revenues in 2000. The Company had one interactive video customer that represented approximately 50% of the Company's revenues in 1999. Export sales represented 35% of revenues for 1999.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

               CASH AND CASH EQUIVALENTS - The Company considers all highly liquid debt instruments with an original maturity of three months or less when purchased as cash equivalents. The Company places its temporary cash investments principally in bank repurchase agreements, money market accounts and certificates of deposit with one bank. The Company does not obtain collateral on its investment or deposit accounts.

               ACCOUNTS RECEIVABLE - The Company does not require collateral or other security to support customer receivables.

               INVENTORY - Inventory is stated at the lower of cost or market, with cost being determined using the first-in, first-out (FIFO) method.

               REVENUE RECOGNITION - Long-term contracts related to the Company's interactive video segment are accounted for under the percentage of completion method as these contracts extend over relatively long periods of time. The Company measures the percentage complete by contract based upon the costs incurred to date in relation to the total estimated costs for each contract. Costs are charged to contracts as incurred based upon material costs, hours dedicated to the contract, and allocations of overhead costs based on predetermined overhead rates.

               The Company records sales of products not under contract when all risks and rewards of ownership of the related products has passed to the buyer.

               In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, or SAB 101, Revenue Recognition in Financial Statement, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. It was effective for the fourth fiscal quarter of fiscal years beginning after December 15, 1999. This statement did not have a material impact on the Company.

               PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the underlying assets, generally five years. Routine repair and maintenance costs are expensed as incurred. Costs of major additions, replacements and improvements are capitalized. Gains and losses from disposals are included in income. The Company periodically evaluates the carrying value by considering the future cash flows generated by the assets. Management believes that the carrying value reflected in the financial statements is fairly stated based on this criteria.

               DEBT OFFERING COSTS - Debt offering costs are related to private placements in 2000 and 1999, are being amortized on a straight line basis over the term of the related debt. Amortization expense related to these costs was $204,894 and $134,894 in 2000 and 1999 respectively.

               RESEARCH AND DEVELOPMENT COSTS - Research and development costs are expensed as incurred and amounted to $-0- and $90,498 for the years ended December 31, 2000 and 1999, respectively. These amounts are included in operating expenses in the accompanying statements of operations.

               INCOME TAXES - The Company accounts for income taxes using the asset and liability method, whereby deferred tax assets and liabilities are determined based upon the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

               STOCK BASED COMPENSATION - On January 1, 1996, the Company adopted SFAS 123, Accounting for Stock Based Compensation. As permitted by SFAS 123, the Company has chosen to apply APB Opinion No. 25,
         Accounting for Stock Issued to Employees (APB 25) and related interpretations in accounting for its Plans. The pro forma disclosures of the impact of SFAS 123 are described in Note 12 of the financial statements.

               In April 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 (FIN 44) which clarifies the application of Accounting Principles Board Opinion 25 for certain transactions. The interpretation addresses many issues related to granting or modifying stock options including changes in accounting for modifications of awards (increased life, reduction of exercise price, etc.). It was effective July 1, 2000 but certain conclusions cover specific events that occurred after either December 15, 1998 or January 12, 2000. The effects of applying the interpretation are to be recognized on a prospective basis from July 1, 2000. The adoption of FIN 44 did not have a material impact on the Company.

               ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

               FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair value because of the short maturity of those instruments. The carrying value of the Company's long-term debt approximates fair value because it bears interest at rates that are similar to current borrowing rates for loans of comparable terms, maturity and credit risk that are available to the Company.

               IMPACT OF SFAS 133 - In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities and in July 1999 issued SFAS 137 which deferred the effective date of SFAS 133, as it pertains to the Company, to fiscal year 2001. This Standard is not expected to have a material impact on the Company.

3.  GOING CONCERN

               The Company's financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has had recurring losses and continues to suffer cash flow and working capital shortages. These factors taken together with the lack of sales and the absence of significant financial commitment raises substantial doubt about the Company's ability to continue as a going concern.

               In the first quarter of 2001, the Company received gross proceeds from private placements of convertible debt totaling $1,790,000 and Series B Convertible Preferred Stock totaling $742,000 and received $30,000 from the issuance of common stock. These funds should enable the Company to produce inventory for its orders and to operate for the next few months, however, additional financing will be necessary to sustain our operations and achieve our business plan. The Company is attempting to obtain such additional financing. Management is also actively seeking one or more strategic investors. The Company has also signed contracts to deploy its end-to-end interactive television system in three multi-family properties totaling 749 units and has received an order to provide its Digital Education System to an Ohio school. However, there can be no assurance as to the receipt or timing of revenues from operations including revenues from these contracts or that management will be able to find a strategic investor or secure the additional financing necessary to sustain operations or achieve its business plan.

4.  DISCONTINUED SEGMENT

               In February 1998, the Company decided to scale back its CD-ROM segment to a maintenance mode of operations. The Company developed a formal plan of disposal that became effective in May 1998. The segment had revenues of $70,070 and $174,209 in 2000 and 1999, respectively. In February, 2001 the Company sold the assets of its CD-ROM segment for 20 preferred shares of the buyer, which are convertible to common shares on a scheduled basis over a two-year period. As the Company had written the assets of this segment down to zero, and the fair value of the shares of the buyer is not currently determinable, no gain or loss on this sale was recorded.

5.  INVENTORY

               Inventory at December 31, 2000 and 1999, consists of:

                                                2000           1999
          Raw materials                         $1,120,004     $  924,890
          Finished goods                            34,440            -0-
                                                ----------     ----------
                                                 1,154,444        924,890
          Reserve for inventory obsolescence      (754,287)       (70,537)
                                                ----------     -----------
                                                $  400,157     $  854,353
                                                ==========     ===========


               During 2000 and 1999, the Company wrote inventory down to an estimated net realizable value. This write down amounted to $683,750 and $354,523 in 2000 and 1999, respectively. The write down in 2000 came as the result of an agreement with another entity to manufacture the Company's updated line of digital video servers.

6.  PROPERTY AND EQUIPMENT

               Substantially all property and equipment of the Company is comprised of computers and computer-related equipment, therefore, all property and equipment is included in one category entitled "Property and equipment, net." Cost and related accumulated depreciation for December 31, 2000 and 1999, are as follows:

                                                2000           1999
          Property and equipment                $  272,304     $  223,737
          Accumulated depreciation                (171,929)      (119,051)
                                                -----------    -----------
          Property and equipment, net           $  100,375     $  104,686
                                                ===========    ===========

               As part of the downsizing efforts during 1999, the Company negotiated to release its current facility and relocate to a smaller site. This relocation took place in January 2000. As result of this relocation, certain leasehold improvements were abandoned and furniture recorded as part of a capitalized lease was returned. The Company recorded a loss in 1999 on disposal related to these assets as well as certain computer equipment totaling $1,085,474. Depreciation expense in 2000 and 1999 was $52,877 and $507,205, respectively.


7.  INCOME TAXES

               The tax effects of temporary differences giving rise to the Company's deferred tax assets (liabilities) at December 31, 2000 and 1999, are as follows:

                                                                     2000             1999
     Current:
           Accrued wages                                           $         --    $    459,000
           Inventory reserve                                            286,000          26,000
           Relocation reserve                                                --          84,000
           Other                                                         56,000          23,000
                                                                   ------------    ------------
                                                                        342,000         592,000
         Valuation allowance for net current deferred tax assets       (342,000)       (592,000)
                                                                   ------------    ------------
              Total net current deferred tax asset                 $         --    $         --
                                                                   ============    ============

         Noncurrent:
           Net operating loss and research credit carryfowards     $ 10,717,000    $  8,429,000
           Stock based compensation                                     879,000         937,000
           Property and equipment                                        (5,000)         26,000
                                                                   ------------    ------------
                                                                     11,591,000       9,392,000
         Valuation allowance for net noncurrent
           deferred tax assets                                      (11,591,000)     (9,392,000)
                                                                   ------------    ------------
              Total net noncurrent deferred tax asset              $         --    $         --
                                                                   ============    ============


               As a result of significant historical pretax losses, management can not conclude that it is more likely than not that the deferred tax asset will be realized. Accordingly, a valuation allowance has been established against the total net deferred tax asset.

               In 2000 and 1999, income tax expense allocated to discontinued operations was $13,000 and $10,000 respectively. The Company recorded a full valuation allowance for this item.

               The Company's income tax benefit differs from that obtained by using the federal statutory rate of 34% as a result of the following:

                                                                          2000              1999
         Computed "expected" tax (benefit)                                $  (1,798,000)    $  (1,839,000)
         State income tax (benefit), net of federal income tax benefit         (209,000)         (216,000)
         Change in valuation allowance                                        1,949,000         2,005,000
         Permanent differences and other                                         58,000            50,000
                                                                          --------------    --------------
                                                                          $           --    $          --
                                                                          ==============    ===============

               At December 31, 2000, the Company has approximately $28,150,000 of net operating loss carryforwards which in certain circumstances could become limited due to a change in control. These amounts are available to reduce the Company's future taxable income and expire in the years 2010 through 2015.

8.  COMMON STOCK WARRANTS

         1996 WARRANTS

               In the second quarter of 1996, the Company sold units in a private placement offering to outside investors. In connection with this placement, the agent received warrants to purchase 35,556 shares of common stock at $10.31 per share. The 1998, 1999 and 2000 convertible debenture issuances triggered the antidilution provisions of the 1996 warrant agreement. An additional 11,952 warrants have been issued and the exercise price has been lowered to $7.72. These warrants expire in July 2002.

         1997 WARRANTS

               In August 1997, the Company issued warrants to purchase 320,000 shares of common stock at $3.00 per share in connection a private placement. The 1998, 1999 and 2000 convertible debenture issuances also triggered the antidilution provisions of the 1997 warrant agreement. An additional 70,240 warrants have been issued and the exercise price has been lowered to $2.46. These warrants expire in August 2001.

               In November 1997, the Company issued warrants to purchase 200,000 shares of common stock at $9.00 per share in connection with its initial public offering. These warrants expire in November 2002.

         1999 WARRANTS

               In the first quarter 1999, the Company placed $600,000 of 9% convertible debentures (Note 10). In connection with this placement, the agent received warrants to purchase 100,000 shares of common stock at $1.00 per share. The Company recorded loan cost and additional paid in capital for the $36,605 fair value of these warrants to be amortized over the life of the related debt.

               In June 1999, the Company received $500,000 in bridge financing. In connection with this placement, the agent received warrants to purchase 100,000 shares of common at $1.50 per share which were repriced to $0.94 per share in April 2000. The Company recorded loan cost and additional paid in capital for the $16,300 for the fair value of the repricing of these warrants to be amortized over the life of the related debt. These warrants expire in April 2003.

               In October and November 1999, the Company placed $110,000 and $204,980 of 4% and 8% convertible debentures, respectively. In connection with these placements, the agent received warrants to purchase 250,000 shares of common stock at $0.586 per share. The
         Company recorded loan cost and additional paid in capital for the $75,000 fair value of these warrants to be amortized over the life of the related debt. These warrants expire in September 2002.

               In December 1999, the Company issued warrants to purchase 200,000 shares of common stock at $0.20 per share in connection with a private placement. These warrants were exercised in January, 2000.

         2000 WARRANTS

               In the first half of 2000, the Company issued warrants to purchase 357,464 shares of common stock at prices ranging from $0.744 to $1.625 in connection with a private placement of common stock (Note
         9). These warrants expire at various dates between April and June 2003.

               In April 2000, the Company received $125,000 in short-term financing from an individual who later became a member of the Board of Directors (Note 10). In connection with this note, the individual received a warrant to purchase 125,000 shares of common at $0.20 per share. The Company allocated $59,291 of the net proceeds to the warrants based on their relative fair value by recording debt discount and additional paid in capital. These warrants expire in April 2002.

               In August 2000, the Company placed $410,000 of series A convertible preferred stock. In connection with this placement, the agent received warrants to purchase 360,000 shares of common stock at $0.70 per share. The $202,800 fair value of these warrants was recorded as a cost of the offering. These warrants expire in August 2002.

9.  ACCOUNTS, NOTES AND WAGES CONVERSION

               In the first half of 2000,  the Company  converted  $1,783,412 of outstanding notes, accounts payable and wages into common stock upon the initial closing of a private offering. Investors in the private offering received 1,503,738 shares of the Company's common stock, calculated at the average closing bid price of the common stock for the five days immediately prior to acceptance of the investor's subscription agreement less twenty percent. In addition, investors received warrants to purchase common stock at the rate of one warrant for each five dollars of liabilities converted (Note 8).

10. NOTES PAYABLE, LONG TERM DEBT AND EQUITY LINE OF CREDIT

         NOTES PAYABLE

               In 1999, the Company's President advanced $27,252 to the Company. This note was non-interest bearing. Also during 1999, $30,000 was advanced from an inventory supplier to fund purchases required for a specific customer order. This note was due, plus interest of $15,000, upon receipt of the funds from the specified customer. Also, bridge financing was obtained in the amount of $500,000. This financing had a term of 120 days and provided for interest of $100,000. At December 31, 2000 and 1999, $-0- and $557,252 was outstanding, respectively.

               In April 2000, the Company received $195,000 from an individual who later became a member of the Company's Board of Directors. The note is due in April 2002 and bears interest at 9%. In addition, warrants were issued with a fair value of $59,291. The unamortized debt discount associated with these warrants is $37,507 and is shown as a reduction of the $125,000 note outstanding at December 31, 2000.

               In 2000, the Company also received a $5,000 loan from an individual which is outstanding at December 31, 2000. The note is non-interest bearing.

         LONG TERM DEBT

               In October and November 1998, the Company placed $450,000 of 7% notes. Each note holder is entitled to royalties of fifty cents per $100,000 invested (pro rated for lesser investments) for each T 6000 set top box sold during a period of up to five years. Of the total notes placed, $300,000 were converted into common stock upon the closing of a private offering in the first half of 2000 (note 9) and the remainder are due in October 2001. At December 31, 2000 and 1999, there was $150,000 and $450,000 outstanding of these royalty notes, respectively.

               In January, February and March 1999, the Company sold $600,000 in a private placement offering to outside investors. Investors in the private placement received 9% convertible debentures with a principal amount equal to the amount of the investment and a term of two years. The debentures are convertible into the Company's common stock at a price equal to the lesser of (i ) 75% of the average closing bid price of the common stock for the five days immediately preceding the date of conversion, or (ii) four times the five-day average closing bid price for the five days immediately preceding the date of closing. The Company may redeem the debentures at prices that range from 115% to 125% of the principal amount, plus accrued interest. The debentures are subject to mandatory conversion upon maturity. The Company is currently in default as it relates to the amounts due in 2001. At December 31, 2000, $290,000 of the debentures had converted to shares of common stock and $10,000 had been redeemed. At December 31, 2000 and 1999, there was $300,000 and $430,000 outstanding of these 9% debentures, respectively.

               In November and December 1999, the Company sold $314,980 in a private placement offering to outside investors. Investors in the private placement received 4% convertible debentures with a principal amount of $110,000 and 8% convertible debentures with a principal amount of $204,980, both with a term of three years. The debentures are convertible into the Company's common stock at a price equal, at the Debenture holders option, either, (i ) 65% of the average closing bid price of the common stock for the five days immediately preceding the date of conversion, or (ii) $0.75 cents per share for the 4% debentures or $0.50 per share for the 8% debentures. The Company filed a Registration Statement that became effective within 90 days of the Closing Date The Company has the right to redeem in part or in full any outstanding debentures at 135% of the principal amount, plus accrued interest. The debentures are subject to mandatory conversion upon maturity. At December 31, 2000, $265,381 of the debentures had converted to shares of common stock. At December 31, 2000 and 1999, there was $49,599 and $204,980 outstanding of these debentures, respectively.

               The Company issued $629,980 aggregate principal amount of 8% convertible debentures in the first quarter of 2000. The Debentures have a term of three years and are convertible into the Company's common stock at a price, at the option of the holder, equal to either
         (I) 75% of the average closing bid price of the common stock for the five trading days immediately preceding conversion, or (ii) $1.50 per share. Celerity may redeem the debentures at a redemption price of 125% of the principal amount, plus accrued interest. All outstanding principal and interest is subject to mandatory conversion three years after issuance. At December 31, 2000, $449,900 of the debentures had converted to shares of common stock and $180,080 remained outstanding.

         EQUITY LINE OF CREDIT

               Effective September 30, 1999, the Company entered into $5,000,000 Line of Credit Agreement. Pursuant to the Line of Credit Agreement the Company could issue and sell up to $5,000,000 principal amount of 4% Convertible Debentures during a period beginning on the effective date of a registration statement covering the common stock underlying the Convertible Debentures and ending September 30, 2000. The amount of the drawdown is subject to the satisfaction of certain conditions, including conditions relating to the trading volume of the Company's common stock and is limited to a maximum of $500,000 per calendar month. During the period ended September 30, 2000, the Company had issued $550,000 of these debentures. On October 16, 2000 the agreement was renewed for a term ending October 31, 2001 and the maximum amount of debentures which may be issued was increased to a cumulative $10,000,000. Between the renewal date and December 31, 2000, the Company has issued $455,000 of additional debentures.

               The Company issued $1,005,000 aggregate principal amount of 4% convertible debentures in the second and fourth quarters of 2000 under this agreement. The debentures have a term of four years and are convertible into the Company's common stock at a price, at the option of the holder, equal to 75% of the average closing bid price of the common stock for the five trading days immediately preceding conversion. At December 31, 2000, $705,000 of the debentures had converted to shares of common stock and $300,000 remain outstanding.

         BENEFICIAL CONVERSION FEATURES OF DEBT

               The Company recognized a beneficial conversion feature for the various convertible debentures issued in 2000 and 1999 as discount on the convertible debentures and as additional paid-in capital. This discount of $651,104 and $375,935 for 2000 and 1999 respectively, has been amortized as a non-cash interest expense over the period between the date of issuance of the convertible debentures and the date they first become convertible.

         CAPITAL LEASE OBLIGATIONS

               In April 1998, the Company incurred capital lease obligations of approximately $259,000 for certain equipment. Monthly payments of principal and interest of $9,541 were due through 2001 with $82,628 past due at December 31, 1999. The equipment was returned to the lessor as part of the relocation of the Company's facilities (Note 6). The Company agreed to a final settlement totaling $240,000 with the lessor in June 2000. At December 31, 2000 and 1999, $150,000 and $201,173 was
         outstanding, respectively.

               The maturities of the Company's long-term debt as of December 31, 2000, are as follows:

         2001                                        $   570,000
         2002                                             79,599
         2003                                            180,080
         2004                                            300,000
                                                     -----------
                                                       1,129,679
                        Less debt discount               (29,254)
                      Less current portion              (570,000)
                                                     -----------
         Total long-term debt and capital lease
           obligations                               $   530,425
                                                     ===========


11. SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK

               In August 2000, the Company consummated a private placement of 41 shares of Series A redeemable convertible preferred stock, resulting in net proceeds of approximately $369,000. In addition warrants with a fair value of $200,000 were issued to the placement agent and were recorded as a cost of the offering.

               The preferred stock is convertible into shares of common stock at a conversion price equal to the lesser of (i) $1.40 per share or (ii) 75% of the average closing bid price of the common stock for the five trading days immediately preceding the date of conversion. The preferred stock became convertible no earlier than 90 days from its issuance or the date of effectiveness of a registration statement registering the common stock into which the preferred stock is convertible. All shares of preferred stock outstanding on August 31, 2002 convert into shares of common stock as if holders of such shares had delivered a conversion notice effective at such date. At December 31, 2000, $272,850 face value of the preferred stock had converted to shares of common stock.

               The holders of two-thirds of the Preferred Stock can require the Company to redeem their shares upon the occurrence of any of the following events: (a) a merger where the Company is not the surviving entity, (b) a sale of all or substantially of the the Company's assets,
         (c) failure to maintain an effective registration statement, or (d) failure to comply with certain other covenants . The amount payable upon such redemption ranges from liquidation value to a premium of up to 120%. The Company, at its option, can redeem the Preferred Stock upon payment of 125% of the liquidation value. In 2000, the Company accreted the carrying value of its Preferred Stock to 120% of liquidation value by increasing the accumulated deficit by $298,966.

               Each share of Preferred Stock has a liquidation preference of $10,000 plus an amount representing 6% per annum accrued since issuance. The Preferred Stock does not pay a dividend.

               On the date of issuance of the  Preferred  Stock,  the  effective conversion price was at a discount to the price of the common stock into which the Preferred Stock is convertible. The beneficial conversion feature was reflected as a dividend over the 90 day period until the stock was convertible. The Company recorded a $33,942 dividend relative to the beneficial conversion feature.

12. STOCK OPTIONS

               The Company established a stock option plan in 1995 to provide additional incentives to its officers and employees. Eligible persons are all employees employed on the date of grant. Management may vary the terms, provisions and exercise price of individual options granted, with both incentive stock options and non-qualified options authorized for grant. In 1995, the Board of Directors approved the issuance of up to 178,929 options to acquire common shares of which 37,500 and 24,500 were outstanding at December 31, 2000 and 1999, respectively. In 1997, the Company established an additional stock option plan under which 200,000 options to acquire common shares were reserved for issuance. There were options to purchase 159,483 and 207,920 shares outstanding under the 1997 plan at December 31, 2000 and 1999, respectively.

               Options granted under these plans subsequent to the 1997 initial public offering generally vest over three years and expire ten years from the date of grant.

               The Company has also granted options to members of the Company's Board and to members of management which are outside the 1995 and 1997 plans. There were 499,200 and 483,200 of these options which remain outstanding at December 31, 2000 and 1999, respectively. These options generally vest over 3 years and expire ten years from date of grant.

                                             2000                                  1999
                                             ---------------------------           ---------------------------
                                             Options    Weighted-Average           Options    Weighted-Average
                                                        Exercise Price                        Exercise Price

         Outstanding at beginning of year    715,620    $   0.89                   742,120    $   0.78
         Granted                             143,763        0.76                    30,000        0.66
         Exercised                           (87,500)       0.59                   (28,800)       0.10
         Forfeited                           (75,700)       0.69                   (27,700)       0.74
                                             --------   --------                   --------   --------
         Outstanding at end of year          696,183    $   0.93                   715,620    $   0.89
                                             ========   ========                   ========   ========
         Options exercisable at year end     507,407    $   0.90                   574,458    $   0.78

               The weighted-average fair value per option granted during the year was $0.62 and $0.49 for the years ended December 31, 2000 and 1999, respectively.

               The following table summarizes information about stock options at December 31, 2000:

                               Options Outstanding                            Options Exercisable
                               ------------------------------------           ---------------------------------------
                                                   Weighted-Average
                                 Number            Remaining                  Number
        Exercise Prices          Outstanding       Contractual Life           Outstanding
        December 31, 2000

        $ 0.17                     20,000                9.86                     --
        $ 0.35                     40,000                9.80                     --
        $ 0.66                     22,500                8.70                   7,425
        $ 0.69                    413,400                6.42                 413,334
        $ 0.91                     37,500                9.59                     --
        $ 1.25                     46,263                9.59                     --
        $ 1.38                     26,000                6.26                 26,000
        $ 1.63                      6,152                7.50                  4,122
        $ 1.88                      2,666                7.41                  1,786
        $ 2.13                     60,000                7.02                 40,200
        $ 2.63                     20,000                7.01                 13,400
        $ 2.94                      1,702                7.35                  1,140

               The Company recorded no compensation expense related to options granted in 2000 and 1999, as the exercise price of the options was equal to the fair market value of the Company's common stock at grant dates. Had compensation cost for the options granted been determined based on the fair value at the grant dates for awards under the Plan consistent with the method of SFAS 123, the Company's net loss would have been adjusted to the pro forma amounts indicated below at December 31:

                                 2000                              1999
                                 As                                As
                                 Reported        Pro Forma         Reported       Pro Forma

         Net loss                $  (5,287,499)  $  (5,377,256)    $  (5,408,156) $  (5,560,882)
         Net loss per share      $       (0.49)  $       (0.50)    $       (1.06) $       (1.09)

               The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 2000 and 1999; risk-free interest rate of 6.77% in 2000 and 6.36% in 1999, volatility between 26% and 449% in 1999 and 168% and 200% in 2000 and expected lives from five to ten years.

13. LOSS PER SHARE

               Basic and diluted loss per share were computed by dividing net loss applicable to common stock by the weighted average common shares outstanding during each period. Potential common equivalent shares of 17,079,077 and 1,079,457 at December 31, 2000 and 1999, respectively, are not included in the computation of per share amounts in the periods because the Company reported a loss from continuing operations.

               Following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share:

                                                                2000               1999
         Loss
             Basic and diluted:
                 Loss available to common stockholders          $ (5,620,407)      $ (5,408,156)

         Shares
             Basic and diluted:
                 Weighted-average common shares outstanding       11,465,200          5,108,954

14. CASH FLOWS

               Supplemental disclosure of cash flow information for the years ended December 31, 2000 and 1999, is as follows:

                                                                2000               1999
         Cash paid during the year for:
         Interest                                               $    849           $    252,630

        Noncash investing and financing activities:

               2000

               The Company issued 1,197,841 shares of common stock with a value of $1,167,642 as payment for certain consulting and directors' fees, payroll and accounts payable items.

               Employees exercised common stock options for 73,500 shares of common stock through forgiveness of $50,531 of wages payable.

               The Company converted $1,783,412 of notes, accounts, wages and related payroll taxes into 1,503,738 shares of common stock and warrants to purchase 357,464 shares of common stock.

               The Company converted $1,606,608 of the convertible debentures into 9,009,096 shares of common stock.

               The Company converted $276,808 of Series A Preferred Stock into 4,695,453 shares of common stock.

                1999

               The Company converted $380,172 in accounts payable into common stock at face value.

               In 1999, $160,000 of the convertible debentures were converted into common stock.

15. COMMITMENTS AND CONTINGENCIES

               The Company is a defendant in a lawsuit brought by a financial printer for non-payment of expenses. The action was brought on January 30, 2001 and is pending before Supreme Court of the State of New York, County of New York. In this action, the plaintiff, Merrill/New York Company, has sued the Company for the non-payment of financial printing fees and is seeking approximately $118,000 in damages, plus interest and certain costs. The Company intends to defend the action vigorously.

               In addition, certain creditors have threatened litigation if not paid. Celerity is seeking to make arrangements with these creditors. There can be no assurance that any claims, if made, will not have an adverse effect on Celerity.

               The Company leases office space under an operating lease. Future minimum lease payments by year, and in the aggregate, under this noncancelable operating lease at December 31, 2000, are as follows:

                2001                           60,000
                2002                           60,000
                2003                            2,500
                                            ---------
                                            $ 122,500
                                            =========

               Rent expense for operating leases was $56,354 and $371,367 in 2000 and 1999, respectively.

               The Company entered into a written lease agreement dated November 25, 1997, which was amended on April 1, 1998. The lease was terminated by the landlord as a result of the Company's breach, effective January 29, 1999. Pursuant to an agreement between the Company and the landlord, the Company acknowledged breach of the lease due to its failure to pay the required rental amount, and the landlord agreed to forego its right to immediate possession of the premises until February 20, 1999 if the Company performed certain acts. In June 2000, the Company reached a settlement with the Landlord and, upon payment of $175,000, has been fully released from all liability under the lease.

               At March 20, 2001 the Company had issued 49,812,845 shares of common stock with $426,247 aggregate principal and interest amount of convertible debentures and Series A Preferred Stock outstanding. The Company would be obligated to issue an aggregate of 3,275,296 shares of common stock if all holders of the outstanding Convertible Securities were to issue conversion notices, based upon the five day average closing price of $.1735 as of March 20, 2001, discounted to 75% of market price, or $.1301. Accordingly, sufficient shares of common stock are not available for issuance upon conversion of the convertible securities or upon exercise of outstanding options and warrants. While the Company intends to schedule a stockholders meeting as soon as possible to obtain approval for an increase in the number of authorized shares of common stock, it cannot currently satisfy its obligations in respect to the issuance of additional shares of common stock. To the extent the Company is unable to issue shares as required, it will be in breach of its obligations under the terms of the outstanding convertible securities agreements, and will incur liability for liquidated damages of approximately $6,000 per month.

16. SUBSEQUENT EVENTS

               In the first quarter of 2001, the Company consummated a private placement of 23 shares of Series B Redeemable Convertible Preferred Stock resulting in net proceeds of approximately $230,000. The Stock provides for preferential dividends at an annual rate of 8%. The preferred stock is convertible into shares of common stock at a conversion price equal $0.025 per share, subject to availability, at any time during the two years following execution of the subscription agreements. Should there be an insufficient number of shares of common stock available at the time the preferred stock is offered for conversion, the conversion period shall be extended by the number of days between the closing date and the date common shares become available. Two years from the original issuance date, the Company shall offer to redeem such preferred shares then outstanding at a price equal to the original issuance price plus accrued dividends. The beneficial conversion feature of $98,000 will be reflected as a dividend over the two year period until the stated redemption date. Warrants to purchase one share of common stock for each two shares of common stock issued upon conversion of this tranche of Series B Preferred Stock were included. These warrants are exercisable for a two year period following the first date that the last share of the Series B Redeemable Convertible Preferred Stock is converted into common stock and have an exercise price of $0.10 per share. The company allocated $132,000 of the proceeds to the warrants based on their relative fair value.

               Also in the first quarter of 2001, the Company issued $1,790,000 principal amount of 4% convertible debentures under its Equity Line of Credit Agreement resulting in net proceeds of approximately $1,633,000. The Company recognized a beneficial conversion feature for the convertible debentures as a discount on the convertible debentures and as additional paid-in capital. This discount of $717,985 will be amortized as a non-cash interest expense over the five year period from the date of issuance to the stated redemption date of the debentures.

               The Company also consummated an additional  private  placement of
         51.2 shares of Series B Redeemable Convertible Preferred Stock resulting in gross proceeds of approximately $512,000. The beneficial conversion feature of $512,000 will be reflected as a dividend over the two-year period until the stated redemption date. The stock provides for preferential dividends at an annual rate of 8%. The preferred stock is convertible into shares of common stock at a conversion price equal $0.025 per share, subject to availability, at any time during the two years following execution of the subscription agreements. Should there be an insufficient number of shares of common stock available at the time the preferred stock is offered for conversion, the conversion period shall be extended by the number of days between the closing date and the date common shares become available. Two years from the original issuance date the Company shall offer to redeem such preferred shares then outstanding at a price equal to the original issuance price plus accrued dividends.

               The Company also received $30,000 from the issuance of 1,000,000 shares of its common stock.

WE  HAVE  NOT   AUTHORIZED   ANY   DEALER,
SALESPERSON OR OTHER PERSON TO PROVIDE ANY
INFORMATION  OR MAKE  ANY  REPRESENTATIONS
ABOUT CELERITY  SYSTEMS,  INC.  EXCEPT THE
INFORMATION OR  REPRESENTATIONS  CONTAINED
IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON
ANY     ADDITIONAL      INFORMATION     OR
REPRESENTATIONS IF MADE.

                   -----------------------

This  prospectus  does not  constitute  an          ----------------------
offer to  sell,  or a  solicitation  of an
offer to buy any securities:                              PROSPECTUS

   O  except the common  stock  offered by           ---------------------
      this prospectus;

   O  in any  jurisdiction  in  which  the
      offer   or   solicitation   is   not
      authorized;                             228,440,611 SHARES OF COMMON STOCK

   O  in any jurisdiction where the dealer
      or   other    salesperson   is   not
      qualified   to  make  the  offer  or          CELERITY SYSTEMS, INC.
      solicitation;

   O  to any person to whom it is unlawful
      to make the  offer or  solicitation;
      or
                                                     ___________ __, 2001
   O  to any  person  who is not a  United
      States  resident  or who is  outside
      the   jurisdiction   of  the  United
      States.

The delivery of this prospectus or any accompanying sale does not imply that:

   O  there  have been no  changes  in the
      affairs of  Celerity  Systems,  Inc.
      after  the date of this  prospectus;
      or

   O  the  information  contained  in this
      prospectus is correct after the date
      of this prospectus.

                   -----------------------

Until   __________,   2001,   all  dealers
effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
          -----------------------------------------

INDEMNIFICATION

         Our Certificate of Incorporation provides that we will indemnify its officers, directors, employees and agents to the fullest extent permitted by Delaware law. Any indemnitee is entitled to such indemnification in advance of any final proceeding. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
          -------------------------------------------

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.

              Securities and Exchange Commission Registration Fee  $    2,500
              Printing and Engraving Expenses                      $   10,000
              Accounting Fees and Expenses                         $   15,000
              Legal Fees and Expenses                              $   25,000
              Blue Sky Qualification Fees and Expenses             $    2,500
              Miscellaneous                                        $    5,000
                                                                 --------------

                      TOTAL                                        $   60,000
                                                                 ==============

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.
          ---------------------------------------

         In October 2001, we issued $665,000 of convertible debentures, from which we received net proceeds of approximately $400,000. These debentures accrued interest at 4% per year and are convertible into shares of common stock at a conversion price equal to 75% of the average closing bid price of Celerity's common stock for the 5 days prior to conversion. At Celerity's option, these debentures may be paid in cash or converted into shares of common stock on the fifth anniversary unless converted earlier by the holder. Celerity paid consulting fees of $278,565 to Yorkville Advisors Management, LLC in connection with this offering. Also in October, we sold 6 shares of Series C Preferred Stock for $60,000 in cash. Each share of Series C Preferred Stock is convertible into 250,000 shares of common stock at the holder's discretion.

         In September 2001, Celerity issued warrants to Internet Finance to purchase 500,000 shares of Celerity common stock. One-half of these warrants have an exercise price of $0.15 per share and one-half have an exercise price of $0.25 per share. In addition, Celerity is obligated to issue to Internet Finance warrants to purchase additional shares of common stock if Celerity is successful in obtaining financing arranged by Internet Finance. For each $500,000 of capital received by Celerity, Internet Capital will receive warrants to purchase 250,000 shares of common stock at $0.15 per share. Internet Finance will also receive cash compensation of 2.5% of all funds received by Celerity under the contract.

         In August 2001, we issued $1,586,000 of convertible debentures, from which we received net proceeds of approximately $889,000. Celerity paid consulting fees of $680,000 to Yorkville Advisors Management, LLC in connection with this offering. Celerity issued a warrant to Yorkville Advisors to purchase 2,500,000 shares of common stock at $0.10 per share. These debentures accrued interest at 4% per year and are convertible into shares of common stock at a conversion price equal to 75% of the average closing bid price of Celerity's common stock for the 5 days prior to conversion. At Celerity's option, these debentures may be paid in cash or converted into shares of common stock on the fifth anniversary unless converted earlier by the holder. Also in October, we sold 6 shares of Series C Preferred Stock for $60,000 in cash. Each share of Series C Preferred Stock is convertible into 250,000 shares of common stock at the holder's discretion.

         In July 2001, we issued 2,400,000 shares of common stock to Artesian Direct for its commitment to purchase $10 million of Celerity's products or to provide $10 million of financing. These shares were valued at $0.17 per share on the date of issuance or $408,000. This amount will be amortized as a cost of the related sale or financing. Ed Kidston, a member of our Board of Directors, owns 30% of the outstanding capital stock of Artesian Direct.

         In June 2001, we entered into an Equity Line of Credit pursuant to which Cornell Capital Partners has agreed to purchase up to $10.0 million of common stock. We have registered up to 164,314,919 shares in this registration statement for issuance to the investor under the Equity Line of Credit and convertible debentures. In connection with the Equity Line of Credit, Celerity issued a warrant to Yorkville Advisors, the general partner of Cornell Capital Partners, to purchase 3,500,000 shares of common stock at $0.10 per share.

         In March and April 2001, Celerity sold 74.5333 shares of Series B Redeemable Convertible Preferred Stock, from which we received gross proceeds of $745,333. In addition, we issued 5 shares of Series B Redeemable Convertible Preferred Stock as payment for certain accounts payable and accrued wages to Kenneth D. Van Meter, our President, Chief Executive Officer and Chairman of the Board of Directors. We also sold 1,000,000 shares of common stock for $30,000 in gross proceeds.

         In March 2001, we issued $1,650,000 of convertible debentures pursuant to an Equity Line of Credit, from which we received net proceeds of approximately $1,438,856. These debentures accrued interest at 4% per year and are convertible into shares of common stock at a conversion price equal to 75% of the average closing bid price of Celerity's common stock for the 5 days prior to conversion. At Celerity's option, these debentures may be paid in cash or converted into shares of common stock on the fifth anniversary unless converted earlier by the holder.

         In January 2001, we issued $150,000 of convertible debentures pursuant to an Equity Line of Credit, from which we received net proceeds of approximately $135,000. These debentures accrued interest at 4% per year and are convertible into shares of common stock at a conversion price equal to 75% of the average closing bid price of Celerity's common stock for the 5 days prior to conversion. At Celerity's option, these debentures may be paid in cash or converted into shares of common stock on the fifth anniversary unless converted earlier by the holder.

         During November 2000, GMF Holdings purchased convertible debentures for an aggregate purchase price of $405,000.

         On August 31, 2000, we sold 41 shares of Series A preferred stock to accredited investors for $410,000. May Davis, the broker-dealer, received $41,000 and five-year warrants to purchase 360,000 shares of common stock at $0.70 per share as a placement fee.

         On June 16, 2000, we sold 1.5 million shares of our common stock to an accredited investor for $1,020,000 in cash and the execution of a consulting contracting with its affiliate.

         In April 2000, we borrowed $500,000 from a private investor. In May 2000, such investor exchanged all rights under the note for our common stock and warrants to purchase common stock. M Holdings, Inc. received warrants to
purchase   100,000  shares  of  our  common  stock  in  connection   with  these
transactions.

         During April and May 2000, we issued an aggregate of 1,503,738 shares of our common stock and warrants to purchase an aggregate of 357,462 shares of common stock to certain of our creditors, including current and former officers and employees, in exchange for the cancellation of an aggregate amount of approximately $1.79 million of indebtedness, including accrued interest. Of such indebtedness, approximately $665,000 was held by our officers and directors and approximately $377,000 was held by other current and former employees.

         In December 1999 and January 2000, we issued 400,000 shares of our common stock to David Hultquist, a nominee for our Board of Directors, at the then-current market price of the common stock, for a total of $80,000.

         From December 1999 through March 2000, we issued $629,980, aggregate principal amount of 8% subordinated convertible debentures due 2003, to eight private investors. Such debentures are convertible at any time at the option of the holder at a conversion price roughly equal to 75% of the market price of the common stock. May Davis, the broker-dealer, received $62,998 as a placement fee.

         During November 1999, we issued 8% subordinated convertible debentures for an aggregate price of $204,980 due 2002 to five private investors. Such debentures are convertible at any time at the option of the holder at a conversion price of 75% of the market price of the common stock. May Davis, the broker-dealer, received $20,498 as a placement fee.

         During October and November 1999, we issued 4% subordinated convertible debentures for an aggregate price of $110,000 due 2002 to seven private investors. Such debentures are convertible at any time at the option of the holder at a conversion price of 75% of the market price of the common stock. May Davis, the broker-dealer, received $11,000 as a placement fee.

         On September 30, 1999, we executed a Line of Credit Agreement with an accredited investor, which permitted us to issue up to $5 million in 4% convertible debentures to such investor over the life of the agreement. Since such time, we have issued $550,000 of such debentures. Such debentures are convertible at any time at the option of the holder at a conversion price of 75% of the market price of the common stock. May Davis, the broker-dealer, received $35,000 and three-year warrants to purchase 250,000 shares of common stock at $0.586 per share as a placement fee.

         In January, February and March 1999, we issued 9% convertible debentures for an aggregate price of $600,000 due 2001 to four accredited investors. Such debentures are convertible at any time at the option of the holder at a conversion price of 75% of the market price of our common stock or four times the five-day average closing bid price for the five days immediately preceding the date of closing for such investor. We have issued 1,207,854 shares of our common stock pursuant to conversion notices relating to $300,000, aggregate principal amount, of these debentures. May Davis, the broker-dealer, was paid a 10% cash fee and a 2% fee for non-accountable expenses and repayment of certain other expenses. May Davis, the broker-dealer, received $72,000 and three-year warrants to purchase 100,000 shares of common stock at $1.00 per share as a placement fee.

         In October 1998, we issued 7% Notes due 2001 for an aggregate price of $450,000 to private investors, including our officers, directors and employees. Noteholders are also entitled to a royalty based on the number of set top boxes that we sell through 2003.

         With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 ACT"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding us so as to make an informed investment decision. More specifically, each purchaser signed a written subscription agreement with respect to their financial status and investment sophistication in which they represented and warranted, among other things, that they had:

         o the ability to bear the economic risks of an investment in the shares of our common stock;

         o   a certain net worth  sufficient to meet our suitability  standards;
             and

         o been provided with all material information requested by the purchaser or his or her representatives, and been provided an opportunity to ask questions of and receive answers from us concerning our business and the terms of the offering.

ITEM 27.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
           ------------------------------------------

         (a) The following exhibits are filed as part of this registration statement:

EXHIBIT NO.           DESCRIPTION                                         LOCATION
--------------------  -------------------------------------------------   ------------------------------------------------
3.1                   Certificate of Incorporation of Celerity Systems,   Incorporated by reference to Exhibit 3.1 to the
                      Inc.                                                Registration Statement on SB-2 filed with the
                                                                          SEC on August 13, 1997

3.2                   Bylaws of Celerity Systems, Inc.                    Incorporated by reference to Exhibit 3.2 to the
                                                                          Registration Statement on SB-2 filed with the
                                                                          SEC on August 13, 1997

3.3                   Certificate of Designation of Series C Preferred    Provided herewith
                      Stock

4.1                   Form of Underwriter's Warrant                       Incorporated by reference to Exhibit 4.1 to
                                                                          Amendment No. 1 to Registration Statement on
                                                                          SB-2 filed with the SEC on October 8, 1997

4.2                   1995 Stock Option Plan                              Incorporated by reference to Exhibit 4.2 to the
                                                                          Registration Statement on SB-2 filed with the
                                                                          SEC on August 13, 1997

4.3                   1997 Stock Option Plan                              Incorporated by reference to Exhibit 4.3 to the
                                                                          Registration Statement on SB-2 filed with the
                                                                          SEC on August 13, 1997

4.4                   Form of Stock Certificate                           Incorporated by reference to Exhibit 4.4 to
                                                                          Amendment No. 2 to Registration Statement on
                                                                          SB-2 filed with the SEC on October 28, 1997

4.5                   Form of Bridge Warrant                              Incorporated by reference to Exhibit 4.5 to the
                                                                          Registration Statement on SB-2 filed with the
                                                                          SEC on August 13, 1997

4.6                   Form of 1996 Warrant                                Incorporated by reference to Exhibit 4.6 to
                                                                          Amendment No. 2 to Registration Statement on
                                                                          SB-2 filed with the SEC on October 28, 1997

4.7                   Form of Hampshire Warrant                           Incorporated by reference to Exhibit 4.7 to
                                                                          Amendment No. 1 to Registration Statement on
                                                                          SB-2 filed with the SEC on October 8, 1997

4.8                   Form of 1995 Warrant                                Incorporated by reference to Exhibit 4.8 to the
                                                                          Registration Statement on SB-2 filed with the
                                                                          SEC on August 13, 1997

4.9                   Letter Agreement dated July 15, 1997, between       Incorporated by reference to Exhibit 4.9 to the
                      Celerity and Mahmoud Youssefi, including exhibits   Registration Statement on SB-2 filed with the
                                                                          SEC on August 13, 1997

4.10                  Letter Agreement, dated July 11, 1997, between      Incorporated by reference to Exhibit 4.10 to the
                      Celerity and Dr. Fenton Scruggs                     Registration Statement on SB-2 filed with the
                                                                          SEC on August 13, 1997

4.11                  Form of 9% Convertible Debenture                    Incorporated by reference to Exhibit 4.11 to
                                                                          Amendment No. 1 to Form 10-KSB for the year
                                                                          ended December 31, 1998 filed with the SEC on
                                                                          April 30, 1999

                                      II-4

EXHIBIT NO.           DESCRIPTION                                         LOCATION
--------------------  -------------------------------------------------   ------------------------------------------------
4.12                  Form of 7% Promissory Note                          Incorporated by reference to Exhibit 4.12 to
                                                                          Amendment No. 1 to Form 10-KSB for the year
                                                                          ended December 31, 1998 filed with the SEC on
                                                                          April 30, 1999

4.13                  Form of Registration Rights Agreement, between      Incorporated by reference to Exhibit 4.13 to
                      Celerity and each of RNI Limited Partnership,       Amendment No. 1 to Form 10-KSB for the year
                      First Empire Corporation, Greg A. Tucker and        ended December 31, 1998 as filed with the SEC on
                      Michael Kesselbrenner                               April 30, 1999

4.14                  Form of Warrant issued April 27, 1999               Incorporated by reference to Exhibit 4.2 to the
                                                                          Registration Statement on S-3 filed with the SEC
                                                                          on June 18, 1999

4.15                  Shareholders Agreement, dated August 10, 1999,      Incorporated by reference to Exhibit 99.2 to the
                      between Celerity Systems, Inc., FutureTrak Merger   Form 8-K filed with the SEC on September 14, 1999
                      Corp. and certain parties listed therein

4.16                  Registration Rights Agreement, dated September 30,  Incorporated by reference to Exhibit 99.2 to the
                      1999, between Celerity and GMF Holdings             Form 8-K filed with the SEC on October 8, 1999

4.17                  Form of Debenture in connection  with Line of       Incorporated by  reference  to Exhibit  99.4 to
                      Credit Agreement, dated September 30, 1999          the Form 8-K filed with the SEC on October 8, 1999

4.18                  Form of Warrant issued September 30, 1999           Incorporated by reference to Exhibit 4.10 to the
                                                                          Registration Statement on S-3 filed with the SEC
                                                                          on February 15, 2000

4.19                  Form of 4% Convertible Debenture due 2002 between   Incorporated by reference to Exhibit 4.2 to the
                      Celerity and each of John Bridges, John Faure,      Registration Statement on S-3 filed with the SEC
                      Loni Spurkeland, Robert Dettle, Michael Genta,      on February 15, 2000
                      Lennart Dallgren

4.20                  Form of 8% Convertible Debenture due 2002 between   Incorporated by reference to Exhibit 4.3 to the
                      Celerity and each of Richard T. Garrett, W. David   Registration Statement on S-3 filed with the SEC
                      McCoy, Dominick Chirarisi, Gilda R. Chirarisi,      on February 15, 2000
                      Joseph C. Cardella, Carl Hoehner

4.21                  Form of 8% Convertible Debenture due 2003 between   Incorporated by reference to Exhibit 4.4 to the
                      Celerity and John Bolliger                          Registration Statement on S-3 filed with the SEC
                                                                          on February 15, 2000

4.22                  Form of Registration Rights Agreement, between      Incorporated by reference to Exhibit 4.6 to the
                      Celerity and each of John Bridges, John Faure,      Registration Statement on S-3 filed with the SEC
                      Loni Spurkeland, Robert Dettle, Michael Genta,      on February 15, 2000
                      Lennart Dallgren

4.23                  Form of Registration Rights Agreement, between      Incorporated by reference to Exhibit 4.7 to the
                      Celerity and each of Richard T. Garrett, W. David   Registration Statement on S-3 filed with the SEC
                      McCoy, Dominick Chirarisi, Gilda R. Chirarisi,      on February 15, 2000
                      Joseph C. Cardella, Carl Hoehner

4.24                  Form of Registration Rights Agreement, between      Incorporated by reference to Exhibit 4.8 to the
                      Celerity and John Bolliger                          Registration Statement on S-3 filed with the SEC
                                                                          on February 15, 2000

4.25                  Form of 8% Convertible Debenture due 2003 between   Incorporated by reference to Exhibit 99.7 to the
                      Celerity and each of Sui Wa Chau, Qinu Guan,        Form 8-K filed with the SEC on March 23, 2000
                      Peter Chenan Chen, K&M Industry, Inc., Michael
                      Dahlquist, Denise and Vernon Koto and Rance Merkel

                                       II-5

EXHIBIT NO.           DESCRIPTION                                         LOCATION
--------------------  -------------------------------------------------   ------------------------------------------------
4.26                  Form of Registration Rights Agreement, between      Incorporated by reference to Exhibit 99.8 to the
                      Celerity and each of Sui Wa Chau, Qinu Guan,        Form 8-K filed with the SEC on March 23, 2000
                      Peter Chenan Chen, K&M Industry, Inc., Michael
                      Dahlquist, Denise and Vernon Koto and Rance Merkel

4.27                  Securities Purchase Agreement, dated August 31,     Incorporated by reference to Exhibit 99.1 to the
                      2000, between Celerity and the Investors            Form 8-K filed with the SEC on September 5, 2000
                      specified therein

4.28                  Registration Rights Agreement, dated August 31,     Incorporated by reference to Exhibit 99.2 to the
                      2000, between Celerity and the Investors            Form 8-K filed with the SEC on September 5, 2000
                      specified therein

4.29                  Form of Warrant issued March 31, 2000               Incorporated by reference to Exhibit 99.3 to the
                                                                          Form 8-K filed with the SEC on April 5, 2000

5.1                   Opinion re:  legality                               Provided herewith

10.1                  Employment Agreement, dated January 7, 1997, as     Incorporated by reference to Exhibit 10.1 to
                      amended, between Celerity and Kenneth D. Van Meter  Amendment No. 1 to Registration Statement on
                                                                          SB-2 filed with the SEC on October 8, 1997

10.2                  Employment, Non-Solicitation, Confidentiality and   Incorporated by reference to Exhibit 10.2 to the
                      Non-Competition Agreement, dated as of May 1,       Registration Statement on SB-2 filed with the
                      1996, between Celerity and Glenn West               SEC on August 13, 1997

10.3                  Termination Agreement, dated as of April 5, 1997,   Incorporated by reference to Exhibit 10.3 to the
                      between Celerity and Mahmoud Youssefi               Registration Statement on SB-2 filed with the
                                                                          SEC on August 13, 1997

10.4                  [Reserved]

10.5                  Letter Agreement, dated March 13, 1997, between     Incorporated by reference to Exhibit 10.5 to
                      Celerity and William Chambers                       Amendment No. 1 to Registration Statement on
                                                                          SB-2 filed with the SEC on October 8, 1997

10.6                  Letter Agreement, dated July 24, 1997, between      Incorporated by reference to Exhibit 10.6 to
                      Celerity and Mark. C. Cromwell                      Amendment No. 1 to Registration Statement on
                                                                          SB-2 filed with the SEC on October 8, 1997

10.7                  Exclusive OEM/Distribution Agreement, dated         Incorporated by reference to Exhibit 10.7 to the
                      March 10, 1995, between Celerity and InterSystem    Registration Statement on SB-2 filed with the
                      Multimedia, Inc.                                    SEC on August 13, 1997

10.8                  Purchase Order Agreement, dated June 26, 1995,      Incorporated by reference to Exhibit 10.8 to the
                      between Tadiran Telecommunications Ltd. and         Registration Statement on SB-2 filed with the
                      Celerity                                            SEC on August 13, 1997

10.9                  License Agreement, dated as of September 26,        Incorporated by reference to Exhibit 10.9 to the
                      1996, between Celerity and En Kay Telecom Co.,      Registration Statement on SB-2 filed with the
                      Ltd.                                                SEC on August 13, 1997

10.10                 License Agreement, dated as of February 21, 1997,   Incorporated by reference to Exhibit 10.10 to
                      between Celerity and En Kay Telecom Co., Ltd.       the Registration Statement on SB-2 filed with
                                                                          the SEC on August 13, 1997

10.11                 Remarketer Agreement, dated as of June 15, 1997,    Incorporated by reference to Exhibit 10.11 to
                      between Celerity and Minerva Systems, Inc.          the Registration Statement on SB-2 filed with
                                                                          the SEC on August 13, 1997

10.12                 Memorandum of Understanding, dated April 25,        Incorporated by reference to Exhibit 10.12 to
                      1996, between Integrated Network Corporation and    the Registration Statement on SB-2 filed with
                      Celerity                                            the SEC on August 13, 1997

                                       II-6

EXHIBIT NO.           DESCRIPTION                                         LOCATION
--------------------  -------------------------------------------------   ------------------------------------------------

10.13                 Letter of Agreement, dated March 31, 1993,          Incorporated by reference to Exhibit 10.13 to
                      between Celerity and Herzog, Heine & Geduld, Inc.   the Registration Statement on SB-2 filed with
                      and Development Agreement attached thereto          the SEC on August 13, 1997

10.14                 Subcontract Agreement, dated June 26, 1997,         Incorporated by reference to Exhibit 10.14 to
                      between Unisys Corporation and Celerity             the Registration Statement on SB-2 filed with
                                                                          the SEC on August 13, 1997

10.15                 Lease Agreement for Crossroad Commons, dated        Incorporated by reference to Exhibit 10.15 to
                      November 25, 1996, as amended, between Lincoln      Amendment No. 1 to Registration Statement on
                      Investment Management, Inc., as attorney in fact    SB-2 filed with the SEC on October 8, 1997
                      for the Lincoln National Life Insurance Company,
                      and Celerity

10.16                 Lease Agreement, dated November 25, 1997, between   Incorporated by reference to Exhibit 10.16 to
                      Centerpoint Plaza, L.P. and Celerity                the Form 10-KSB for the year ended December 31,
                                                                          1997 filed with the SEC on March 31, 1998

10.17                 Letter Agreement, dated October 3, 1997, between    Incorporated by reference to Exhibit 10.17 to
                      Dennis Smith and Celerity                           the Form 10-KSB for the year ended December 31,
                                                                          1997 filed with the SEC on March 31, 1998

10.18                 Letter Agreement, dated January 8, 1998, between    Incorporated by reference to Exhibit 10.18 to
                      James Fultz and Celerity                            the Form 10-KSB for the year ended December 31,
                                                                          1997 filed with the SEC on March 31, 1999

10.19                 Amendment to Employment, Non-Solicitation,          Incorporated by reference to Exhibit 10.19 to
                      Confidentiality and Non-Competition Agreement,      the Form 10-KSB for the year ended December 31,
                      dated January 1, 1999, between Celerity and Glenn   1997 filed with the SEC on April 30, 1998
                      West

10.20                 Form of Subscription Agreement, between Celerity    Incorporated by reference to Exhibit 10.20 to
                      and each of RNI Limited Partnership, First Empire   Amendment No. 1 to Form 10-KSB for the year
                      Corporation, Greg A. Tucker and Michael             ended December 31, 1998 filed with the SEC on
                      Kesselbrenner                                       April 30, 1999

10.21                 Form of Subscription Agreement, between Celerity    Incorporated by reference to Exhibit 10.21 to
                      and each of Donald Alexander, Leo Abbe,             Amendment No. 1 to Form 10-KSB for the year
                      Centerpoint Plaza, L.P., William Chambers, Fenton   ended December 31, 1998 filed with the SEC on
                      Scruggs, Dennis Smith, Kenneth Van Meter, George    April 30, 1999
                      Semb and Rodney Conard

10.22                 Form of Royalty Agreement, between Celerity and     Incorporated by reference to Exhibit 10.22 to
                      each of Donald Alexander, Leo Abbe, Centerpoint     Amendment No. 1 to Form 10-KSB for the year
                      Plaza, LP, William Chambers, Fenton Scruggs,        ended December 31, 1998 filed with the SEC on
                      Dennis Smith, Kenneth Van Meter, George Semb and    April 30, 1999
                      Rodney Conard

10.23                 Agreement and Plan of Merger, dated August 10,      Incorporated by reference to Exhibit 99.1 to the
                      1999, between Celerity Systems, Inc., FutureTrak    Form 8-K filed with the SEC on September 14, 1999
                      Merger Corp. and FutureTrak International, Inc.

10.24                 Line of Credit Agreement, dated September 30,       Incorporated by reference to Exhibit 99.1 to the
                      1999, between GMF Holdings, May Davis Group and     Form 8-K filed with the SEC on October 8, 1999
                      Celerity

10.25                 Termination Agreement, dated December 7, 1999,      Incorporated by reference to Exhibit 99.1 to the
                      between Celerity, FutureTrak Merger Corp. and       Form 8-K filed with the SEC on December 8, 1999
                      FutureTrak International, Inc.

                                       II-7

EXHIBIT NO.           DESCRIPTION                                         LOCATION
--------------------  -------------------------------------------------   ------------------------------------------------

10.26                 Manufacturing Agreement, dated November 30, 1999,   Incorporated by reference to Exhibit 99.2 to the
                      between Celerity, Primax Electronics, Ltd and       Form 8-K filed with the SEC on January 5, 2000
                      Global Business Group, Ltd.

10.27                 Lease, dated December 17, 1999, between Andy        Incorporated by reference to Exhibit 99.1 to the
                      Charles Johnson, Raymond Perry Johnson, Tommy F.    Form 8-K filed with the SEC on January 5, 2000
                      Griffin. and Celerity

10.28                 Amendment to the Line of Credit Agreement between   Incorporated by reference to Exhibit 10.28 to
                      Celerity and GMF Holdings, Inc. dated October 16,   the Registration Statement on SB-2 filed with
                      2000                                                the SEC on October 27, 2000

10.29                 Purchase Agreement, dated June 22, 2000, between    Incorporated by reference to Exhibit 99.2 to the
                      Celerity and WIT Technologies Inc.                  Form 8-K filed with the SEC on July 11, 2000

10.30                 Manufacturing Service Agreement, dated January 4,   Incorporated by reference to Exhibit 99.1 to the
                      2001, between Celerity and Nextek, Inc.             Registration Statement on SB-2 filed with the
                                                                          SEC on December 27, 2000

10.31                 Broadband Services Agreement, dated January 4,      Incorporated by reference to Exhibit 99.2 to the
                      2001, between Celerity and DeserScape L.P.          Form 8-K filed with the SEC on January 10, 2001

10.32                 Cooperative Marketing Agreement, dated January 4,   Incorporated  by  reference to Exhibit 99.3 to the
                      2001, between Celerity and In4Structures LLC        Form 8-K filed with the SEC on January 10, 2001

10.33                 Equity Line of Credit Agreement dated as of         Provided herewith
                      June 14, 2001 between Celerity Systems, Inc. and
                      Cornell Capital Partners, L.P.

10.34                 Registration Rights Agreement dated as of           Provided herewith
                      June 14, 2001 between Celerity Systems, Inc. and
                      Cornell Capital Partners, L.P.

10.35                 Consulting Services Agreement dated as of           Provided herewith
                      June 14, 2001 between Celerity Systems, Inc. and
                      Cornell Capital Partners, L.P.

10.36                 Escrow Agreement dated as of June 14, 2001 among    Provided herewith
                      Celerity Systems, Inc. Meir Levin and Cornell
                      Capital Partners, L.P.

10.37                 Warrant to purchase 2,500,000 shares of common      Provided herewith
                      stock dated as of June 14, 2001 given by Celerity
                      Systems to Cornell Capital Partners, L.P.

10.38                 Warrant to purchase 3,500,000 shares of common      Provided herewith
                      stock dated as of August, 2001 given by Celerity
                      Systems to Cornell Capital Partners, L.P.

10.39                 Letter Agreement dated August, 2001 between         Provided herewith
                      Celerity Systems and Yorkville Advisors
                      Management, LLC

10.40                 Consulting Services Agreement dated as of August,   Provided herewith
                      2001 between Celerity Systems, Inc. and Yorkville
                      Advisors, LLC.

10.41                 Letter Agreement dated as of September, 2001        Provided herewith
                      between Celerity Systems, Inc. and Yorkville
                      Advisors, LLC.

10.42                 Consulting Services Agreement dated as of           Provided herewith
                      September, 2001 between Celerity Systems, Inc.
                      and Yorkville Advisors, LLC.

                                       II-8

EXHIBIT NO.           DESCRIPTION                                         LOCATION
--------------------  -------------------------------------------------   ------------------------------------------------

10.43                 Advisory Agreement dated September 6, 2001          Provided herewith
                      between Celerity Systems, Inc. and Internet
                      Finance International Corporation

10.44                 Financing Agreement dated as of August, 2001        Provided herewith
                      between Celerity Systems, Inc. and Artesian
                      Direct Holdings Corporation

10.45                 Partial Guaranty Agreement dated August, 2001       Provided herewith
                      given by Ed Kidston to Celerity Systems, Inc.

23.1                  Consent of PricewaterhouseCoopers LLP               Provided herewith

23.2                  Consent of Kirkpatrick & Lockhart LLP               Provided herewith

24.1                  Power of Attorney                                   Incorporated by reference to the signature page
                                                                          contained in this Registration Statement on Form
                                                                          SB-2

ITEM 28.  UNDERTAKINGS.
          ------------
         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act;

                           (ii)     To reflect  in the  prospectus  any facts or
events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii)    To include  any  material  information  with
respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                  (5) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Celerity pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in Knoxville, Tennessee, October 17, 2001.

                                      CELERITY SYSTEMS, INC.

                                      By:     /S/ KENNETH D. VAN METER.
                                         -----------------------------
                                      Name:   Kenneth D. Van Meter
                                      Title:  President, Chief Executive Officer
                                              and Chairman


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth D. Van Meter his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                             TITLE                                         DATE
---------                             -----                                         ----
/s/ Kenneth D. Van Meter              President, Chief Executive Officer,           October 17, 2001
--------------------------------      Principal Accounting Officer and
Kenneth D. Van Meter                  Chairman of the Board of Directors


/s/ Fenton Scruggs                    Director                                      October 17, 2001
--------------------------------
Fenton Scruggs


/s/ David Hultquist                   Director                                      October 17, 2001
--------------------------------
David Hultquist


/s/ Bruce Thompson                    Director                                      October 17, 2001
--------------------------------
Bruce Thompson


/s/ Edward Kidston                    Director                                      October 17, 2001
--------------------------------
Edward Kidston